As filed with the Securities and Exchange Commission on July 21, 2005

Registration No. 333-124262

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
______________________

AMENDMENT NO. 2 TO

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

U.S. HELICOPTER CORPORATION

(Name of Small Business Issuer in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	4512 (Primary Standard Industrial Classification Code Number)	27-0096927 (IRS Employer Identification No.)

6 East River Piers
Suite 216
Downtown Manhattan Heliport
New York, NY 10004
(212) 248-2002
(Address and Telephone Number of Principal Executive Offices)

6 East River Piers
Suite 216
Downtown Manhattan Heliport
New York, NY 10004
(212) 248-2002
(Address of Principal Place of Business or
Intended Principal Place of Business)

Copies to:

John G. Murphy President and Chief Executive Officer U.S. Helicopter Corporation 6 East River Piers Suite 216 Downtown Manhattan Heliport New York, NY 10004 (212) 248-2002	Thomas P. Gallagher, Esq. John K. Butler, Esq. Jonathan M. Grischuk, Esq. Gallagher, Briody & Butler Princeton Forrestal Village 155 Village Boulevard Princeton, NJ 08540 (609) 452-6000

(Name, Address and Telephone Number of Agent for Service )

_______________

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

Subject to completion dated July 21, 2005

     The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

U.S. HELICOPTER CORPORATION

10,590,553 SHARES OF COMMON STOCK

     This prospectus relates to the sale of up to 10,590,553 shares of U.S. Helicopter’s common stock by certain persons who are stockholders of U.S. Helicopter. Please refer to “Selling Stockholders” beginning on page 24. The shares of common stock are being offered for sale by the selling stockholders at $0.75 per share until such time as a market for our common stock develops. Once a market for our common stock develops, we intend to amend this registration statement to reflect that the shares will be offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of the offering. There are no minimum purchase requirements.

     We expect that our common stock will be quoted on the Over-the-Counter Bulletin Board maintained by the NASD. We intend to submit an application for listing on the Over-the-Counter Bulletin Board in July 2005. Our common stock is presently not traded on any market or securities exchange.

YOU SHOULD READ THIS PROSPECTUS CAREFULLY BEFORE YOU INVEST IN US.

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.

PLEASE REFER TO “RISK FACTORS” BEGINNING ON PAGE 7.

WE WILL RECEIVE NO PROCEEDS FROM THE SALE OF OUR COMMON STOCK BY
THE SELLING STOCKHOLDERS IDENTIFIED IN THIS PROSPECTUS.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES
REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES,
OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is July 21, 2005.

We intend to distribute to our shareholders annual reports containing audited financial statements.

FORWARD LOOKING STATEMENTS

     This prospectus contains certain forward-looking statements and information that are based on the beliefs of management as well as assumptions made by and information currently available to management. The statements contained in this prospectus relating to matters that are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, the successful commercialization of our services, future demand for our services, general economic conditions, government regulation, competition and potential competitors’ strategies, technological innovations in the helicopter industry, changes in our business strategy or development plans, capital deployment, business disruptions, our ability to consummate future financings and other risks and uncertainties, certain of which are beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially from those described herein as anticipated, believed, estimated or expected.

     Forward-looking statements are based on management’s current views and assumptions and involve unknown risks that could cause actual results, performance or events to differ materially from those expressed or implied in those statements. These risks include, but are not limited to, the risks set forth under the caption “Risk Factors.”

     Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.

     This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under “Management’s Discussion and Analysis or Plan of Operation” and “Description of Business,” as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

PROSPECTUS SUMMARY

     The following is only a summary of the information, financial statements and the notes included in this prospectus. You should read the entire prospectus carefully, including “Risk Factors” and our financial statements and the notes to the financial statements before making any investment decision.

OVERVIEW

     We are a development stage company whose core business will be providing regularly scheduled helicopter shuttle service between many of the nation’s larger metropolitan airports and surrounding city-based heliports. We intend to introduce our service — called “Metro-hop Airport Shuttle Service” or “MASS” — in the New York City market with frequent service between Kennedy, Newark Liberty, and LaGuardia airports and the New York metropolitan area heliports located at Wall Street, East 34th Street, and West 30th Street. Our MASS service is intended to provide a fast, reliable, and safe alternative for airline passengers who wish to avoid the uncertainties and frequent delays associated with depending upon surface-based transportation to and from airports.

     As we complete our first year of operations and the introduction of our MASS service in New York City, we intend to phase-in similar service during the following four years in other major U.S. metropolitan markets: first in Washington, D.C. and then Chicago followed by Los Angeles.

     In addition to the airport-focused MASS shuttle service, we also intend to develop and introduce other regularly scheduled helicopter services (as differentiated from charter flights) including: commuter service between suburban helipads and New York City metropolitan heliports; weekend service between New York City metropolitan heliports and weekend/vacation retreat destinations such as the Hamptons, Cape Cod and Martha’s Vineyard; scheduled service to and from entertainment and resort destinations such as casinos based in Atlantic City and Connecticut; and utilizing aircraft at night or on weekends when aircraft are not flying the MASS shuttle service. U.S. Helicopter Corporation is referred to herein as the “Company”, “we” or “us”.

     As of the date of this prospectus, we have derived no revenue from operations. We had a net loss of ($549,961) for the year ended December 31, 2004, and a net loss of ($406,575) for the three months ended March 31, 2005. Our current monthly burn rate is approximately $90,000 per month. Assuming no change in current trends and no additional funding, we estimate that we will run out of cash in August, 2005.

     The securities offered hereby involve a high degree of risk. Please see “Risk Factors” beginning on page 7 for further information.

ABOUT US

     We are a development stage company. Our operations headquarters are located at 1000 Great Meadow Road, Suite 200, Sikorsky Memorial Airport, Stratford, Connecticut.

     Our principal executive office is located at 6 East River Piers, Suite 216, Downtown Manhattan Heliport, New York, New York. Our telephone number is (212) 248-2002.

THE OFFERING

     This offering relates to the sale of common stock by certain persons who are stockholders of U.S. Helicopter. The selling stockholders consist of:

•	Cornell Capital Partners, L.P. (“Cornell Capital”), which intends to sell up to 7,344,830 shares of common stock to be issued upon conversion of a secured debenture (the “Convertible Debenture”) and 1,730,769 shares issued as a commitment fee pursuant to a Standby Equity Distribution Agreement.

•	Amir Elbaz, who intends to sell up to 494,505 shares of common stock, which were acquired from Cornell Capital.

•	Troy Rillo, who intends to sell up to 247,253 shares of common stock, which were acquired from Cornell Capital.

•	3B Group, Inc., which intends to sell up to 773,196 shares of common stock received in consideration of its efforts in assisting us to raise capital and to induce Cornell Capital to make an investment in us.

     Pursuant to the Convertible Debenture, we have agreed to issue shares of common stock to Cornell Capital upon conversion of up to 10% of the Convertible Debenture at a price of $0.20 per share. Cornell Capital intends to sell any shares acquired pursuant to the Convertible Debenture initially at $0.75 per share. Once a market for our common stock develops, we intend to amend this registration statement to reflect that the shares will be offered for sale by Cornell Capital at prices established on the Over-the-Counter Bulletin Board.

     Cornell Capital is an “underwriter” within the meaning of the Securities Act of 1933 in connection with the sale of common stock issuable under the Convertible Debentures.

COMMON STOCK OFFERED	10,590,553 shares by selling stockholders. This equals 33.00% of our outstanding common stock on the date hereof, assuming conversion of a $1,335,424 convertible debenture.

OFFERING PRICE	$0.75 per share

COMMON STOCK OUTSTANDING BEFORE THE OFFERING	24,745,723 shares as of July 20, 2005

USE OF PROCEEDS	We will not receive any proceeds from the sale of the shares offered by the selling stockholders. Any proceeds we have received from the sale of the Convertible Debenture will be used for general working capital purposes. See “Use of Proceeds.”

RISK FACTORS	The securities offered hereby involve a high degree of risk and immediate substantial dilution. See “Risk Factors” and “Dilution.”

SUMMARY FINANCIAL INFORMATION

      We are providing the following summary financial information to aid you in your analysis of the financial aspects of an investment in us. The table includes summary historical financial data for us for the year ended December 31, 2004 and for the three months ended March 31, 2005. The following financial information should be read in conjunction with “Management’s Discussion and Analysis or Plan of Operation” and the financial statements and related notes appearing elsewhere in this prospectus.

BALANCE SHEETS

	March 31,	December 31,
	2005	2004
	(Unaudited)
Assets:
Total Current Assets	523,417	532,273

Property and Equipment — Net	7,770	7,632

Total Other Assets	350,330	316,263

Total Assets	$881,517	$856,168

Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts Payable and Accrued Expenses	$199,881	$132,045
Deferred Salary and Taxes Payable	141,477	87,420
Accrued Salary and Taxes Payable	21,264	11,233

Long-Term Debt — Net of Discounts of $325,000 and $250,000	975,000	750,000

Commitments and Contingencies	—	—

Stockholders’ Equity:
Convertible Series A Preferred Stock, $0.001 Par Value; 1,500,000 Shares Authorized; 316,000 Shares Issued and Outstanding, Respectively	316	316

Common Stock, $0.001 Par Value; 95,000,000 Shares Authorized; 24,545,723 Issued and Outstanding, Respectively	24,546	24,546

Additional Paid In Capital	493,434	418,434

Deficit Accumulated During the Development Stage	(974,401)	(567,826)

Total Stockholders’ Equity	(456,105)	(124,530)

Total Liabilities and Stockholders’ Equity	$881,517	$856,168

STATEMENTS OF OPERATIONS

	Cumulative				Period
	from Inception				from Inception
	(March 4, 2003) to	Three months ended		Year ended	(March 4, 2003) to
	March 31,	March 31,		December 31,	December 31,
	2005	2005	2004	2004	2003
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$—	$—	$—	$—	$—

Total Expenses	(974,401)	(406,575)	(4,828)	(549,961)	(17,865)

Net (Loss)	(974,401)	(406,575)	(4,828)	(549,961)	(17,865)

Deduct: Preferred Stock Dividend	—	—	—	—	—

Net (Loss) Applicable to Common Shareholders	$(974,401)	$(406,575)	$(4,828)	$(549,961)	$(17,865)

Net (Loss) Per Common Share:
Basic and Diluted		$(.02)	$—	$(.02)

RISK FACTORS

YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS FILING BEFORE DECIDING TO PURCHASE OUR COMMON STOCK.

RISKS RELATED TO OUR BUSINESS AND AVIATION INDUSTRY

We Need to Obtain Numerous Regulatory Permits, Certificates, Licenses, etc. from Governmental Authorities which We could Fail to Obtain or which could Take Longer or be More Costly To Obtain Than We Have Planned.

     We are subject to a wide range of governmental regulation by U.S. Federal, regional, state and local governmental agencies. Our business will require permits, licenses, operating approvals, and various other authorizations by, among others, the following authorities:

•	U.S. Department of Transportation (“DOT”): We filed our application for a Certificate of Public Convenience and Necessity with the DOT on February 14, 2005. On May 16, 2005, we responded to a DOT request for additional information. As of the date of this prospectus, the DOT is conducting a fitness determination review of our application. We anticipate that the DOT will issue a “Show-Cause Order” in approximately July 2005, which would permit us to commence promotion of our scheduled services. We will then receive an “Effective” certificate from the DOT at around the same time as approval is received by the FAA, assuming our application is approved by the FAA.

•	U.S. Federal Aviation Administration (“FAA”): We filed a Pre-Application Statement of Intent with the FAA on February 14, 2005. On March 14, 2005, we filed a formal application with supporting manuals and documentation to obtain a FAR Part-135 Air Carrier Certificate. As of the date of this prospectus, the FAA is conducting a document compliance review of our application. We anticipate that the FAA will complete its review and render a final decision by approximately July, 2005.

•	U.S. Transportation Security Administration (“TSA”): We have been working with personnel of the TSA in Washington, D.C. and New York City to meet TSA guidelines for security operations at the New York City heliports in connection with TSA Part-1542 Airport/Heliport Facility policies and Part-1544 Air Carrier/Aircraft Operator regulations. On June 1, 2005, the TSA issued and approved our security plan under TSA Part-1544. The TSA has assigned a Principal Security Inspector to facilitate the TSA compliance process. We anticipate that the TSA will issue a final approval in concert with the FAA’s certification.

•	U.S. Federal Communication Commission (“FCC”): We must obtain FCC approval to establish radio frequencies and communications between our operating helicopters and operations facilities. The Company is in the process of seeking all necessary FCC approvals.

•	U.S. Environmental Protection Agency and similar state and local authorities, primarily with respect to the use, discharge and disposal of hazardous materials at or from our maintenance and airport facilities.

•	Port Authority of New York and New Jersey: We have reached agreements with the Port Authority for operation locations and plans at JFK International Airport, LaGuardia Airport and Newark Liberty International Airport. We are currently in negotiations for an operating agreement and plans with the Port Authority at the Downtown Manhattan Heliport. We anticipate that all contractual agreements will be in place prior to our commencement of operations.

     We do not have final certification, agreements and or contractual agreements in place that we need to commence the operations of our business. There can be no guarantee we will be able to obtain these agreements on a timely basis. There can be no guarantee we will obtain the agreement with the Port Authority for the Downtown Manhattan Heliport. There can also be no guarantee we will be able to obtain these agreements at the cost we anticipated. In addition, the timing of our receipt of formal approval by the FAA will be delayed until such time as we obtain at least one helicopter.

We Need to Obtain Equipment and Equipment Financing in a Compressed Timeframe with Limited Manpower and Limited Resources. We Could Fail. Certain Financiers May Require an Equity Position in Us in Exchange for Providing Financial and Performance Guarantees.

     We plan to acquire through lease or mortgage and put into service up to eight helicopters during our first year of flight operations which we anticipate commencing during the September 2005 timeframe. To accomplish this we will need to secure approximately $25 million of helicopter debt/lease or mortgage financing. We will need approximately 45 days, after we obtain financing, to begin operations. We have not entered into any aircraft lease or mortgage and we have not secured the financing arrangements necessary. We are in negotiations with a number of potential financing sources; however, there can be no assurances that a transaction with any of these potential sources will be completed at all, or on terms favorable to us. We need to obtain financing in order to pay the aircraft manufacturers or owners for the acquisition and/or construction of the helicopters that we will operate. In connection with these financing arrangements, there is a potential that we may require the aircraft manufacturer to provide financial and performance guarantees. In addition, potential financiers may require an equity position in us if such guarantees are required. We are in discussions with one major manufacturer who has indicated a willingness to provide financial guarantees to a financing source in exchange for the Company’s entering into a purchase agreement and provide pre-purchase deposits. Accordingly, we may be required to issue some combination of our common stock, options and/or warrants to one or more financiers for our helicopters. We are also in discussions with a potential lessor to lease our helicopters in 2005 and 2006, with three helicopters to be delivered in July and August, along with an option for leases for additional helicopters in the future. Notwithstanding a successful grant of our common stock, options and/or warrants, we may not be able to obtain the necessary helicopter financing on favorable terms and we may not be able to get our aircraft manufacturer to provide the necessary guarantees.

We Have No Revenue from Operations and Must Raise Additional Capital To Finance Operations. Our Operations since Inception have not Generated a Profit.

     We have no revenue from operations as of the date of this Prospectus and we have relied on and will continue to rely on significant external financing to fund our operations. To date our financing has come from the sale of $1.3 million of convertible debentures ($1.3 million funded to date), $0.3 million in private placement proceeds and $11.0 million that is available to us under a standby equity distribution agreement (the “S.E.D.A. funds”). If we determine not to utilize any of the $11.0 million S.E.D.A. funds, we will need to raise at least $38.5 million in additional capital to finance operations through year-end 2005. Of this amount, we plan to apply $25 million to aircraft financing, $1.0 million to additional start-up costs, $4.5 million to parts, deposits and miscellaneous costs, $6.0 million to working capital and $2.0 million to fundraising, legal and accounting expenses. To the extent we do draw on the S.E.D.A. funds to finance operations, the aforementioned $38.5 million figure will decrease by the amount of such draws.

     Our operations since inception in March 2003 have not generated a profit. We generated a net loss of ($17,865) during the period from inception in March 2003 to December 31, 2003, a net loss of ($549,961) during the twelve months ended December 31, 2004, a net loss of ($406,575) for the three months ended March 31, 2005 and a net loss of ($974,401) during the period from inception through March 31, 2005.

     We cannot assure you that financing, whether from external sources or related parties, will be available on favorable terms. Our inability to obtain adequate financing will result in the need to reduce or curtail business operations. Any of these events would be materially harmful to our business and may result in a lower stock price. We may need to raise additional capital to fund our anticipated future expansion. No financing commitments for future capital needs have been obtained as of the date of this Prospectus, although discussions are being held.

We Need to Obtain Contracts for Operating and Landing Facilities.

     In order to conduct our business, we must enter into operating/rental agreements with heliport facilities in New York City, the three major airports servicing the New York area, as well as with facilities of other cities as our operations expand into other target markets throughout the United States. We are currently in negotiations to secure operating agreements with the Port Authority of New York and New Jersey, which operates the Downtown Manhattan Heliport and the three major airports in the region. We have entered into an agreement with the FAA-Air Traffic Control Manager for Kennedy, La Guardia and Newark/Liberty Airports. In addition, we must enter into an operating agreement with the East 34th Street Heliport which is currently owned by the City of New York and operated by MacQuery Aviation North America. A similar arrangement will be needed later in the first year of operations for the West 30th Street Heliport owned by the State of New York and operated by Air Pegasus. We will need to obtain a lease with the owner of the hangar facility in Bridgeport, Connecticut, where our aircraft will be stored, maintained and serviced. There can be no guarantee that we will be able to obtain such agreements.

We Need to Obtain Contracts with Major Airlines.

     In order to conduct our business, we need to enter into contracts with major airlines regarding airport services and processing for our passengers, cross-marketing, airline interline and, in some cases, code sharing. We have entered into a Letter of Intent with American Airlines as of the date of this Prospectus. There can be no assurance, however, that we will be able to obtain such agreements. If we are unsuccessful in obtaining such agreements, we may not be able to implement our business plan and, consequently, our ability to generate revenue and our business in general will be adversely affected.

The Air Transportation Industry has Changed Fundamentally since the Terrorist Attacks on September 11, 2001, and our Business, Financial Condition And Operating Results could be Materially Adversely Affected as a Result.

     Since the terrorist attacks of September 11, 2001, the air transportation industry has experienced fundamental and lasting changes, including substantial revenue declines and cost increases, which have resulted in industry-wide liquidity issues. The terrorist attacks significantly reduced the demand for air travel, and additional terrorist activity involving the airline industry could have an equal or greater impact. Although global economic conditions have improved from their depressed levels after September 11, 2001, the airline industry has continued to experience a reduction in high-yield business travel and increased price sensitivity in customers’ purchasing behavior. In addition, aircraft fuel prices are at or near historically high levels. The airline industry has continued to add or restore capacity despite these conditions. We expect all of these conditions will continue.

Our Business is Dependent on the Availability and Price of Aircraft Fuel. Significant Disruptions in the Supply of Aircraft Fuel or Continued Periods of Historically High Fuel Costs Could Materially Adversely Affect our Operating Results.

     Our operating results will be significantly impacted by changes in the availability and to a lesser extent by increases in the price of aircraft fuel. Fuel prices increased substantially in 2003 and 2004. During the year ended December 31, 2004, aircraft fuel prices remained near historically high levels. Due to the competitive nature of the air transportation industry, we may not be able to pass on any increases in fuel prices to our customers by increasing our fares.

     Political disruptions or wars involving oil-producing countries, changes in government policy concerning aircraft fuel production, transportation or marketing, changes in aircraft fuel production capacity, environmental concerns and other unpredictable events may result in fuel supply shortages and additional fuel price increases in the future.

Our Failure to Successfully Implement our Growth Strategy Could Harm our Business.

     Our growth strategy involves an initial launch of our service, a gradual phase-in of expanded service in our first market, and expanding the number of markets served. Achieving our growth strategy is critical in order for our business to achieve economies of scale and to achieve profitability. Increasing the number of markets we serve depends on our ability to access suitable heliport and airports located in our targeted geographic markets in a manner that is consistent with our cost strategy. Any condition that would deny, limit or delay our access to heliport and airports we seek to serve in the future will constrain our ability to grow. Opening new markets requires us to commit a substantial amount of resources, even before the new services commence. Expansion is also dependent upon our ability to maintain a safe and secure operation and will require additional personnel, equipment and facilities as well as obtaining approval from the applicable regulatory agencies.

     An inability to hire and retain personnel, timely secure the required equipment and facilities in a cost-effective manner, efficiently operate our expanded facilities, or obtain the necessary regulatory approvals may adversely affect our ability to achieve our growth strategy. We cannot assure you that we will be able to successfully establish new markets and our failure to do so could harm our business.

     Expansion of our markets and services may also strain our existing management resources and operational, financial and management information systems to the point that they may no longer be adequate to support our operations, requiring us to make significant expenditures in these areas. We expect that we will need to develop further financial, operational and management controls, reporting systems and procedures to accommodate future growth. We cannot assure you that we will be able to develop these controls, systems or procedures on a timely basis, and the failure to do so could harm our business.

We Have an Absence of Operating History.

     U.S. Helicopter is a start-up company. Our business plan is focused on entry into the regularly scheduled passenger helicopter industry. Our company has no operating history. This industry has been dormant in New York since the 1980s. Our efforts in this regard are recent and in varying stages of development. There can be no assurance that successful entry into the regularly scheduled passenger helicopter industry will occur or that we will be able to develop our business plan as a new line of business. Moreover, our lack of an operating history in the passenger helicopter industry makes it impossible to predict whether or not the company will operate profitably if it is able to enter such industry. While our management collectively possesses substantial experience in the aviation industry, and certain experience in taking start-up companies from formation to an operational stage as described in the “Management” section of this Prospectus, there can be no assurances that U.S. Helicopter will be able to locate, hire and retain the necessary personnel to initiate, manage and operate the business, develop and implement necessary systems, obtain contracts and obtain financing as contemplated in our business plan.

Changes in our Governmental Authorizations, Permits or Certificates Could Adversely Impact our Business.

     A modification, suspension or revocation of any of our authorizations, permits or certificates to be issued by the regulatory authorities having jurisdiction over us or institution of proceedings for non-compliance with the regulations of such authorities could adversely impact our business, once we have obtained the necessary approvals for our flight operations.

     The Federal Aviation Administration requires each carrier to obtain an operating certificate and operations specifications authorizing the carrier to fly to specific airports using specified equipment. Several aspects of airline operations are subject to regulation or oversight by federal agencies other than the Department of Transportation and the Federal Aviation Administration, which may require changes to current operating procedures that could impact our future ongoing economic performance or operating performance.

The Air Transportation Industry is Subject to Extensive Government Regulation, and Changes in or New Regulations may Increase our Operating Costs.

     Air carriers are subject to extensive regulatory and legal compliance requirements that result in significant costs. For instance, the FAA from time to time issues directives and other regulations relating to the maintenance and operation of aircraft that necessitate significant expenditures. We expect to continue incurring expenses to comply with the FAA’s regulations. In addition, Congress has passed laws in the past several years, and the DOT and the TSA have issued regulations relating to the operation of airlines that have required significant expenditures. We have not yet received approvals from these governmental agencies; however, we will be obligated to comply with the regulations established by these agencies if and when we do receive such authorizations.

     Other laws, regulations, taxes and airport rates and charges have also been imposed from time to time that significantly increase the cost of air transportation operations or reduce revenues. For example, the Aviation and Transportation Security Act, which became law in November 2001, mandates the federalization of certain airport security procedures and imposes additional security requirements on airports and airlines, most of which are funded by a per-ticket tax on passengers and a tax on airlines.

     We expect to continue to incur expenses in connection with complying with government regulations. Federal agencies other than the FAA, DOT and TSA also govern other aspects of airline operations, which may require changes to current operating procedures and thereby impact our future economic or operating performance. Additional laws, regulations, taxes and airport rates and charges have been proposed from time to time that could significantly increase the cost of airline operations or reduce the demand for air travel. If adopted, these measures could have the effect of raising ticket prices, reducing revenue and increasing costs. We may not be able to increase our fares to pass these fees on to our customers. We cannot assure you that these and other laws or regulations enacted in the future will not harm our business.

Risk of Competition Could Impact our Growth Potential Within a Market or In Expansion Cities.

     If our business is successful in the New York market, our success may prompt a helicopter operator (sightseeing or charter) to inaugurate scheduled service in New York or another city. Our projected passenger load factors in our first year of operations will be readily available to helicopter operators in cities across the US. Should potential competitors decide to start scheduled service, such providers could upgrade their operating certification with the FAA and DOT and potentially become operators of scheduled service within a minimal timeframe. Such a development could impact our operations or expansion timetable.

The Market we Anticipate for our Helicopter Service Might Not Develop or Take Longer to Develop or be More Costly to Develop than we Anticipate or the Market May be Unreceptive to our Service.

     The New York market for our business has not been served on a scheduled basis since Pan Am or New York Airways offered scheduled helicopter service in the 1980s. The success of our passenger service in a market that was exited by all carriers in the 1980s cannot be guaranteed or accurately predicted. The number of potential passengers cannot be predicted with any degree of certainty and there can be no assurance that we will operate in a profitable manner.

     Former helicopter operators exited the market for a number of reasons that included: higher maintenance costs on old helicopter technologies; lack of maintenance reliability; lack of subsidies; poor overall financial conditions of the operators and their accordant inability to support such an operation; lack of helicopter availability at affordable prices; poor schedule reliability; adverse publicity stemming from a helicopter accident on top of the Pan Am Building in New York City in 1977; less than adequate heliports and facilities; lack of back-up helicopters to support performance reliability; and lack of dedicated helicopter route networks to avoid inclement weather holding patterns with fixed wing aircraft. These prior operators operated in an era prior to helicopter GPS enabled navigation. Having such technology available would have allowed such operators to operate flights to and from New York City airports independent of the arrival and departure activities of fixed wing aircraft.

Interruptions or Disruptions in Service at One of our Hub Heliports and/or Hub Airports Could Have a Material Adverse Impact on our Operations.

     Our business during our first year of flight operations will be heavily dependent on our operations at the Downtown Manhattan and East 34th Street Heliports and at Kennedy, Newark and LaGuardia airports. Each of these hub operations includes flights that gather and distribute traffic from markets in the geographic region surrounding the hub to other major cities. A significant interruption or disruption in service at any of these airports could have a serious impact on our business, financial condition and operating results. We will have facility lease and operating agreements permitting us to use the landing facilities at the various heliports in our markets, however, the owners and operators of these heliports are subject to the risks inherent in their own businesses which could in turn adversely impact on us including the risks that the heliports could close, reduce operating hours or services, increase their fees, or be adversely affected by litigation or regulatory matters.

Helicopter Operations Involve Risk that may not be Covered by our Insurance or may Increase the Cost of our Insurance.

     The operation of helicopters inherently involves a degree of risk. Hazards such as aircraft accidents (including mechanical failure, human error, and other causes), collisions, fire and adverse weather and marine conditions are part of the business of providing helicopter services and may result in personal injury, loss of life, damage to property and equipment and suspension or reduction of operations. Any loss of our liability insurance coverage, once obtained, or the loss, expropriation or confiscation of, or severe damage to, a material number of our helicopters could adversely affect our operations or financial condition. We cannot assure you that we will be able to maintain adequate insurance coverage in the future at commercially reasonable rates or that it will be available to us.

     In addition, as a result of the terrorist attacks on September 11, 2001, aviation insurers significantly reduced the maximum amount of insurance coverage available to commercial air carriers for liability to persons (other than employees or passengers) for claims resulting from acts of terrorism, war or similar events. At the same time, aviation insurers significantly increased the premiums for such coverage and for aviation insurance in general. Without governmental support, we will have to obtain insurance coverage commercially, which could have substantially less desirable coverage, may not be adequate or available to protect our risk of loss from future acts of terrorism and may result in a material increase to our operating expenses.

We are at Risk of Losses and Adverse Publicity Stemming from Any Accident Involving our Helicopters.

     If one of our helicopters were to be involved in an accident, we could be exposed to significant tort liability. The insurance we plan to carry to cover damages arising from any accidents may be inadequate. In the event that our insurance is not adequate, we may be forced to bear substantial losses from an accident. In addition, any accident involving a helicopter that we operate could create a public perception that our helicopters are not safe or reliable, which could harm our reputation, result in air travelers being reluctant to fly on our helicopters and harm our business.

     Customers consider safety and reliability as primary concerns in selecting a provider of helicopter transportation services. If we fail to maintain a record of safety and reliability that is satisfactory to our customers, our ability to retain customers and attract new customers may be adversely affected.

Seasonality and other Factors Impact Demand for Air Travel.

     Demand for air travel is affected by factors such as seasonality, economic conditions, war or the threat of war, fare levels and weather conditions. In addition, demand for air travel at particular airlines may be impacted from time to time by, among other things, actual or threatened disruptions to operations due to labor issues. Due to these and other factors, operating results for an interim period are not necessarily indicative of operating results for an entire year.

We will have a Significant Amount of Debt and Fixed Obligations which could Harm Our Ability to Meet our Growth Strategy and Impair our Ability to Service our Fixed Obligations.

     We will have a significant amount of fixed obligations under leases/mortgages related to our aircraft, heliport space, airport terminal space, other facilities and office space. Our debt and fixed obligations could:

•	impact our ability to obtain additional financing to support capital expansion plans and for working capital and other purposes on acceptable terms or at all;

•	divert substantial cash flow from our operations and expansion plans in order to service our fixed obligations;

•	require us to incur significantly more interest or rent expense than we currently do; and

•	place us at a possible competitive disadvantage compared to less leveraged competitors and competitors that have better access to capital resources.

     Our ability to make scheduled payments on our debt and fixed obligations will depend on our future operating performance and cash flow, which in turn will depend on prevailing economic and political conditions and financial, competitive, regulatory, business and other factors, many of which are beyond our control. We cannot assure you that we will be able to generate sufficient cash flow from our operations to pay our debt and fixed obligations as they become due, and our failure to do so could harm our business. If we are unable to make payments on our debt and fixed obligations, we could be forced to renegotiate those obligations or obtain additional equity or debt financing. To the extent we finance our activities with additional debt, we may become subject to financial and other covenants that may restrict our ability to pursue our growth strategy. We cannot assure you that our efforts would be successful or timely or that we could refinance our obligations on acceptable terms, if at all.

Our Maintenance Costs will Increase as our Fleet Ages.

      While we have not yet acquired any aircraft, history has shown that maintenance costs will increase over time. We will incur lower maintenance expenses during the first few years of operations. As equipment ages, the cost to maintain it naturally increases. For example, it costs more to maintain an aircraft that is 15 to 20 years old than one that is five years old. In addition, the costs of maintenance increase each year due to increases in parts prices from manufacturers and increases in labor rates for mechanics. Ongoing manufacturer and FAA directives also increase maintenance costs. We are negotiating multi-year maintenance contracts with multiple suppliers (such as parts, engine, maintenance and manufacturers) which anticipate cost increases of approximately four percent per year. Our maintenance costs will increase both on an absolute basis and as a percentage of our operating expenses, as our fleet ages.

If We are Unable to Attract and Retain Qualified Personnel at Reasonable Costs or Fail to Maintain our Company Culture, our Business Could be Harmed.

     Our business plan is labor intensive, with labor costs representing a significant percentage of our anticipated operating expenses. We expect salaries, wages and benefits to increase on a gross basis and these costs could increase as a percentage of our overall costs. Since we will compete against the major U.S. airlines and other helicopter operators for pilots, mechanics and other skilled labor and many of them offer wage and benefit packages that will exceed ours, we may be required to increase wages and/or benefits in order to attract and retain qualified personnel or risk considerable employee turnover. If we are unable to hire, train and retain qualified employees at a reasonable cost, our business could be harmed and we may be unable to complete our expansion plans.

Our Failure to Successfully take Delivery of, Place into Service and Integrate into our Operations the Aircraft we Intend to Lease/Purchase could Harm our Business.

     We intend to take initial delivery of three aircraft. We plan to take delivery of five additional aircraft for a total of eight over the first 12 months as follows:

August 3, 2005: Delivery of one S76B aircraft

August 12, 2005: Delivery of two S76B aircraft

October 15, 2005: Delivery of two S76B aircraft

December 15, 2005: Delivery of two S76B aircraft

January 15, 2006: Delivery of one S76B aircraft.

     The above dates represent the anticipated delivery to us. The aircraft will require modifications to bring them to our standards, which we estimate will take from 30 to 45 days per aircraft. These acquisitions would require financing in the amount of

$25.0 million. Acquisition of aircraft involves a variety of risks relating to its ability to be successfully placed into service, including:

•	difficulties or delays in obtaining the necessary certification from aviation regulatory authorities and validation from the FAA as to the aircraft’s airworthiness;

•	delays in meeting the aircraft delivery schedule;

•	difficulties in obtaining financing on acceptable terms; and

•	inability of the aircraft and all of its components to comply with agreed upon specifications and performance standards.

     In addition, we also face risks in integrating this aircraft into our infrastructure and operations, including, among other things, the costs, resources and time needed to hire and train pilots, technicians and other skilled support personnel. Our failure to successfully take delivery of, place into service and integrate into our operations our new aircraft could harm our business.

We will Rely on Maintaining a High Daily Aircraft Utilization Rate to Keep our Costs Low, which Makes us Especially Vulnerable to Delays.

     One of our key competitive strengths will be maintaining a high daily aircraft utilization rate, which is the amount of time that our aircraft will spend in the air carrying passengers. High daily aircraft utilization will allow us to generate more revenue from our aircraft and will be achieved in part by reducing turnaround times at heliports and airports so we can fly more hours on average in a day. The expansion of our business to include new markets and destinations, more frequent flights on current routes and expanded facilities could increase the risk of delays. Aircraft utilization is reduced by delays and cancellations from various factors, many of which are beyond our control, including adverse weather conditions, security requirements, air traffic congestion and unscheduled maintenance. Reduced aircraft utilization may limit our ability to achieve and maintain profitability as well as lead to customer dissatisfaction.

Our Business is Highly Dependent on the New York Market and Increases in Competition or a Reduction in Demand for Air Travel in this Market would Harm our Business.

     Our plan for market entry contemplates phased-in growth focused on adding flights in New York City at the Downtown Manhattan Heliport, East 34th Street Heliport and the West 30th Street Heliport following our initial launch of New York service out of the Downtown Manhattan and East 34th Street Heliports.

     Our business would also be harmed by any circumstances causing a reduction in demand for air transportation in the New York metropolitan area, such as adverse changes in local economic conditions, negative public perception of the city, additional terrorist attacks, security concerns or significant price increases linked to increases in airport access costs and fees imposed on passengers.

We May be Subject to Unionization, Work Stoppages, Slowdowns or Increased Labor Costs.

     Unlike most airlines, we have a non-union workforce. Not all established airlines are unionized, such as JetBlue Airways. Without extraordinary efforts between management and all levels of employees to provide consistent two-way communications, employees have a tendency to seek union representation so that their needs and quality of life issues are being addressed.

     Startup to mid-size airlines are less likely to be unionized primarily because of two main factors: (1) such companies are more capable than larger airlines of properly managing communications between management and employees and attend to quality of life issues; and (2) employee groups remain comparatively small, which makes union representation less economically beneficial from the standpoint of both the employee groups and the applicable unions.

     We do not anticipate that our employees will seek union representation because we maintain a philosophy of open communication and integrity, and we anticipate having a comparatively small number of employees during our first few years of operations. However, there can be no assurances that once we hire more employees, any of our different employee groups will not unionize and require separate collective bargaining agreements. If any group of our employees were to unionize and we were unable to reach agreement on terms of their collective bargaining agreement, or if we were to experience widespread employee dissatisfaction, we could be subject to difficulties encountered by other air carriers such as work slowdowns or stoppages. In addition, we may be subject to disruption by organized labor groups protesting our non-union status. Any of these events would be disruptive to our operation and could harm our business.

Our Results of Operations will Depend in part on Factors Beyond our Immediate Control, such as the Price of Fuel, Weather and Seasonality.

     We expect our quarterly operating results to fluctuate due to changes in aircraft fuel and security costs as well as to the timing and amount of maintenance and advertising expenditures. Seasonality will also impact our operations. We are susceptible to adverse weather conditions, including snow storms and hurricanes, as a result of our operations being concentrated on the East Coast. As we enter new markets, we could be subject to additional seasonal variations along with any potential competitive responses to our entry. As a result of these factors, quarter-to-quarter comparisons of our operating results may not be a good indicator of our future performance. In addition, it is possible that in any future quarter our operating results could be below the expectations of investors and any published reports or analyses regarding U.S. Helicopter. In that event, the price of our common stock could decline, perhaps substantially.

We are Subject to the Risks of Having a Limited Number of Suppliers for our Aircraft and Engines.

     One of the elements of our business strategy is to operate only one general type of aircraft equipped with one or possibly two types of engines. Our dependence on a single type of aircraft and engine for all of our flights makes us particularly vulnerable to any problems associated with the manufacturer’s airframe and engines, including design defects, mechanical problems, contractual performance by the manufacturers, or adverse perception by the public that would result in customer avoidance or in actions by the FAA resulting in an inability to operate our aircraft. Even though a single-manufacturer fleet is easier and more cost effective to maintain since employees will only have to be trained to service one type of engine, a more diversified fleet would make us better positioned than we will be to manage such events.

We Rely Heavily on Automated Systems to Operate our Business and Any Failure of These Systems could Harm our Business.

     We will depend on automated systems to operate our business, including a computerized reservation system, a telecommunication systems and a website. Our website and reservation system must be able to accommodate a substantial volume of traffic and deliver important flight information. Substantial or repeated website, reservations system or telecommunication systems failures could reduce the attractiveness of our services and could cause customers dissatisfaction. Any disruption in these systems could result in the loss of important data, increase our expenses and generally harm our business.

Our Business could be Harmed if We Lose the Service of our Key Personnel; We Have Not Hired an Employee for a Key Position.

     Our business depends upon the efforts of our Chief Executive Officer, John G. Murphy, and Chief Operating Officer, Terence O. Dennison and a number of management and operating personnel. We do not maintain key-man life insurance on Messrs. Murphy and Dennison. The loss of the services of any of these executives could materially harm our business because of the cost and time necessary to replace and train a replacement. Such a loss would also divert management attention away from operational issues. We may have difficulty replacing management or other key personnel who leave and, therefore, the loss of the services of any of these individuals could harm our business.

     In addition, we have not hired a Chief Pilot. Although we have conducted interviews, this position remains unfilled as of the date of this Prospectus. We may have to pay a higher salary than we anticipated to acquire the services of a qualified individual for this position. There can be no assurances that we will be able to hire such person on terms acceptable to us. In addition, the failure to fill such position may affect our ability to implement our business plan.

Other Companies may have Difficulty Acquiring Us, Even if Doing So would Benefit our Stockholders, due to Provisions under our Corporate Charter and Bylaws, as well as Delaware Law.

     Provisions in our amended certificate of incorporation, our bylaws, and under Delaware law could make it more difficult for other companies to acquire us, even if doing so would benefit our stockholders. Our certificate of incorporation and bylaws contain the following provisions, among others, which may inhibit an acquisition of our company by a third party:

•	advance notification procedures for matters to be brought before stockholder meetings;

•	a limitation on who may call stockholder meetings; and

•	the ability of our board of directors to issue up to 5,000,000 shares of preferred stock without a stockholder vote.

     We are also subject to provisions of Delaware law that prohibit us from engaging in any business combination with any “interested stockholder”, meaning generally that a stockholder who beneficially owns more than 15% of our stock cannot acquire us for a period of three years from the date this person became an interested stockholder, unless various conditions are met, such as approval of the transaction by our board of directors. In addition, United States laws and the regulations of the DOT will require that United States citizens must effectively control us. As a result, our president and at least two-thirds of our board of directors must be United States citizens and not more than

24.9% of our voting stock may be owned by non-U.S. citizens (although subject to DOT approval, the percent of foreign economic ownership may be as high as 49%). Any of these restrictions could have the effect of delaying or preventing a change in control.

We may be Unable to Protect our Intellectual Property Against Unauthorized Use by Third Parties.

     Our success and ability to compete depends in part upon our proprietary rights and intellectual property. We have no registered trademarks; however, we filed a Federal trademark application on February 3, 2005 for the name “US Helicopter”. Even if we are successful in registering “US Helicopter” as a trademark, existing laws afford only limited protection for our intellectual property. Despite our efforts to protect our intellectual property, a third party could utilize our corporate name without authorization. Our means of protecting our proprietary rights may not be adequate and our competitors may use our corporate name to our disadvantage. If we are unable to adequately protect our intellectual property or become subject to intellectual property infringement claims, we could incur costly and time-consuming litigation.

If We were to Determine that our Aircraft, Parts or Inventory were Impaired, it would have a Significant Adverse Effect on our Operating Results.

     We plan to periodically perform impairment reviews in order to determine whether we need to reduce the carrying value of our aircraft and related assets with a related charge to earnings. In addition to the fact that the value of our fleet will decline as it ages, the potential for industry excess capacity could evolve and other factors beyond our control, may further contribute to the decline of the fair market value of our aircraft and related parts and inventory. If such an impairment does occur, Statement of Financial Accounting Standards No. 144 (“FAS 144”), Accounting for the Impairment or Disposal of Long-Lived Assets, would require us to write down these assets to their estimated fair market value through a charge to earnings. A significant charge to earnings would adversely affect our financial condition and operating results.

Because the Airline Industry is Characterized by Low Gross Profit Margins and High Fixed Costs, a Minor Shortfall from Expected Revenue could have a Significant Impact on Earnings.

     The airline industry as a whole, and scheduled service in particular, are characterized by low gross profit margins and high fixed costs. Fixed costs include, but are not limited to, aircraft, facilities, flight crews, fuel and customer service staff. Existing shuttle services between cities provided by established airlines such as Delta and US Air have demonstrated a broad range of occupancy on their flights based on the time of day.

     Shuttle service airlines believe the marketing benefits of operating hourly flights provide an airline with the maximum potential of revenue recognition. However, the fixed costs of dedicating specific resources do not vary significantly with the number of passengers carried. Therefore, the risk of a relatively small change in the number of passengers, or in fare pricing, or traffic mix could, in the aggregate, have a significant effect on operating and financial results.

We Will Need to Secure Agreements with Credit Card Companies and Processors.

     We expect a significant percentage of our direct customer sales to be purchased with one of the major credit cards, such as American Express, Visa or MasterCard. As of the date of this Prospectus, we have an agreement in place with American Express to process transactions from customers who use American Express cards, and we do not have an agreement with a Visa/MasterCard processor. As a startup operation, it is likely that the Visa/MasterCard processor will require us to post deposits to cover unused ticket liabilities.

We May Need Agreements with a Clearinghouse Settlement Plan.

     If we enter into an agreement with an airline that requires it, we may need agreements with one of several airline clearinghouses to facilitate the processing of our tickets issued by such airline on their ticket stock and paid to such airline for travel provided by us. If we fail to obtain such an agreement, our overall ticket sales may be adversely affected, since the vast majority of our passengers will be traveling to an airport to make a connecting flight. An airline clearinghouse agreement will facilitate ticket purchases with passengers who buy tickets for an airline on the airline’s website. There can be no assurance these agreements will be reached or what deposits may be required by the clearinghouses.

Significant Foreign Ownership may Affect our Ability to Retain our Air Carrier Certificate and will Constitute a Default under our Loan Agreements.

     Federal law requires that United States air carriers be citizens of the United States. For a corporation to qualify as a United States citizen, the President and at least two-thirds of the directors and other managing officers of the corporation must be United States citizens and at least 75% of the voting interest of the corporation must be owned or controlled by United States citizens. “Voting interest” is represented by direct ownership of our common stock. If we are unable to satisfy these requirements, our operating authority from the Department of Transportation may be revoked. Because we are unable to control the transfer of our stock, we are unable to assure that we can remain in compliance with these requirements in the future. We may in the future seek to adopt measures that will provide some protection against a foreign person acquiring more than a 25% voting interest. Such measures would likely require stockholder approval and there is no assurance that such approval can be obtained.

We will be Dependent on Third Party Suppliers for Helicopter Parts and Components.

     Frequent maintenance will be required for our aircraft, and maintenance costs will likely comprise a significant portion of our operating costs. Failure or significant delay by potential vendors in providing necessary parts could, in the absence of alternative sources of supply, have a material adverse effect on our operations. If we are dependent on a small number of suppliers for helicopter parts, we may also be subject to adverse impacts from unusually high price increases which are greater than overall inflationary trends.

Our Common Stock May be Affected by Limited Trading Volume and May Fluctuate Significantly.

     There is no public market for our common stock and there can be no assurance that an active trading market for our common stock will develop. An absence of an active trading market could adversely affect our shareholders’ ability to sell our common stock in short time periods, or possibly at all. Our common stock may experience in the future significant price and volume fluctuations that could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially.

Our Common Stock is Deemed to be “Penny Stock,” which May Make it More Difficult for Investors to Sell their Shares due to Suitability Requirements.

     Our common stock is deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stock:

•	With a price of less than $5.00 per share;

•	That are not traded on a “recognized” national exchange;

•	Whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still have a price of not less than $5.00 per share); or

•	In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

     Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor.

RISKS RELATED TO CORNELL CAPITAL FINANCING

The Convertible Debentures and the SEDA Contain Certain Covenants Prohibiting Us from Raising Capital at Less than the Market Price or Pledging Assets to Other Lenders.

     In addition to the Convertible Debenture, the Company has entered into a Standby Equity Distribution Agreement with Cornell Capital on August 4, 2004, which was amended and restated on April 8, 2005 (the “SEDA”). The shares of Common Stock issuable pursuant to the SEDA are not being registered pursuant to this registration statement. The SEDA and Convertible Debenture contain covenants that restrict the following activities:

•	Raising capital from the sale of stock or other securities convertible into stock at a price less than the market price of U.S. Helicopter’s common stock on the date of issuance; or

•	Granting a security interest in U.S. Helicopter’s assets, which security interest may be needed in order to obtain borrowings or capital from a lender, except that the secured party is obligated to subordinate the priority of its security interest under certain circumstances.

     The existence of these covenants may severely limit U.S. Helicopter’s ability to borrow money or raise capital from the sale of stock or convertible securities because any potential lender will likely require collateral in the form of a security interest on U.S. Helicopter’s assets to secure a loan and purchasers of our stock or convertible securities may want to pay a discount to the market price of our stock.

Our Ability to Implement Our Business Plan is Dependent Upon Cornell Capital.

     Cornell Capital has provided $1.3 million in funding pursuant to a Securities Purchase Agreement dated as of August 4, 2004. However, in the future, we will be reliant upon the ability of Cornell Capital to provide a significant amount of funding pursuant to the SEDA, which it has agreed to do in accordance with the terms of the SEDA. In the event that Cornell Capital is unable to fulfill its commitment under the SEDA for whatever reason, our ability to implement our business plan will suffer.

If We Default Under the Convertible Debenture, All of Our Assets are at Risk, and We may be Forced to Curtail or Cease Our Operations.

     In August, 2004, we pledged all of our assets as a security interest to Cornell Capital in connection with the Convertible Debenture. In the event of a default to Cornell Capital, we could lose some or all of our assets which would force us to curtail or cease operations.

     Events of default for these purposes include failure by us to pay amounts due under the Convertible Debenture when due, failure by our transfer agent to issue freely tradable common stock within five days of our receipt of a notice of conversion, failure by us for ten days after notice to us to comply with any of our other agreements in the Convertible Debenture, events of bankruptcy or insolvency and a breach by us of our obligations under the Securities Purchase Agreement or related agreements pertaining to the Convertible Debenture which is not cured by us within ten days after receipt of written notice. If we default, Cornell Capital would be entitled to, among other things, accelerate our obligations to repay outstanding amounts under the Convertible Debenture, or to seize control of our assets and sell them to third parties.

Existing Shareholders will Experience Significant Dilution from our Sale of Shares under the Standby Equity Distribution Agreement.

     The sale of shares pursuant to the Standby Equity Distribution Agreement will have a dilutive impact on our stockholders. As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price is, the more shares of common stock we will have to issue under the Standby Equity Distribution Agreement to draw down the full amount. If our stock price is lower, then our existing stockholders would experience greater dilution. We are obligated to file a registration statement for the shares issuable pursuant to the SEDA. The shares underlying the SEDA are not being registered pursuant to this registration statement.

The Investor under the Amended and Restated Standby Equity Distribution Agreement Will Pay One Percent Less than the Then-Prevailing Market Price of our Common Stock.

     The common stock to be issued under the Amended and Restated Standby Equity Distribution Agreement will be issued at a 1% discount to the volume weighted average price for the 5 days immediately following the notice date of an advance. These discounted sales could cause the price of our common stock to decline. We are not registering the shares underlying the SEDA at this time.

The Sale of our Stock under our Standby Equity Distribution Agreement could Encourage Short Sales by Third Parties, which could Contribute to the Future Decline of our Stock Price.

     The significant downward pressure on the price of our common stock caused by the sale of material amounts of common stock under the Standby Equity Distribution Agreement could encourage short sales by third parties. In a short sale, a prospective seller borrows stock from a shareholder or broker and sells the borrowed stock. The prospective seller hopes that the stock price will decline, at which time the seller can purchase shares at a lower price to repay the lender. The seller profits when the stock price declines because it is purchasing shares at a price lower than the sale price of the borrowed stock. Such sales could place further downward pressure on the price of our common stock by increasing the number of shares being sold.

We May Not be Able to Access Sufficient Funds under the Amended and Restated Standby Equity Distribution Agreement When Needed.

     We are dependent on external financing to fund our operations. Our financing needs are expected to be provided from the Standby Equity Distribution Agreement, in large part. No assurances can be given that such financing will be available in sufficient amounts or at all when needed, in part, because the amount of financing available will fluctuate with the price and volume of our common stock. In addition, our ability to draw funds pursuant to the SEDA is conditioned upon the registration of the shares issuable pursuant to the SEDA. These shares are not being registered pursuant to this registration statement. As the price and volume decline, then the amount of financing available under the Standby Equity Distribution Agreement will decline.

RISKS RELATED TO THIS OFFERING

We have not been Subject to the Periodic Filing and Reporting Requirements of the Securities Exchange Act of 1934.

     As of the date of this prospectus, we have not been subject to the periodic filing and reporting requirements of the Securities Exchange Act of 1934, as amended. We expect to become a publicly reporting company approximately upon the effectiveness of the registration of the shares as contemplated herein. However, investors will only have access to a limited amount of information about us when making a decision to purchase our common stock until such time as we become subject to periodic reporting requirements. We do not have experience as a reporting company and may encounter difficulty meeting the various obligations imposed on us by the public reporting system.

     Future Sales by our Stockholders may Adversely Affect our Stock Price and our Ability to Raise Funds in New Stock Offerings.

     Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. None of our 24,745,723 shares of common stock outstanding as of July 20, 2005 (assuming no exercise of options or warrants) are freely tradable without restriction. All shares of common stock held by existing stockholders are “restricted securities” and may be resold in the public market only if registered or pursuant to an exemption from registration.

     Upon issuance of the maximum number of shares being registered in this offering, there will be an additional 7,344,830 shares of common stock outstanding. There is essentially no limit on the number of shares that U.S. Helicopter can register in future registration statements. All of the shares being registered hereunder may be immediately resold in the public market upon effectiveness of the accompanying registration statement and the issuance of shares upon a conversion of the convertible debenture.

     In addition, we have issued options to purchase a total of 882,000 shares of our common stock, which have an exercise price of $0.50 per share.

     We have also conducted a private placement from November through December, 2004 which resulted in the issuance of 63,200 units (the “Units”), with each unit consisting of five shares of our Series A Preferred Stock and two warrants. Shares of our Series A Preferred Stock are convertible into our common stock at an exercise price equal to 80% of the average closing bid price of our common stock on the OTC-BB for the 20 trading days immediately preceding the day upon which we receive a notice of conversion from the Preferred Stockholder. In the event that our shares are not traded on the OTC-BB, the conversion price shall be equal to 80% of the average bid price of our common stock posted in the Pink Sheets for the 20 trading days immediately preceding the day upon which we receive a conversion notice from the Preferred Stockholder. In the event that our shares are not traded on the OTC-BB or on the Pink Sheets, the conversion price shall be equal to 80% of the fair market value of our common stock on the date upon which we receive the notice of conversion from the Preferred Stockholder. Such fair market value shall be determined by an accounting firm selected by us which accounting firm is not then currently performing any accounting services for us. The subscribers in this offering received warrants to purchase a total of 126,400 shares of our common stock which are exercisable upon conversion of the Series A Preferred Stock, of which 63,200 warrants have exercise prices of 125% of the conversion price of the Series A Preferred Stock, and the remaining 63,200 warrants an exercise price of 150% of the conversion price of the Series A Preferred Stock.

The Selling Stockholders Intend to Sell their Shares of Common Stock in the Market, which Sales may Cause our Stock Price to Decline.

     The selling stockholders intend to sell in the public market the shares of common stock being registered in this offering. That means that up to 10,590,553 shares of common stock, the number of shares being registered in this offering, may be sold. Once a market for our common stock develops, we intend to amend this registration statement to reflect that the shares will be offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board. Such sales may cause our stock price to decline.

The Price You Pay in this Offering will Fluctuate and may be Higher or Lower than the Prices Paid by Other People Participating in this Offering.

     The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

     There are additional restrictions on our ability to request advances under the SEDA. For example, our ability to request an advance is conditioned upon us registering the shares of common stock with the SEC. Further, we may not request advances if the shares to be issued in connection with such advances would result in Cornell Capital owning more than 9.9% of our outstanding common stock. Even if we request advances the amount of each advance is limited to a maximum draw down of $300,000 every five (5) trading days.

     The Company will not be in a position to rely on the SEDA entered into with Cornell Capital to provide liquidity for the Company’s working capital and equipment leasing, as it will take time for a market for the Company’s business to develop. The Company will not be in a position to access the capital under the SEDA until the Company’s securities are quoted on the NASD Bulletin Board, and sufficient demand exists for the Company’s equity securities. There can be no assurance that the Company will successfully list its securities for a quotation on the NASD Bulletin Board, or that a market for the Company’s securities will develop in a manner that will allow the Company to receive financing under the SEDA.

SELLING STOCKHOLDERS

     The following table presents information regarding the selling stockholders. A description of each selling stockholder’s relationship to U.S. Helicopter and how each selling stockholder acquired or will acquire the shares to be sold in this offering is detailed in the information immediately following this table.

			Percentage		Percentage
			of		of
			Outstanding		Outstanding		Percentage
	Shares		Shares	Shares to be	Shares to be		of Shares
	Beneficially		Beneficially	Acquired	Acquired	Shares to	Beneficially
	Owned		Owned	Under the	Under the	be Sold In	Owned
	Before		Before	Convertible	Convertible	the	After the
Selling Stockholder	Offering		Offering (1)	Debenture (2)	Debenture (2)	Offering	Offering
Cornell Capital Partners, L.P.(3)	1,730,769	(4)	6.99%	7,344,830	22.89%	9,075,599	0%

3B Group, Inc.(5)	773,196		3.12%	-0-	0%	773,196	0%

Amir Elbaz	494,505		2.00%	-0-	0%	494,505	0%

Troy Rillo	247,253		1.00%	-0-	0%	247,253	0%

(1)	Applicable percentage of ownership is based on 24,745,723 shares of common stock outstanding as of July 20, 2005, together with securities exercisable or convertible into shares of common stock within 60 days of July 20, 2005. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of July 20, 2005 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Cornell Capital holds an Amended and Restated Secured Convertible Debenture (the “Convertible Debenture”) in the principal amount of $1,335,424, which is convertible into shares of common stock at a price of $0.20 per share. The terms of the Convertible Debenture prohibit conversion of more than 10% of the sums due at the time of conversion, and if the number of shares held by Cornell Capital after giving effect to such conversion would equal in excess of 9.99% of all our outstanding shares of common stock. The figures in this table assume that such provisions do not apply. If such prohibitions did not apply, Cornell Capital would be entitled to convert the Convertible Debenture along with accrued interest as of July 20, 2005 into a total of 6,772,244 shares. We are registering a total of 7,344,830 shares to cover such conversions.

(3)	All investment decisions of Cornell Capital are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, LLC makes the investment decisions on behalf of Yorkville Advisors, LLC.

(4)	This figure does not include shares held by Amir Elbaz and Troy Rillo, who were employees of Cornell Capital as of June 1, 2005 but who do not control, are not controlled by, and are not under common control with Cornell Capital.

(5)	All investment decisions of 3B Group, Inc. are made by Barry Liben, President of 3B Group, Inc.

     The following information contains a description of the selling stockholders’ relationships to U.S. Helicopter and how the selling shareholder acquired the shares to be sold in this offering. The selling stockholders have not held positions or offices, or had any other material relationships, with U.S. Helicopter, except as follows:

     CORNELL CAPITAL PARTNERS, L.P. Cornell Capital is the investor under the SEDA and the holder of the Convertible Debenture. All investment decisions of Cornell Capital Partners are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of Yorkville Advisors. Cornell Capital acquired all shares being registered in this offering in financing transactions with U.S. Helicopter. The transactions are explained below:

     Convertible Debentures. In August 2004, we entered into a Securities Purchase Agreement with Cornell Capital, whereby $1,300,000 of 5% secured, convertible debentures were issued. On August 6, 2004, U.S. Helicopter received net proceeds of $772,500 after payment of certain expenses in the amount of $227,500, from the sale of $1,000,000 worth of debentures. On February 26, 2005, U.S. Helicopter received net proceeds of $270,000 after payment of certain expenses in the amount of $30,000 from the sale of $300,000 worth of debentures. On April 8, 2005, the Company entered into an Amended and Restated Secured Debenture in the amount $1,335,424, representing the principal and interest due under the prior debentures as of such date. Until January 1, 2006, we are required to remit to the holder an amount equal to 10% of the gross proceeds received pursuant to the SEDA, to be applied against sums due under the Convertible Debenture. Beginning January 1, 2006, we are required to make monthly payments of $200,000 until all amounts under the Convertible Debenture are repaid. The debenture bears interest at 5% per annum and is secured by a security agreement covering substantially all of our business assets, provided that the secured party has agreed to subordinate the priority of its lien under certain circumstances. Principal plus accrued interest is payable in full two years after the date of issue and up to 10% of all sums due and payable may be converted at Cornell Capital’s option, into shares of U.S. Helicopter’s common stock at a price of $0.20 per share. If the holder elects to convert, U.S. Helicopter may redeem the portion of the debenture that was subject to the conversion notice by paying 120% of the amount being redeemed. In the event of a default under the debenture, Cornell Capital may convert all sums due under the debenture, provided that the number of shares issuable upon such conversion would not result in Cornell Capital owning in excess of 9.99% of our outstanding common stock.

      We are required to register all shares issuable pursuant to the Convertible Debenture pursuant to the terms of an Investor Registration Rights Agreement between Cornell Capital and us. In addition, so long as at least $100,000 in principal of the Convertible Debenture is outstanding and unconverted, we are restricted, without prior consent of Cornell Capital, from issuing or selling any of our common or preferred stock or other security for less than fair market value other than pursuant to the SEDA, or from granting any security interest other than for equipment, or from filing any registration statement on Form S-8 except for securities covered by our 2004 Stock Incentive Plan. A consent from Cornell Capital has not been necessary to date. As of the date of this prospectus, we have not requested consent from Cornell Capital to issue our equity securities in connection with the acquisition of our initial helicopters, as no potential suppliers have requested our securities as part of a potential transaction. Pursuant to the Convertible Debenture, Cornell Capital’s consent is needed before the Company may sell or issue its equity securities without consideration or for a consideration less than fair market value. We will request such consent from Cornell Capital if and when a potential helicopter supplier requires an equity position in us to complete a transaction under terms that would necessitate a Cornell Capital consent. U.S. Helicopter is registering in this offering 7,344,830 shares of common stock underlying the Convertible Debenture.

     Standby Equity Distribution Agreement. In August 2004, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, L.P., which was amended and restated on April 8, 2005. Pursuant to the Amended and Restated Standby Equity Distribution Agreement (the “SEDA”), we may, at our discretion, periodically sell to Cornell Capital shares of common stock for a total purchase price of up to $11.0 million. For each share of common stock purchased under the SEDA, Cornell Capital will pay U.S. Helicopter 99% of the volume weighted average price on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 5 days immediately following the notice date. Further, Cornell Capital will retain a fee of 5% of each advance under the SEDA. In connection with the SEDA, Cornell Capital received a commitment fee of 2,472,527 shares of our common stock. Cornell Capital subsequently transferred 741,758 shares to Troy Rillo and Amir Elbaz. In addition, we engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. For its services, Newbridge Securities Corporation received a fee of $10,000 worth of our common stock, with the number of shares to be determined on the first day that our shares are publicly traded. U.S. Helicopter is registering a total of 2,472,527 shares in this offering that have been issued under the SEDA to Cornell Capital (which includes shares transferred by Cornell Capital to Troy Rillo and Amir Elbaz). U.S. Helicopter is not registering the other shares issuable pursuant to the SEDA in this registration statement.

     AMIR ELBAZ. Mr. Elbaz is an employee of Cornell Capital and received shares of U.S. Helicopter common stock from Cornell Capital. Mr. Elbaz does not control, is not controlled by and is not under common control with Cornell Capital.

     TROY RILLO. Mr. Rillo is an employee of Cornell Capital and received shares of U.S. Helicopter common stock from Cornell Capital. Mr. Rillo does not control, is not controlled by and is not under common control with Cornell Capital.

     3B GROUP, INC. 3B Group, Inc. received 773,196 shares of common stock from us in consideration of its efforts in assisting us to raise capital and to induce Cornell Capital to make an investment in us. We are registering these shares in this offering. 3B Group, Inc. has agreed not to sell any of its shares during the six month period commencing on the effective date of the accompanying registration statement.

THERE ARE CERTAIN RISKS RELATED TO SALES BY CORNELL CAPITAL

     There are certain risks related to sales by Cornell Capital, including:

•	The outstanding shares are issued based on discount to the market rate. As a result, the lower the stock price around the time Cornell Capital is issued shares, the greater chance that Cornell Capital gets more shares. This could result in substantial dilution to the interests of other holders of common stock.

•	To the extent Cornell Capital sells its common stock, the common stock price may decrease due to the additional shares in the market. This could allow Cornell Capital to sell greater amounts of common stock, the sales of which would further depress the stock price.

•	The significant downward pressure on the price of the common stock as Cornell Capital sells material amounts of common stocks could encourage short sales by others to the extent permitted by applicable law. This could place further downward pressure on the price of the common stock.

USE OF PROCEEDS

     This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we have received net proceeds of $1,042,500 from the sale of the $1,000,000 Convertible Debenture and the $300,000 Convertible Debenture to Cornell Capital under the Securities Purchase Agreement and net proceeds of $206,300 from the sale of $316,000 worth of our units in connection with the Private Placement, and we will receive the proceeds from any cash exercise of the warrants sold in the Private Placement. Any proceeds we receive will be used for working capital purposes including, but not limited to, equipment financing, acquisition of leased facilities and additional startup costs. Please see the headings entitled “Recent Sales of Unregistered Securities” and “Selling Stockholders” for more information about the Private Placement and our transaction with Cornell Capital.

DETERMINATION OF OFFERING PRICE

     There is no established public market for the shares of common stock being registered. As a result, the offering price and other terms and conditions relative to the shares of common stock offered hereby have been arbitrarily determined by us and do not necessarily bear any relationship to assets, earnings, book value or any other objective criteria of value. In addition, no investment banker, appraiser or other independent, third party has been consulted concerning the offering price for the shares or the fairness of the price used for the shares.

DILUTION

     U.S. Helicopter issued a total of 1,000 shares of common stock representing founders’ shares to eight persons in exchange for cash totaling $500, or $0.50 per share as of March, 2003. The eight stockholders included the following members of U.S. Helicopter management: John G. Murphy, George Mehm, Donal McSullivan, Gabriel Roberts, John Capozzi, Rue Reynolds and Clinton L. Pagano, Sr. In July, 2004, the Company effectuated a 21,300-to-one stock split whereby each founding stockholder received 21,300 shares of post-split common stock in exchange for each pre-split share of the Company’s common stock. In July, 2004, U.S. Helicopter issued a total of 2,472,527 shares to Cornell Capital as a commitment fee pursuant to the SEDA. Cornell Capital subsequently transferred 247,253 shares to Troy Rillo and 494,505 shares to Amir Elbaz. U.S. Helicopter issued 773,196 shares to 3B Group, Inc. in August, 2004 in consideration of its efforts to assist the Company to raise capital and to induce Cornell Capital to make an investment in the Company. By way of comparison, U.S. Helicopter will issue shares to Cornell Capital pursuant to the Amended and Restated Convertible Debenture at a price of $0.20 per share, and pursuant to the SEDA at an estimated offering price of $0.74 per share, assuming a market value of our common stock of $0.75 per share.

     The net tangible book value of U.S. Helicopter as of March 31, 2005 was $(806,435) or $(0.0329) per share of common stock. Net tangible book value per share is determined by dividing the tangible book value of U.S. Helicopter (total assets less total liabilities and intangible assets) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to U.S. Helicopter, our net tangible book value will be unaffected by this offering.

     Prospective investors will experience dilution upon the conversion of the Amended and Restated Convertible Debenture. Assuming that U.S. Helicopter issues 7,344,830 shares of common stock pursuant to the Amended and Restated Convertible Debenture at $0.20 per share, less offering expenses of approximately $50,000, our net tangible book value as of March 31, 2005 would have been $612,531 or $0.0192 per share. This represents an immediate increase in net tangible book value to existing stockholders of $0.0521 per share and an immediate dilution to new stockholders of $ 0.1808 per share. The following table illustrates the per share dilution:

Conversion price of debenture		$0.2000
Net tangible book value per share before this offering	$(0.0339)
Increase attributable to new investors	$0.0521
Net tangible book value per share after this offering		$0.0192

Dilution per share to new stockholders		$0.1808

     The following table illustrates the per share dilution assuming we issue shares under the Convertible Debenture at $0.75 per share. In this scenario, U.S. Helicopter would issue a total of 2,497,242 shares of common stock, which would result in a net tangible book value figure as of March 31, 2005 of $612,531 after deduction of offering expenses totaling approximately $50,000, or $0.0227 per share. This represents an immediate increase in net tangible book value to existing stockholders of $0.0556 per share and an immediate dilution to new stockholders of $0.7273 per share.

Conversion price of debenture		$0.7500
Net tangible book value per share before this offering	$(0.0329)
Increase attributable to new investors	$0.0556
Net tangible book value per share after this offering		$0.0227

Dilution per share to new stockholders		$0.7273

     The figures represented in the above tables assume that Cornell Capital is not prohibited from acquiring shares pursuant to the Amended and Restated Convertible Debenture which would result in it becoming the beneficial owner of more than 9.99% of the issued and outstanding common stock of U.S. Helicopter, and assumes that an event of default has occurred under the debenture which would allow Cornell Capital to convert up to 100% of the principal and accrued interest under the debenture. Pursuant to the terms of the Amended and Restated Convertible Debenture, Cornell Capital is prohibited from acquiring such number of shares of our common stock which would result in it becoming the beneficial owner of more than 9.99% of our issued and outstanding common stock, and is prohibited from converting more than 10% of all amounts due and owing under the debenture unless an event of default has occurred, as defined in the debenture.

     In addition, the computations in the above tables exclude stock options to purchase a total of 882,000 shares of our common stock, warrants to purchase a total of 406,000 shares of our common stock and the issuance of common stock to Cornell Capital pursuant to the SEDA. To the extent such options and warrants are exercised, there may be further dilution to new investors.

CONVERTIBLE DEBENTURE

     In August 2004, we entered into a Securities Purchase Agreement with Cornell Capital, whereby $1,300,000 of 5% secured, convertible debentures were issued. On August 6, 2004, U.S. Helicopter received net proceeds of $772,500 after payment of certain expenses in the amount of $227,500, from the sale of $1,000,000 worth of debentures. On February 26, 2005, U.S. Helicopter received net proceeds of $270,000 after payment of certain expenses in the amount of $30,000 from the sale of $300,000 worth of debentures. On April 8, 2005, the Company entered into an Amended and Restated Secured Debenture in the amount $1,335,424, representing the principal and interest due under the prior debentures as of such date. Until January 1, 2006, we are required to remit to the holder an amount equal to 10% of the gross proceeds received pursuant to the SEDA, to be applied against sums due under the Convertible Debenture. Beginning January 1, 2006, we are required to make monthly payments of $200,000 until all amounts under the Convertible Debenture are repaid. The debenture bears interest at 5% per annum and is secured by a security agreement covering substantially all of our business assets, provided that the secured party has agreed to subordinate the priority of its lien under certain circumstances. Principal plus accrued interest is payable in full two years after the date of issue and up to 10% of all sums due and payable may be converted at Cornell Capital’s option, into shares of U.S. Helicopter’s common stock at a price of $0.20 per share. If the holder elects to convert, U.S. Helicopter may redeem the portion of the debenture that was subject to the conversion notice by paying 120% of the amount being redeemed. In the event of a default under the debenture, Cornell Capital may convert all sums due under the debenture, provided that the number of shares issuable upon such conversion would not result in Cornell Capital owning in excess of 9.99% of our outstanding common stock.

     We are required to register all shares issuable pursuant to the Convertible Debenture pursuant to the terms of an Investor Registration Rights Agreement between Cornell Capital and us. In addition, so long as at least $100,000 in principal of the Convertible Debenture is outstanding and unconverted, we are restricted, without prior consent of Cornell Capital, from issuing or selling any of our common or preferred stock or other security for less than fair market value other than pursuant to the SEDA, from granting any security interest other than for equipment, or from filing any registration statement on Form S-8 except for securities covered by our 2004 Stock Incentive Plan. U.S. Helicopter is registering in this offering 7,344,830 shares of common stock underlying the Convertible Debenture. The costs associated with the registration of these shares will be borne by us.

STANDBY EQUITY DISTRIBUTION AGREEMENT

     SUMMARY. In August 2004, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, L.P., which was amended and restated in April, 2005. Pursuant to the Amended and Restated Standby Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital shares of common stock for a total purchase price of up to $11.0 million. The amount of each advance is limited to a maximum draw down of $300,000 every five trading days and the aggregate amount of advances may not exceed $1,200,000 in any 30-day period. For each share of common stock purchased under the SEDA, Cornell Capital will pay U. S. Helicopter 99% of the volume weighted average price of our common stock as quoted by Bloomberg, LP for the 5 days immediately following the notice date. The volume weighted average price is calculated automatically by Bloomberg, LLC, a reporting service, and is calculated by multiplying the number of U.S. Helicopter’s shares sold on a given day by the actual sales prices and adding up the totals. We may not request advances if the shares to be issued in connection with such advances would result in Cornell Capital owning more than 9.9% of our issued and outstanding common stock. Cornell Capital is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. Further, Cornell Capital will retain a fee of 5% of each advance under the SEDA. In addition, we engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the SEDA. For its services, Newbridge Securities Corporation shall receive a fee of $10,000 worth of our common stock, with the number of shares to be determined on the first day that our shares are publicly traded. In connection with the SEDA, Cornell Capital received a commitment fee of 2,472,527 shares of our common stock, which U.S. Helicopter is registering pursuant to this registration statement (which includes shares later transferred by Cornell Capital to Troy Rillo and Amir Elbaz). We are obligated to register the shares underlying the SEDA, which we are not registering as part of this registration statement.

     The Company will not be in a position to rely

on the SEDA entered into with Cornell Capital to provide liquidity for the Company’s working capital and equipment leasing, as it will take time for a market for the Company’s business to develop. The Company will not be in a position to access the capital under the SEDA until the Company’s securities are quoted on the NASD Bulletin Board, the shares issuable pursuant to the SEDA are registered and sufficient demand exists for the Company’s equity securities. There can be no assurance that the Company will successfully list its securities for a quotation on the NASD Bulletin Board, or that a market for the Company’s securities will develop in a manner that will allow the Company to receive financing under the SEDA.

     We expect to incur expenses of approximately $121,000 in connection with this registration, consisting primarily of professional fees. In connection with the Amended and Restated Standby Equity Distribution Agreement, we paid Cornell Capital a one-time commitment fee of 2,472,527 shares of common stock. In addition, we issued 773,196 shares of common stock to 3B Group, Inc., in consideration of its efforts in assisting us to raise capital and induce Cornell Capital to make an investment in us.

PLAN OF DISTRIBUTION

     The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions at $0.75 per share. Once a market for our common stock develops, we intend to file an amendment to this registration statement to reflect that the shares will be offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of the offering. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately-negotiated transactions;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing of options on the shares;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

     The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

     The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

     The selling stockholders may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that selling stockholders will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. Cornell Capital Partners and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, are deemed “underwriters” as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

     If a selling stockholder notifies us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

     INDEMNIFICATION. We have agreed to indemnify Cornell Capital, its officers, directors, partners, attorneys, employees and agents from and against any and all losses, including reasonable attorneys’ fees and disbursements, arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by us in the SEDA or the Securities Purchase Agreement, (b) any breach of any covenant, agreement or obligation of us in the SEDA, Securities Purchase Agreement or other document contemplated thereby, (c) claims made against Cornell Capital arising from the SEDA or the Securities Purchase Agreement or other document contemplated thereby, (d) any untrue statement or omission of a material fact in a registration statement or post-effective amendment thereto, any blue sky filing or any final prospectus relating to the shares of common stock being registered pursuant to this registration statement or (e) any violation or alleged violation by us of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or applicable state securities laws relating to the shares being registered pursuant to this registration statement.

     Certain selling stockholders have agreed to indemnify us against certain losses, claims, damages and liabilities, including liabilities under the Securities Act, including any untrue statement of a material fact contained in this prospectus or an omission to state any material fact necessary to make the statements in this prospectus not misleading.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of U.S. Helicopter pursuant to the foregoing, or otherwise, U.S. Helicopter has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

     STATUTORY UNDERWRITER. Cornell Capital Partners is an “underwriter” within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the SEDA and the Amended and Restated Convertible Debenture. Selling stockholders other than Cornell Capital may be deemed to constitute underwriters as well with respect to the sale of our common stock. For so long as such stockholders are “underwriters,” these stockholders may not sell shares by relying on Rule 144. Cornell Capital received a one-time commitment fee of 2,472,527 shares of our common stock in connection with the SEDA. In addition, 3B Group, Inc. received 773,196 shares of our common stock in consideration of its efforts in assisting us to raise capital and to induce Cornell Capital to make an investment in us. Cornell Capital may also convert up to 10% of all sums due and payable under the Amended and Restated Convertible Debenture, assuming that no event of default has occurred. If an event of default has occurred in accordance with the Amended and Restated Convertible Debenture, Cornell Capital may convert up to 100% of all sums due and payable under the debenture. However, the Amended and Restated Convertible Debenture restricts Cornell Capital from acquiring such number of shares which would result in its holding 10% or more of our outstanding common stock.

     Cornell Capital Partners, L.P. was formed in February 2000 as a Delaware limited partnership. Cornell Capital Partners is a domestic hedge fund in the business of investing in and financing public companies. Cornell Capital Partners does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing our common stock.

     BLUE SKY LAWS. Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

     COSTS OF REGISTRATION. We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify Cornell Capital Partners and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $121,000. The offering expenses consist of: a SEC registration fee of $934.88, printing expenses of $10,000, accounting fees of $25,000, legal fees of $75,000 and miscellaneous expenses of $10,000. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders.

     REGULATION M. The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. The selling stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

     The following information should be read in conjunction with the consolidated financial statements of U.S. Helicopter and the notes thereto appearing elsewhere in this filing. Statements in this Management’s Discussion and Analysis or Plan of Operation and elsewhere in this prospectus that are not statements of historical or current fact constitute “forward-looking statements.”

     U.S. Helicopter Corporation is a development stage company whose core business will be providing regularly scheduled helicopter shuttle service between many of the nation’s larger metropolitan airports and surrounding city-based heliports. The Company intends to introduce its service – called “Metro-hop Airport Shuttle Service” or “MASS” – in the New York City market with frequent service between Kennedy, Newark Liberty, and LaGuardia airports and the New York metropolitan area heliports located at Wall Street, East 34th Street, and West 30th Street. The Company’s MASS service is intended to provide a fast, reliable, and safe alternative for airline passengers who wish to avoid the uncertainties and frequent delays associated with depending upon surface-based transportation to and from airports.

     As the Company completes its first year of operations and the introduction of its MASS service in New York City, it intends to phase-in similar service during the following four years in other major U.S. metropolitan markets: first in Washington, D.C. and then Chicago followed by Los Angeles.

     In addition to the airport-focused MASS shuttle service, the Company also intends to develop and introduce other regularly scheduled helicopter services (as differentiated from charter flights) including: commuter service between suburban helipads and New York City metropolitan heliports; weekend service between New York City metropolitan heliports and weekend/vacation retreat destinations such as the Hamptons, Cape Cod and Martha’s Vineyard; scheduled service to and from entertainment and resort destinations such as casinos based in Atlantic City and Connecticut; and utilizing aircraft at night or on weekends when aircraft are not flying the MASS shuttle service.

     Since inception, we have incurred substantial operating losses and expect to incur substantial additional operating losses over the remainder of the pre-operating period and the first full year of operations. As of December 31, 2004, we had an accumulated deficit of $(567,826). We have not received any revenues from inception, and we do not anticipate receiving any revenues until late third quarter of the 2005 fiscal year. Our operations have been financed primarily through a sale of 5% secured convertible debentures, and a sale of equity securities comprising 63,200 Units consisting of Series A Preferred Stock and common stock purchase warrants. The terms of these debt and equity financings are set forth below.

     In November and December 2004, U.S. Helicopter issued a total of 63,200 of our Units to a limited number of accredited investors pursuant to the Private Placement in which we received $316,000 before payment of expenses associated with the offering. In connection with the Private Placement, 20 persons have received a total of 316,000 shares of our Series A Preferred Stock and 126,400 warrants to purchase our common stock, of which 63,200 warrants have an exercise price equal to 125% of the conversion price of the Series A Preferred Stock and the remaining 63,200 warrants have an exercise price equal to 150% of the conversion price of the Series A Preferred Stock.

     In connection with the Private Placement, the Company paid the following fees and expenses: (1) $35,520, representing a commission of 12% of the gross offering proceeds raised by North Coast Securities Corporation (the “Placement Agent”) (2) $8,880, representing a non-accountable expense allowance of 3% of the gross offering proceeds raised by the Placement Agent; (3) a due diligence and pre-marketing fee of $12,500 to cover the costs and expenses of due diligence investigation and pre-marketing activities; (4) warrants to purchase 29,600 shares of the Company’s common stock, with an exercise price equal to 80% of the fair market value of the Company’s common stock on the date of exercise, a term of five years and all other terms substantially the same as those of the warrants issued to investors in the Private Placement; (5) $49,800, representing legal fees paid to Gallagher, Briody & Butler; and (6) $3,000, representing escrow agent’s fees.

In addition, the Company reimbursed the Placement Agent in the amount of $4,375 for its legal fees (including blue sky legal fees) in the Private Placement.

     As part of our agreement with the Placement Agent, the Company agreed to enter into a separate Financial Consulting and Advisory Agreement with the Placement Agent, with compensation of Warrants issued to the Placement Agent or its designee to purchase 250,000 shares of the Company’s common stock with an exercise price equal to $0.75 per share, a term of five years and all other terms substantially the same as those of the warrants issued to investors in the Private Placement.

     In August, 2004, the Company entered into a Securities Purchase Agreement pursuant to which we agreed to issue $1,300,000 of 5% secured convertible debentures to Cornell Capital. On August 4, 2004, the Company received net proceeds of $772,500 after payment of expenses in the amount of $227,500, from the sale of $1,000,000 worth of debentures. On February 25, 2005, the Company received net proceeds of $270,000, after payment of expenses in the amount of $30,000, from the sale of $300,000 worth of debentures. On April 8, 2005, we entered into an Amended and Restated Secured Debenture in the amount of $1,335,424, representing the principal amount of the convertible debentures and all accured interest as of such date. The amended and restated debenture bears interest at 5% per annum and is secured by a security agreement covering substantially all business assets of the Company. The conversion provision entitles the holder at any time, and from time to time, to convert up to 10% of the principal plus accrued interest due as of a particular date into the Company’s common stock at a price of $0.20 per share. Until January 1, 2006, we are required to remit to the holder an amount equal to 10% of the gross proceeds received pursuant to the SEDA, to be applied against sums due under the Convertible Debenture. Beginning January 1, 2006, we are required to make monthly payments of $200,000 until all amounts under the Convertible Debenture are repaid. The Convertible Debenture is secured by all of U.S. Helicopter’s assets.

     On August 4, 2004, the Company entered into a Standby Equity Distribution Agreement with Cornell Capital, which was amended and restated on April 8, 2005 (the “SEDA”) pursuant to which the Company may, at its discretion, periodically issue and sell to Cornell Capital, up to $11,000,000 of the Company’s common stock. Upon the execution of the SEDA, the Company agreed to issue 2,472,527 shares of its common stock to Cornell Capital, plus an additional $10,000 worth of the Company’s common stock to Newbridge Securities Corporation (“Newbridge”), as a placement fee, per the Placement Agent Agreement between the Company and Newbridge, valued at the fair market value of the stock as of the date of the initial trading day of the Company’s common stock. As of July 20, 2005, the Company has issued 2,472,527 shares with an aggregate par value of $2,473 in connection with the SEDA.

     In August, 2004, U.S. Helicopter issued 773,196 shares of common stock to 3B Group, Inc. in consideration of its efforts to assist us in raising capital and to induce Cornell Capital to make an investment in us. Also in August, 2004, the Company agreed to pay Newbridge Securities Corporation a fee of $10,000 worth of our common stock, with the number of shares to be determined on the first day that our shares are publicly traded.

     The Company issued a total of 1,000 shares of common stock representing founders’ shares to eight persons in exchange for cash totaling $500 as of March, 2003. The eight stockholders included the following members of U.S. Helicopter management: John G. Murphy, George Mehm, Donal McSullivan, Gabriel Roberts, John Capozzi, Rue Reynolds and Clinton L. Pagano, Sr. In July, 2004 the Company effectuated a 21,300 to one stock split whereby each founding stockholder received 21,300 shares of post-split common stock in exchange for each pre-split share of the Company’s common stock.

     Pursuant to the SEDA, U.S. Helicopter may, at its discretion for up to 2 years, periodically issue and sell shares of common stock for a total purchase price of $11.0 million. If U.S. Helicopter requests an advance under the Amended and Restated Standby Equity Distribution Agreement, Cornell Capital will purchase shares of common stock for 99% of the volume weighted average price on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 5 days immediately following the notice date. Cornell Capital intends to sell any shares purchased under the SEDA at the market price. The effectiveness of the sale of the shares under the SEDA is conditioned upon U.S. Helicopter registering the shares of common stock with the Securities and Exchange Commission.

     The Company will not be in a position to rely on the SEDA entered into with Cornell Capital to provide liquidity for the Company’s working capital and equipment leasing, as it will take time for a market for the Company’s business to develop. The Company will not be in a position to access the capital under the SEDA until the Company’s securities are quoted on the NASD Bulletin Board, and sufficient demand exists for the Company’s equity securities. There can be no assurance that the Company will successfully list its securities for a quotation on the NASD Bulletin Board, or that a market for the Company’s securities will develop in a manner that will allow the Company to receive financing under the SEDA.

RESULTS OF OPERATIONS

     Since inception on March 4, 2003 through the date hereof, the Company has had no revenues from operations and is not expected to generate any revenues from operations until late third quarter of the 2005 fiscal year.

     From inception to December 31, 2003, the Company incurred expenses solely consisting of professional fees of $17,865, and accordingly, from inception through December 31, 2003, the Company incurred a net loss of $17,865.

     For the twelve-month period ended December 31, 2004, the Company incurred total expenses of $549,961. These expenses primarily consisted of general and administrative expenses, including payroll of $280,840, payroll taxes of $23,977 and professional fees of $128,522. Interest expense for the twelve-month period ended December 31, 2004, was $21,117. The increase in the general and administrative expenses since December 31, 2003 was due to increased legal, accounting and financial printer expenses related to the preparation of the Company’s financial statements, and the costs incurred with several financings.

     From inception to March 31, 2005, the Company has incurred professional fees totaling $254,542. These fees are comprised of legal fees for general matters, negotiation/closing of the Convertible Debenture, accounting and audit fees, other consulting fees, transfer agent fees and registered agent fees.

     Since inception, the Company has incurred operating losses. As of December 31, 2004, our accumulated deficit was $567,826.

LIQUIDITY AND FINANCIAL CONDITION

     We have financed our operations since inception primarily through a private placement financing with Cornell Capital and a private placement of the Units consisting of the Company’s Preferred Shares and Warrants to purchase the Company’s Common Stock. In August 2004, the Company closed on a $1.3 million convertible debenture financing, of which the Company has received gross proceeds of $1.3 million to date. In November and December of 2004, the Company closed on a private placement offering of 63,200 Units to a limited number of accredited investors, pursuant to which we received $316,000 before payment of expenses associated with the offering. U.S. Helicopter received net proceeds of $206,300 in the Private Placement, which was used for general working capital purposes and startup costs.

     Pursuant to the Private Placement, the Company offered up to 300,000 of its units at $5.00 each for a total purchase price of $1,500,000. Each unit consisted of five shares of the Company’s Series A Convertible Preferred Stock and two warrants, each to purchase one share of the Company’s common stock at exercise prices equal to 125% and 150%, respectively, of the conversion price of the Series A Convertible Preferred Stock. The Company’s Series A Convertible Preferred Stock is convertible into shares of the Company’s common stock, at any time commencing from and after the date of issuance and for a period of three years thereafter at a price equal to 80% of the average closing bid price of the Company’s common stock on the OTC-BB for the 20 trading days immediately preceding the day upon which the Company receives a notice of conversion from the preferred stockholder. If the Company’s common stock is not traded on the OTC-BB, the conversion price of the Series A Convertible Preferred Stock is equal to 80% of the average bid price of the Company’s common stock as posted in the Pink Sheets for the 20 trading days immediately preceding the day upon which we receive a conversion notice from the preferred stockholder. In the event that the Company’s common stock is not listed on the OTC-BB or the Pink Sheets, the conversion price of the Series A Convertible Preferred Stock is equal to 80% of the fair market value of the Company’s common stock on the date upon which the Company receives a conversion notice from the preferred stockholder. Such fair market value will be determined by an accounting firm selected by the Company which is not then currently performing any accounting services for U.S. Helicopter.

     We plan to acquire through lease or mortgage, and put into service, up to eight (8) helicopters during our first year of flight operations commencing in or about September 2005. To accomplish this, we will need to secure approximately $25.0 million of helicopter lease/debt financing, inclusive of deposits required in connection with any financing transaction. It is anticipated that the purchase price per aircraft for the first eight used aircraft, including the cost of refurbishment and re-configuration of interiors, will be approximately $3.0 million. It is anticipated that the deposit for these eight aircraft will be approximately $2.5 million, with the balance of the $22.5 million purchase price to be borrowed in the form of lease financing or purchase financing. It is anticipated that the manufacturers of these aircraft, along with the engine manufacturer, will enter into “power-by-the-hour” (“PBH”) arrangements, whereby the Company would be allowed to cover the cost of major maintenance items over a period of time, rather than as the maintenance costs are specifically incurred. In addition, the Company intends to pursue certain Asset Value Guarantees (“AVG”), such that the manufacturer of the aircraft would agree to pay a lender/lessor up to 20% (twenty percent) of the cost of the aircraft should the aircraft be unable to be sold for the lender/lessor’s expected value. The Company will also seek to arrange a 20% (twenty percent) first loss deficiency (“FLD”) guarantee from various manufacturers. With an FLD provision, if the Company defaults, the manufacturer could be liable for up to 20% of the equipment cost to cover lost rental, interest, cost-of-sale, and the difference in the asset value when sold. In order to obtain a PBH, an AVG and an FLD, the Company may be required to place deposits with the aircraft manufacturers for new aircraft to be delivered between June 2006 and June 2009. Accounting for PBH arrangements will be accomplished through our Statement of Operations, where we will expense in full the amount of such costs at the rates in accordance with any contracts we have in place. We will record deposits made to the manufacturer(s) as Deposits on our Balance Sheet. These deposits could be used by the manufacturer(s) if there is an event of default by us. We will disclose AVGs and/or FLD arrangements in the Notes to our financial statements.

      It is currently anticipated that the Company would place an order for delivery in 2006 of eight (8) aircraft at an average purchase price of $7.5 million, and an additional fourteen (14) aircraft in 2007 and 2008 at the same average purchase price. The current anticipated delivery schedule for the initial and additional aircraft for the first year of operations is as follows:

August 3, 2005: Delivery one S76B aircraft

August 12, 2005: Delivery of two S76B aircraft

October 15, 2005: Delivery of two S76B aircraft

December 15, 2005: Delivery of two S76B aircraft

January 15, 2006: Delivery of one S76B aircraft

The above dates are for delivery to us. The aircraft will require modifications to bring them to our standards, which we estimate will take from 30-45 days per aircraft. The Company has not secured any of the financing for the acquisition of either used or new aircraft for delivery in 2005 through 2009. The Company is in negotiations with a number of potential financing sources; however, there can be no assurance that a transaction with any of these lenders will be completed.

     There can be no assurance that the Company will be successful in entering into financing agreements for these aircraft. If these financings cannot be consummated, the Company will assess all available alternatives, including a sale of our assets or merger, suspension of operations and possible liquidation, auction, bankruptcy, or other measures.

     To date our financing has come from the sale of $1.3 million of convertible debentures, $0.3 million in private placement proceeds and $11.0 million of the S.E.D.A. funds. If we determine not to utilize any of the $11.0 million S.E.D.A. funds, we will need to raise at least $38.5 million in additional capital to finance operations through year-end 2005. Of this amount, we plan to apply $25 million to aircraft financing, $1.0 million to additional startup costs, $4.5 million to parts, deposits and miscellaneous costs, $6.0 million to working capital and $2.0 million to fund raising, legal and accounting expenses. To the extent we draw on the S.E.D.A. funds to finance operations, the aforementioned $38.5 million figure will decrease by the amount of such draws.

RECENT ACCOUNTING PRONOUNCEMENTS.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs – an amendment to ARB No. 43.” This statement provides guidance to clarify the accounting for abnormal amounts of idle facility expense, freight handling costs, and wasted material (spoilage), among other production costs. Provisions of ARB No. 43 stated that under some circumstances, items such as idle facility expense, excessive spoilage and other costs may be so abnormal as to require treatment as current period charges. This statement requires that those items be recognized as current period charges regardless of whether they meet the criterion of “so abnormal.” In addition, SFAS No. 151 requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of this Statement will be applied prospectively during our fiscal year beginning after June 15, 2005. Adoption of the Statement is not expected to have a material impact on our financial statements.

In November 2004, the FASB issued SFAS No. 152 “Accounting for Real Estate time-Sharing Transactions – An amendment of SFAS No. 66 and 67. This Statement amends SFAS No. 66. “Accounting for Sales of Real Estate,” to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, Accounting for Real Estate Time-Sharing Transactions.” This Statement also amends SFAS No. 67, “Accounting for Costs and Initial Rental Operations of Real Estate Projects,” to state the guidance for (a) incidental costs and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to guidance in SOP 04-2. SFAS No. 152 is effective for financial statements for fiscal years beginning after June 15, 2005. Adoption of this Statement is not expected to have a material impact on our financial statements.

In November 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets – an amendment to APBO No. 29.” This Statement amends Accounting Principles Board Opinion (“APBO”) No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This is effective for fiscal periods beginning after June 15, 2005. Adoption of this statement is not expected to have a material impact on our financial statements.

In December 2004, the FASB issued Statement 123(R) Share-Based Payment (revised 2004), which requires companies to recognize in the income statement the fair value of all employee share based payments, including grants of employee stock options as well as compensatory employee stock purchase plans, for interim periods beginning after June 15, 2005 and will become effective for us for the quarter ending September 30, 2005. Accordingly, SFAS 123(R) eliminates the ability to account for share based compensation using APB 25, and the pro forma disclosures previously permitted under SFAS 123 no longer will be an alternative to financial statement recognition. Although we have not yet determined whether the adoption of SFAS 123(R) will result in amounts that are similar to the current pro forma disclosures under SFAS 123, we do not expect the adoption to have a material impact on the statements of operations for the year ending December 31, 2005.

CRITICAL ACCOUNTING POLICIES.

     U.S. Helicopter’s consolidated financial statements and related public financial information are based on the application of accounting principles generally accepted in the United States (“GAAP”). GAAP requires the use of estimates, assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities, revenue and expense amounts reported. These estimates can also affect supplemental information contained in our external disclosures including information regarding contingencies, risk and financial condition. We believe our use of estimates and underlying accounting assumptions adhere to GAAP and are consistently and conservatively applied. We base our estimates on various assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions. We continue to monitor significant estimates made during the preparation of our financial statements.

     Our significant accounting policies are summarized in the Notes of our consolidated financial statements. While all these significant accounting policies impact its financial condition and results of operations, U.S. Helicopter views certain of these policies as critical. Policies determined to be critical are those policies that have the most significant impact on U.S. Helicopter’s consolidated financial statements (or are anticipated to have such impact when operations commence) and require management to use a greater degree of judgment and estimates. Actual results may differ from those estimates. Our management believes that given current facts and circumstances, it is unlikely that applying any other reasonable judgments or estimate methodologies would cause a material effect on our consolidated results of operations, financial position or liquidity for the periods presented in this report.

     Our critical accounting policies are useful lives of assets, impairment testing of assets, revenue recognition, and deferred offering costs.

     USEFUL LIVES OF TANGIBLE AND INTANGIBLE ASSETS. Depreciation and amortization of tangible and intangible assets are based on estimates of the useful lives of the assets. We regularly review the useful life estimates established to determine their propriety. Changes in estimated useful lives could result in increased depreciation or amortization expense in the period of the change in estimate and in future periods that could materially impact our financial condition and results of operations.

     IMPAIRMENT OF LONG-LIVED ASSETS. We adopted Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”) SFAS No. 144 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. An impairment charge could materially impact our financial condition and results of operations.

     REVENUE RECOGNITION. We recognize revenue when transportation has been provided, including scheduled passenger and charter services.

     DEFERRED OFFERING COSTS AND DEFERRED FINANCING COSTS. We incurred certain costs related to financing activities during the twelve-month period ended December 31, 2004. These costs consisted primarily of legal fees, placement agent fees and commissions which are related to the placement of debt securities (deferred financing costs) and equity securities (deferred offering costs).

     At December 31, 2004 and December 31, 2003 we had net deferred financing costs of $167,712 and $0.00, respectively. These costs were related to the placement of a 5% convertible debenture and are being amortized on a straight-line basis over the life of the debenture. We recorded amortization expense related to deferred financing totaling $42,288 and $0.00 for the twelve month period ended December 31, 2004 and the period from inception through December 31, 2003, respectively.

     At December 31, 2004 and December 31, 2003 we had net deferred offering costs of $148,551 and $0.00, respectively. These costs were primarily related to the Standby Equity Distribution Agreement and will be offset against the proceeds of the offering, when consummated.

     During November and December, 2004, $126,450 of costs related to a contemplated offering were offset against the proceeds of the offering.

     Additional Year 1 Information. With respect to our cash requirements and sources during the next 12 months and through year-end of 2005, see Management’s Discussion and Analysis—Liquidity and Financial Condition. We will lease or purchase approximately eight 12-seat used, low-time helicopters during our first 12 months of operations and roughly through and including first quarter 2006. During that time period, we expect that our most significant equipment-related and plant-related expenses will be a combination of helicopter lease and/or debt payments (approximately $1.8 million). With respect to changes in number of employees, we have eight employees as of July 20, 2005 and expect to have approximately 85 full-time and 20 part-time employees at the end of first quarter 2006.

     Off-Balance Sheet Arrangements. U.S. Helicopter has no off-balance sheet arrangements.

PLAN OF OPERATION.

     U.S. Helicopter Corporation is a development stage company whose core business will be providing regularly scheduled helicopter shuttle service between many of the nation’s larger metropolitan airports and surrounding city-based heliports. The Company intends to introduce its service – called “Metro-hop Airport Shuttle Service” or “MASS” – in the New York City market with frequent service between Kennedy, Newark Liberty, and LaGuardia airports and the New York metropolitan area heliports located at Wall Street, East 34th Street, and West 30th Street. The Company’s MASS service is intended to provide a fast, reliable, and safe alternative for airline passengers who wish to avoid the uncertainties and frequent delays associated with depending upon surface-based transportation to and from airports.

     As the Company completes its first year of operations and the introduction of its MASS service in New York City, it intends to phase-in similar service during the following four years in other major U.S. metropolitan markets: first in Washington, D.C. and then Chicago followed by Los Angeles.

     In addition to the airport-focused MASS shuttle service, the Company also intends to develop and introduce other regularly scheduled helicopter services (as differentiated from charter flights) including: commuter service between suburban helipads and New York City metropolitan heliports; weekend service between New York City metropolitan heliports and weekend/vacation retreat destinations such as the Hamptons, Cape Code and Martha’s Vineyard; scheduled service to and from entertainment and resort destinations such as casinos based in Atlantic City and Connecticut; and utilizing aircraft at night or on weekends when aircraft are not flying the MASS shuttle service.

     The Company’s current burn rate is approximately $90,000 per month. Assuming no change in current trends and no additional funding, the Company estimates that it will run out of cash in August, 2005. U.S. Helicopter must raise additional capital in the next 12 months in order to commence and maintain operations. Management currently plans to acquire through lease or mortgage up to eight helicopters during the Company’s first year of operations, for which approximately $25 million in lease/debt financing will be needed. The Company is currently in negotiations with a number of potential financing sources for its startup and aircraft acquisition costs; however, there can be no assurances that a transaction with any of these potential financing sources will be completed.

     The Company has eight employees as of July 20, 2005 and expects to have a total of approximately 85 full-time and 20 part-time employees as of the end of first quarter 2006.

     In August 2004, we received our first tranche of $1.0 million ($772,500 net of expenses) from a financing transaction with Cornell Capital pursuant to the terms of a Securities Purchase Agreement (the “SPA”). In February 2005, we received our second tranche of $300,000 ($270,000 net of expenses) pursuant to the SPA. In exchange for financing under the SPA, we agreed to issue to Cornell Capital $1,300,000 of our 5% secured, convertible debentures. On April 8, 2005, we entered into an Amended and Restated Secured Debenture (the “Convertible Debenture”) in the amount of $1,335,424, representing the principal and interest due under the prior debentures as of such date. The

Convertible Debenture’s conversion provision entitles Cornell Capital at any time, and from time to time, to convert up to 10% of the principal plus accrued interest into U.S. Helicopter’s $0.001 par value common stock, at a price of $0.20 per share. In the event of a default under the Convertible Debenture, Cornell Capital may convert up to 100% of all sums due and payable under the Convertible Debenture. To date, we have used the proceeds from these transactions for general working capital purposes and startup costs.

     In addition, we entered into an Amended and Restated Standby Equity Distribution Agreement with Cornell Capital in April 2005 whereby we may, at our discretion, periodically sell to Cornell Capital shares of our common stock for a total purchase price of $11.0 million. For each share of common stock purchased under the SEDA, Cornell Capital will pay U.S. Helicopter 99% of the volume weighted average price on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 5 days immediately following the notice date. Further, Cornell Capital will retain a fee of 5% of each advance under the SEDA. In connection with the SEDA, Cornell Capital received a commitment fee of 2,472,527 shares of our common stock.

     We are currently ramping up towards a targeted launch of service in the September 2005 time frame in New York City. The date of launch will be dependent upon a number of factors, including the availability of financing for new aircraft, receipt of critical federal, state and local licenses and permits and FAA and DOT certifications, hiring qualified senior technical/operations personnel, obtaining key contracts, alliances, and vendor relationships, as well as our ability to raise additional capital pursuant to this Offering and future financings. We are in discussions with a major manufacturer who has indicated a willingness to provide financial and performance guarantees. We are currently in negotiations with a number of potential financing sources. We are also in discussions with a potential lessor to lease our helicopters in 2005 and 2006, with three helicopters to be delivered in July and August, along with an option for leases for additional helicopters in the future. There can be no guarantees, however, that an agreement can be reached with any of these financiers or lessors.

     The executive offices of U.S. Helicopter are located at the 6 East River Piers, Suite 216, Downtown Manhattan Heliport, New York, New York 10004; telephone number 212-248-2002. Our operations base is located at 1000 Great Meadow Road, Suite 200, Sikorsky Memorial Airport, Stratford, Connecticut 06615; telephone number 203-378-2002.

Business Strategy

     U.S. Helicopter was founded to provide the most efficient and cost effective alternative to existing transportation problems, by initiating scheduled “short-hop” helicopter service into and around metropolitan areas utilizing new, dual engine, dual pilot helicopters. We believe this type of service represents the future of transportation in major metropolitan areas. Currently there is no scheduled helicopter service in any of our targeted markets. The sole competition comes from surface-based transportation alternatives such as rail, bus, taxi, and limo allowing U.S. Helicopter to gain the “first mover” advantage in each of its target markets.

     In addition to continued ground-based traffic congestion problems and delays, there have been significant increases in crowds and wait times associated with check-in and security at airports due to the terrorist attacks of September 11, 2001. Airlines have been trying to find new and better ways to attract business travelers back to flying. They have spent significant time and money figuring out ways to get passengers through this process in less time. U.S. Helicopter’s service will offer our passengers an alternative solution because we will provide check-in and full security screening at each heliport. After passengers are cleared for boarding our helicopter at the heliport (where crowds are significantly fewer than at major airports), they will be delivered by U.S. Helicopter to the secure side of their destination airport. The overall process time for passengers will be greatly reduced as they will move through security with just six to twelve people on their helicopter flight instead of the crowds of hundreds or thousands at the airport.

Roll-Out Plan

     While there are numerous metropolitan areas throughout the world that currently need U.S. Helicopter’s service, management of U.S. Helicopter has made the decision to launch our service in New York City. New York is one of the country’s most densely populated metropolitan areas, with a highly congested ground-based transportation system. It is almost impossible to travel into, out of, and throughout the city without encountering major time-consuming traffic. New York has also reached its limit in infrastructure development because of the restriction on real estate due to the waterways surrounding the city. This traffic congestion problem has even spread to many of New York City’s access highways and throughout the northeast corridor, spanning from Boston to Washington DC. U.S. Helicopter has identified the need for a helicopter based transportation service, which would directly target several of the city’s high demand travel routes thereby alleviating some of the congestion.

     Currently New York has the most developed helicopter infrastructure in the world with three strategically located public access heliports, a published and certified network of helicopter navigational routes, and a mayor who has expressed an understanding of helicopters and the value they offer corporations. Other cities such as Washington DC, Chicago and Los Angeles are not far behind. Management believes that by executing a strategy to provide the first scheduled helicopter service in each of its target markets, U.S. Helicopter will be able to leverage its first mover advantage to maintain a strong-hold in each market.

     Getting from Manhattan to Kennedy, LaGuardia, or Newark Liberty airports can be inefficient from a travel time perspective, and in many cases, can take hours door to door. This is due to traffic congestion in the city as well as on each of the roadways that service the airports. This is especially true during peak flight hours, which happen to coincide with rush hour traffic. For each airport, peak flight times occur in the morning between 7:00 am and 10:00 am and in the afternoon between 3:00 pm and 7:00 pm. The cost of a corporate limo service to the airport can cost between $75 and $125 and take anywhere from 1 to 2 plus hours travel time. At an average flight time of 10 minutes and an initial fare between $135-155, U.S. Helicopter’s helicopter services will provide a quick and cost effective alternative to ground transportation. The Company’s travel time estimates are derived from a number of sources including travel data from the Port Authority of New York and New Jersey, surveys of business persons working and/or traveling to/from Manhattan via the airports, and management team experience. Recently, the Company confirmed helicopter travel times through actual flights conducted by United Technologies, an entity affiliated with Sikorsky Aircraft, on two separate occasions.

     The highest demand in the New York City market is expected to come from the Downtown Wall Street and East 34th Street Heliports and from Kennedy and LaGuardia or Newark Liberty Airports. Each of these destinations currently supports the highest amount of traffic, making success at these locations the easiest to achieve. U.S. Helicopter’s initial service will support this high demand for scheduled helicopter service, and we believe will provide the quickest acceptance and commensurate growth rates. As our services gain acceptance, we intend to acquire additional aircraft and larger aircraft to support flights between each Manhattan heliport and all three major New York City airports.

     The best way to demonstrate the time savings that U.S. Helicopter’s service will provide is to compare the total “Elapsed Time” that passengers would experience from the moment they step out of their front door until the time they reach their airport departure gate using each transportation alternative. This comparison is shown in the following table:

Elapsed Travel Time Comparison Sheet(1)

Average Travel Time
			Departure Zone to Destination		Travel Time	Total
Travel	Departure				Check-in &	Elapsed	US Helicopter
Method	Zone	Destination	in Manhattan	outside Manhattan	Security	Travel Time	Time Savings
Ground	Downtown	JFK	20 min	90 min	45 min	155 min	120 min
Ground	Downtown	EWR	15 min	75 min	45 min	135 min	100 min
Ground	Downtown	LGA	20 min	60 min	45 min	125 min	90 min
Helicopter	Downtown	All	10 min	10 min	15 min	35 min

Ground	East Side	JFK	15 min	90 min	45 min	150 min	110 min
Ground	East Side	EWR	25 min	75 min	45 min	145 min	105 min
Ground	East Side	LGA	15 min	60 min	45 min	120 min	80 min
Helicopter	East Side	All	15 min	10 min	15 min	40 min

Ground	West Side	JFK	25 min	90 min	45 min	160 min	115 min
Ground	West Side	EWR	15 min	75 min	45 min	135 min	90 min
Ground	West Side	LGA	25 min	60 min	45 min	130 min	85 min
Helicopter	West Side	All	20 min	10 min	15 min	45 min

(1)    The travel time estimates used in this table were taken from several different reliable sources. First, travel data from the Port Authority of New York and New Jersey was used to establish the existing methods of travel and the published elapsed time for each of those travel methods. This included the amount of time a passenger would have to plan to travel to/from each airport. Second, informal management surveys were taken of business persons working and/or traveling to/from Manhattan via the airports, which data correlated very well with Port Authority data. Third, the Company’s management team has thorough knowledge of the New York City area with respect to transportation and airline service, which was relied upon to separate the data into the different segments as shown in the above table. In addition, the Company has confirmed travel times through actual flights provided by United Technologies (an entity affiliated with Sikorsky Aircraft) on two recent occasions. In all scenarios, the elapsed time of ground based travel is significantly higher than that of the helicopter.

     We anticipate that within approximately 12 months after launching our shuttle service in New York, we will have completed initiation of the Metro-hop Airport Shuttle Service in that market and established the platform for optimum development of our business model. We will then position the company for expansion into other markets both domestically and internationally. Management plans to enter three additional markets after the initial introduction of services in New York, within the five-year timeframe commencing in the third quarter of 2006. Washington DC, Chicago, and Los Angeles, along with New York represent the top four markets that we plan to service in the United States. The Washington DC, Chicago, and Los Angeles markets have been identified because they have transportation and congestion problems similar in scope to New York City’s.

     We plan to acquire through lease or mortgage and put into service up to eight helicopters during our first year of flight operations commencing during the September 2005 timeframe. To accomplish this we will need to secure approximately $25 million of helicopter debt/lease financing. We have not entered into any aircraft leases and we have not secured the financing arrangements necessary for their leasing. We need to obtain financing in order to pay owners or the aircraft manufacturers for the acquisition of the helicopters that we will operate. In connection with these financing arrangements potential financers have advised us that they may require the aircraft manufacturer to provide financial and performance guarantees. We may be required to issue some combination of our common stock, options and/or warrants to one or more financiers for our helicopters. Notwithstanding a successful grant of our common stock, options and/or warrants, we may not be able to obtain the necessary helicopter financing on favorable terms and we may not be able to get our aircraft manufacturer to provide the necessary guarantees. We are in negotiations with a number of potential financing sources; however, there can be no assurance that a transaction with any of these lenders will be completed.

DESCRIPTION OF BUSINESS

OVERVIEW

     U.S. Helicopter is a Delaware Corporation that was formed on March 4, 2003. U.S. Helicopter believes the timing is favorable, particularly in light of traffic congestion problems affecting many of the nation’s highways serving major metropolitan areas during peak traffic hours (especially direct and connecting routes to major airports where gridlock has become the norm), to introduce our new Metro-hop Airport Shuttle Service. Our MASS service will provide regular, scheduled passenger helicopter service between many of the nation’s larger metropolitan airports and surrounding city-based heliports. We estimate that there are annually over 29 million air passengers traveling in and out of Manhattan who could utilize a regularly scheduled helicopter service to access major airports, when it becomes available.

     Our principal target market is the business traveler who, we believe, will be willing to pay fares between $135 and $155. Individual travelers will purchase tickets at the higher price range. Large corporate travel management companies or corporations will purchase volume sales, which will be negotiated at a “per-ticket-price” at the lower price range and will be based upon large ticket commitments. Our approximate 8-minute regularly scheduled U.S. Helicopter flight from Manhattan to Kennedy Airport will stand in contrast to paying $850 to $2,770 for the same flight offered by a charter helicopter service or paying fares from $75-$125 plus tolls and tips for 65-125 minutes of travel time (or longer) via taxi or limousine airport ride. While our service will be available to the general public including corporate CEOs and affluent leisure travelers, we believe our service will have the greatest appeal to the segment of the business traveler market who use limos or taxi transportation and recognize the true time-saving value offered via helicopter. We believe our service will be highly attractive (for personal reasons as well as business reasons) compared to ground-based travel when the helicopter connection is reasonably and moderately priced in the range that U.S. Helicopter expects to offer and achieve.

     We intend to introduce our MASS service initially in the Metro New York City market with service between Kennedy, Newark Liberty, and La Guardia Airports and the Downtown Wall Street, East 34th Street, and West 30th Street Heliports. Subsequently we intend to introduce our airport shuttle service in the metropolitan Washington DC, Chicago and Los Angeles markets, with further expansion into other major U.S. metro-markets. The number of passengers who originate or terminate their travel from within close proximity to one of these cities’ heliports is estimated at over 200 million annually, 63 million of which originate or terminate in the New York City and surrounding market areas alone.

     Many of the same factors (population growth, economic expansion and airline deregulation), which drove the growth in air passenger travel during the years since 1975, are also responsible for the demand which currently exists for reliable, scheduled “Metro-hop” airport shuttle services. Even so, as traffic congestion intensified and systemic gridlock became the norm (while corporate charter helicopter usage expanded), the demand for scheduled helicopter services to and from airports to serve the general public, especially regular business travelers, has remained largely ignored and un-served in the United States.

     U.S. Helicopter believes that there is significant unfulfilled demand for scheduled, “Metro-Hop” airport helicopter shuttle services in the U.S., especially in its initial target market comprised of the New York City metropolitan area. This demand has been largely unfulfilled since the late 1970s, when New York Airways’ scheduled helicopter service carried over 400,000 passengers annually. During this period the market size was approximately 35 million passengers as compared to today’s, where the market size has grown to over 82 million passengers.

     Due to significant growth in many U.S. cities, the need for ground-based infrastructure servicing metropolitan areas, and roadways servicing major airports in particular, has outpaced capacity. Only so many subways, bus lines, and taxi routes can be added to service these high demand routes before each city runs out of space and capability. Adding more limousine and taxi services will not help the situation either because the bottleneck is in the infrastructure itself. U.S. Helicopter believes that the future of transportation for short distances into and out of these densely populated urban areas is by helicopter. By using the unique vertical take off and landing capabilities of the helicopter, passengers will be able to travel through the city and to local destinations without suffering through hours of gridlock. People will be able to quickly travel across town, to the local airport, or to a neighboring city in minutes instead of hours.

Development of the Company to Date

      U.S. Helicopter is a development stage company. The Company maintains its operations headquarters at Sikorsky Memorial Airport in Stratford, Connecticut, and its principal executive offices are located at the Downtown Manhattan Heliport in New York City. To date, the Company has assembled a management team with experience in a variety of positions in the aviation industry. The Company has filed applications for the various authorizations needed to commence flight operations and is in the midst of the approval processes for the FAA, DOT and TSA. Also, the Company is in the process of finalizing operating agreements with the Port Authority of New York and New Jersey for its flight operations at the New York heliports.

     In addition, the Company has entered into a Letter of Intent with American Airlines regarding an operating and marketing relationship between the two companies, with American to provide select airport and airline services and ground handling. There can be no assurances, however, that an agreement with American Airlines can be finalized. The Company is also engaged with other airlines as well for similar arrangements. Management of the Company is also in negotiations with a number of prospective financial sources for the approximate $38.5 million in aircraft acquisition and other startup costs; however, no assurances can be given that transactions with any of these prospective financial sources will be completed.

Market Research

      During the development and research phase of U.S. Helicopter’s activities, which is ongoing, management has devoted substantial time to understanding the Company’s target customers and how to address their needs. Management has engaged in market research which included:

1) Working with Port Authority of NY and NJ (“PANYNJ”) and analyzing its airport traffic statistics and demographics with a view toward understanding the size and origin/destination of the Company’s target market. As part of this process, the Company separated the New York Based Origin and Destination (“O&D”) traffic from overall traffic statistics, then determined the amount of O&D traffic specifically for Manhattan. The Company then applied PANYNJ and airline passenger statistics to this O&D traffic number to derive the specific number of first class, business class, or Y (economy) class passengers with an O&D of Manhattan. Concurrently, the Company analyzed overall ground transportation data from the PANYNJ for travel between the airports and Manhattan and separated this data into the different travel methods, which primarily included taxi, limousine, bus, and rail. The traffic statistics for the travel methods currently being used by the Company’s passenger base correlated very well with the derived Manhattan O&D traffic numbers. Overall, the PANYNJ statistics show that U.S. Helicopter will only have enough capacity to service 2.8% of the first class, business class, or Y (economy) class passengers with an origin or destination of Manhattan.

2) Coordinating the Company’s marketing and sales activities with American Airlines to establish a direct link to all of American Airlines’ customers on a worldwide basis. As part of this market research, the Company held a number of joint sessions with American Airlines’ high-end corporate accounts and was granted access to their frequent traveler database.

3) Enlisting the Company’s marketing and advertising agency to perform a positing, branding, messaging, and concept survey with various target market customers.

4) Performing historical research into helicopter operators that have provided similar services and their areas of success and failure.

Industry: Historical Background & Technology Improvements

     Currently there is no scheduled helicopter service in any major U.S. metropolitan area. The only competition for U.S. Helicopter’s services comes from ground-based alternatives like taxi, bus, limo, and rail allowing us to gain the first mover advantage.

     The demand for scheduled helicopter service in major metropolitan areas has been demonstrated before. Between the 1950s and 1980s operators such as New York Airways, LA Airways, Chicago Airways, and Pan Am flew helicopters on a scheduled basis servicing major metropolitan areas.

     The two major limitations affecting such helicopter operations in the past were: (a) poor aircraft reliability and (b) inclement weather. Both of these factors led to unexpected aircraft down time, which in turn led to disappointed and dissatisfied customers and reduced revenues. The following shows how U.S. Helicopter has addressed each of these concerns:

• Aircraft Reliability: The previously mentioned operators were utilizing helicopters such as the Sikorsky S58 or S61, which had Direct Operating Costs (DOC’s) around $2,500 per flight hour (FH) and a maintenance rate of 7 Maintenance Hours per 1 Flight Hour (MH/FH). In today’s market, a comparable helicopter like the Sikorsky Aircraft Company S-76 has DOC’s of $1,193/FH and a maintenance rate of 3.6 MH/FH. Additionally, unscheduled maintenance actions have been significantly reduced through backup systems, and a move toward replace-on-condition components. Aircraft such as the S-76 are significantly less expensive and more reliable to operate. Our utilization of this aircraft or a similar aircraft will allow U.S. Helicopter to offer a reliable, cost effective alternative to the current ground-based transportation market.

• Backup Helicopters: U.S. Helicopter has recognized the importance to each customer of the reliability in service that is required in order to maintain repeat business and customer loyalty. To ensure a high level of service, we have built into our model a larger number of backup aircraft in the event that maintenance or other related delays require backup aircraft to be immediately inducted into service to maintain scheduled reliability.

• Aircraft Technology and Safety: New helicopter technologies and navigational tools have greatly improved the economics of helicopter service. Each of U.S. Helicopter’s aircraft will be Category A, dual engine and will have special equipment (e.g. Single Pilot IFR (“Instrument Flight Rule”) with GPS (“Global Positioning Satellite” systems), Full Authority Digital Engine Control (FADEC), and 3-Axis Automatic Flight Control Systems (AFCS), which (i) will increase reliability and safety over conventional on-demand charter helicopter operators while directly reducing maintenance and operational costs and (ii) are significant upgrades to the technologies that were used by scheduled helicopter service operators in the 1950s – 1980s.

• Down Time From Inclement Weather: Historically, when an airport went to “Instrument Flight Rule” (IFR) flights because of bad weather (which typically occurs 18% of the time in NYC), the operator, such as Pan Am or NY Airways, had two options: cancel flights or fly the fixed wing (airplane) Instrument Landing System (ILS) if the aircraft was so equipped. If the operator flew the ILS, this meant getting in line with all the fixed wing flights approaching or departing the airport. Due to the flight pattern required to do this, helicopter flight time would increase from ten minutes to up to one hour. Either way, canceling flights or flying the ILS would increase expenses drastically and disappoint passengers. U.S. Helicopter will not be subject to these delays when an airport goes IFR because of the development of Special Visual Flight Rule (“SVFR”), as governed by the FAA and as established by U.S. Helicopter, the FAA and Air Traffic Control at each airport, and GPS based IFR routes or “tunnels” between each heliport and each airport. These tunnels are helicopter only and are considered Simultaneous Non-Interfering Approach/Departure procedures. They will allow U.S. Helicopter to fly in almost all weather, thereby reducing weather down time from approximately 18% to 1.5% and allowing a reliability factor of 98.5%, which is typical of international scheduled helicopter operators currently in service. The American Institute of Aeronautics and Astronautics Paper No. 73-25, Review of New York Airways Helicopter Operations, documents an overall operational reliability factor of 99.46%. It is management’s position that U.S. Helicopter will operate aircraft with a much better reliability factor and conservatively projects a reliability factor of 98.5%.

What Sets Us Apart

US Helicopter’s “Value-Added” Features. The scheduled, “short-hop” shuttle service that U.S. Helicopter will launch represents a significant enhancement to the present and future status of both the helicopter and the regional transportation industry. There are specific “value-added” features of U.S. Helicopter’s services that are cutting edge, which will differentiate us from previous scheduled helicopter operators and charter helicopter services.

Based on our analysis of the operations of current and historical scheduled helicopter operators our management has concluded that the major impediments to the success of such operations were operating costs, design and navigational limitations, as well as reliability. Utilizing significant developments in the industry, today’s efficient, reliable state-of-the-art technology, and our own innovative techniques, U.S. Helicopter has been able to address each of these concerns, and expects to deliver the following value added features:

“Value-added” Features:

•	Time Efficient: 10 minute flight times, save hours off travel time.

•	Cost Effective Pricing: competitive with ground based travel alternatives.

•	Heliport Check-in and Security: Significantly reducing the “all-in” check in/security clearance time versus airport check in/security clearance.

•	Enhanced Safety Programs: Dual pilot operation and dual engine (Safe equipment) and FAR 135 compliant operational procedures.

•	Reliable All-Weather Operations: GPS-based IFR capability and waypoint route development.

•	New Navigational Technologies: Dual Global Positioning Satellite (“GPS”), Required Navigation Performance (“RNP”), Radio Navigation (“RNAV”), Special Precision Visual Flight Rule (“S/PVFR”).

•	Step Above Customer Service: Lounges & services catering to the business traveler.

•	Alliances with Major Airlines: Codesharing/Fare-sharing alliances.

•	New State-of-the-art Aircraft: Safe, reliable, dual-engine technology with low direct operating expenses.

Reliable All-Weather Operations. One very important aspect of U.S. Helicopter’s flight service is its ability to offer near 100% flight availability. Down time due to inclement weather and delays associated with aircraft being re-routed into fixed wing air traffic patterns when approaching the airports, were among primary reasons why previous scheduled helicopter operators were not efficient from a reliability standpoint. U.S. Helicopter has developed several new programs to ensure that this does not happen with its operations. These programs include new maintenance techniques, redundant aircraft, and the development of an IFR network of routes with Simultaneous Non-Interfering (“SNI”) approaches for all metro airports to which we provide scheduled service.

State-of-the-Art New Aircraft. U.S. Helicopter anticipates over time that its fleet will consist of medium twin aircraft like the Sikorsky manufactured S-76. Management believes that launching its new “short-hop” airport shuttle will be more appealing to customers if the aircraft are new technology, with the perception that aircraft with new technology are safer and more reliable. This is one of US Helicopter’s “value-added” features, because state-of-the-art aircraft will give U.S. Helicopter a distinct technological advantage over charter operators. Also, it will be a significant improvement over the technology that was available to scheduled helicopter operators of the 1960s through 1980s, who operated Vietnam-era technology that was prone to high maintenance requirements, no GPS or IFR operating capability and consequently, low reliability rates.

Alliances and Partnering Agreements. U.S. Helicopter believes that a key to its success will be its ability to negotiate and enter into critical airline alliances or airline partnering agreements. The purpose of these agreements is to provide a seamless transportation experience for our passengers from the point that they are checked-in at the various heliports in our system until they reach their ultimate travel destination as a result of a connecting flight with a major or regional airline. U.S. Helicopter believes that partnering with major airlines will provide an immediate and significantly larger customer base for U.S. Helicopter’s service and that these alliances and partnerships will afford U.S. Helicopter the ability to service passengers in numerous areas such as passenger and baggage check-through and passenger lounges while waiting for flights both on U.S. Helicopter’s aircraft and flights with the major or regional carrier to ultimate destinations. U.S. Helicopter also intends to use these alliances for cross-marketing purposes, including direct mail advertising to those airlines’ multi-million frequent flyer members as well as advertising with major or regional airlines to market U.S. Helicopter’s convenient service to the existing customer base of the major or regional carriers.

     As of the date of this prospectus, U.S. Helicopter has entered into a letter of intent with American Airlines and is actively involved in negotiations with Delta and other major airlines. The Company’s business model assumes that we will have one primary airline partner such as American Airlines where all arrival and departure activities at JFK, LaGuardia and Newark Airports would operate from the airline partner’s terminals. In addition, the Company also anticipates having a select number of secondary airline partners where the connecting transfer service from our primary airline partner terminal (such as American Airlines) would take place via van or bus. This transfer service will take place on the secure side of the airport roadway to/from our secondary partner terminal facility at each airport. However, there can be no assurances that we will be able to conclude agreements with all or any of these major or regional airlines with respect to the marketing services, code-sharing/fare sharing alliances and other related services required in order to cater to the business travelers needs. Should we fail to finalize an agreement with American Airlines, the Company would have to seek alternative airline partners and/or would have to find a neutral site like the General Aviation Facility at each of the three major New York-area airports to operate our arrival and departure flight and handling activities. Using a neutral facility would add approximately 10-15 minutes of additional time to transfer passenger and baggage to a connecting airline terminal for onward travel and could adversely impact our business.

Aircraft Financing. U.S. Helicopter intends to structure its financing agreements with respect to the purchase and financing of its helicopters in such a fashion as to limit the company’s exposure for maintenance-related costs and associated delays. Our strategy of purchasing new or low-time used aircraft is being pursued as a primary means of reducing expenses associated with the maintenance required for helicopter operations. Our purchasing decisions with respect to aircraft will be based not only on price sensitivity but also operational costs, including maintenance and fuel usage standards allotted by various manufacturers. It is anticipated that we will outsource our heavy maintenance service requirements including components overhaul to a known and reputable FAA certified maintenance service provider.

Competition

     Currently there is no company or organization that presents direct competition to the affordable scheduled service that U.S. Helicopter intends to provide. That being the case, there are numerous other transportation services including limo, taxi, subway, and bus, yet only a few cater specifically to U.S. Helicopter’s target customer. Using New York City as an example, the following table describes the current methods of transportation between Manhattan and Kennedy Airport, including a comparison to U.S. Helicopter’s services.

Method of Transportation	Time to between Manhattan & JFK(1)	Cost

Cary Coach Express Bus	65 – 90 minutes, longer during rush hour. Unreliable due to unknowns.	$13

Taxi	65 – 90 minutes, longer during rush hour. Unreliable due to unknowns.	$50, plus tolls & tip

Airport Bus to Subway	65 – 90 minutes, longer during rush hour. Unreliable due to unknowns.	Bus: Free Subway: $1.50

Limousine, Livery Service	65 – 90 minutes, longer during rush hour. Unreliable due to unknowns.	Starts at $70 plus tolls & tip

Helicopter Charter Service	8 – 12 minutes (pending availability), delivery to General Aviation Terminal.	$575 - $2770 for aircraft charter

US Helicopter Scheduled Helicopter Airport Shuttle	8 minutes, reliable, delivery to/from airline partners gate.	$135 - $155 per seat

(1)    The travel time estimates used in this table were taken from several different reliable sources. First, travel data from the Port Authority of New York and New Jersey was used to establish the existing methods of travel and the published elapsed time for each of those travel methods. This included the amount of time a passenger would have to plan to travel to/from each airport. Second, informal management surveys were taken of business persons working and/or traveling to/from Manhattan via the airports, which data correlated very well with Port Authority data. Third, the Company’s management team has thorough knowledge of the New York City area with respect to transportation and airline service, which was relied upon to separate the data into the different segments as shown in the above table. In addition, the Company has confirmed travel times through actual flights provided by United Technologies (an entity affiliated with Sikorsky Aircraft) on two recent occasions. In all scenarios, the elapsed time of ground based travel is significantly higher than that of the helicopter.

     Whether by price, travel time, reliability, or a combination thereof, none of the services listed in the above table are considered competition to our flight services. While U. S. Helicopter’s ticket price is comparable to ground based alternatives like limo, taxi, and rental car, our scheduled services offer significant time savings and enhanced reliability. Additional analysis of available helicopter charter services is provided below:

     Helicopter Charter Service. There are several companies that charter helicopters in New York City, but none that offer scheduled flights using a pricing and seating system similar to that of the major airlines. By providing a scheduled flight alternative, U.S. Helicopter will allow the customer to deal with fewer burdens in reaching his or her destination. The target customers will have significant economies of scale working for them when one takes into account the reasonable pricing of our service as compared to chartering the entire aircraft for up to $9,000 per hour. Scheduled flights also offer more flexibility, frequency, and availability. Offering the same popular flights at different times during the day provides customers with better scheduling options than having to adjust to an air charter’s erratic booking patterns.

     Another important advantage of U.S. Helicopter’s service will be direct delivery of passengers to the “secure side of the airport” at the airline partner’s gate. Conversely, with a charter service passengers are delivered to the General Aviation Terminal where they must take a taxi or connector shuttle to their departure terminal, then proceed through check-in and security, which all takes a significant amount of time. This feature provides U.S. Helicopter with significant differentiation versus the services offered by charter operators.

     Currently, there are several helicopter services that offer chartered flights from Manhattan to each airport, but at a significant premium. Helicopter Flight Services Inc. offers airport transfers for $850 per leg for a three passenger aircraft ($212 per seat), which is 157% higher than U.S. Helicopter’s fare price (and subject to availability). Ventura Air Services offers a similar service for $2,770 per leg for a 6 person aircraft ($461 per seat), which is 466% higher than U.S. Helicopter’s fare price. Unlike U.S. Helicopter’s services, when chartering one of these carriers the customer pays for the entire aircraft, including any empty seats. Due to the economies of scale associated with its proposed operations, U.S. Helicopter’s scheduled “short-hop” flight service will be priced very competitively in order to attract customers who need to reduce travel time to the airport in a safe, fast, and cost-effective manner.

     Associated Aircraft Group (AAG): Associated Aircraft Group is an operator in the New York market that has the potential to be a competitor of U.S. Helicopter. AAG operates a charter air taxi service out of Dutchess County Airport, in upstate New York, and caters specifically to top level executives. Their service benefits only the people that can afford its service, it does not benefit the community by providing cost effective metro “short-hop” flights.

     Management does not believe that AAG’s services are a significant threat to U.S. Helicopter’s service due to AAG’s costly pricing structure, their limited passenger capacity, lack of flight frequency (charter vs. schedule), and the fact that they only cater to a very small portion of U.S. Helicopter’s overall target market. U.S. Helicopter’s service is focused on servicing the entire New York City business traveler market, by providing a safe, affordable, high frequency service that customers can depend upon.

     Other Scheduled Helicopter Services. U.S. Helicopter has not identified any direct competitors offering regularly scheduled helicopter service in New York City nor in our other primary target markets of Washington D.C., Chicago, and Los Angeles nor elsewhere in the United States. Scheduled helicopter service is offered by Helijet International, Inc. in the Vancouver, British Columbia area and by Copterline servicing the route between Helsinki, Finland and Tallinn, Eastonia. We believe that Helijet and Copterline are unlikely to compete with us in our markets (because of foreign ownership issues), although if we are successful in implementing our business plan it is possible that competitors could emerge.

      We have assumed in our projections that it will take between 6 to 12 months after startup of a new route for traffic on that route to develop. Should our projections be wrong, our operations could be materially impacted since lower passenger counts will result in lower revenue than anticipated. While we have no plans to do so, a significant variance from projected passenger volumes or a reduction in the anticipated pricing could cause us to reconsider providing hourly service throughout the day in certain of our markets. It is also possible that we could consider reallocating some of our aircraft to the charter market until passenger levels develop.

Operating Agreements

     In order to conduct its business, U.S. Helicopter must enter into operating/rental agreements with heliport facilities in New York City and other cities as the Company’s operations expand into other target markets throughout the United States. We are currently in negotiations to secure operating agreements with the Port Authority of New York and New Jersey, which operates the Downtown Manhattan Heliport which is owned by the City of New York. In addition, we must enter into an operating agreement with the East 34th Street Heliport which is currently owned by the City of New York and operated by MacQuery Aviation North America. A similar arrangement will be needed later in the first year of operations for the West 30th Street Heliport owned by the State of New York and operated by Air Pegasus. We have entered into a lease agreement for office space at Sikorsky Memorial Airport in Bridgeport, Connecticut where the Company’s operational headquarters will be based in order to interface with the Windsor Locks FSDO. We will need to obtain a lease with the owner of hangar facility in Bridgeport, Connecticut, where the Company’s aircraft will be stored, maintained and serviced. The Company has also entered into an agreement with the Port Authority of New York and New Jersey for office space at the Downtown Manhattan Heliport.

Government Regulation

     In order to enter the industry for regularly scheduled passenger helicopter service, U.S. Helicopter will be subject to regulation by each state in which it conducts business, and under Federal, regional and (in some cases) local laws and regulations. Our flight operations cannot begin until all regulatory approvals are obtained. In addition, the Company’s officers, directors, managers and principal shareholders may be subject to scrutiny and approval by various Federal and State regulatory bodies where the Company may conduct operations. To date, we have filed an application with the Department of Transportation for a Certificate of Public Convenience and are engaged in the approval/certification processes of the Federal Aviation Administration (the “FAA”), Transportation Security Administration and the Port Authority of New York and New Jersey. We have filed a Preliminary Application and Statement of Intent with the FAA to obtain an Air Carrier Certificate on September 13, 2004, which was updated on February 14, 2005. We have also developed Operating Plans for our operating procedures at Newark International Airport, LaGuardia Airport and Kennedy Airport in conjunction with American Airlines, the Port Authority of New York and New Jersey and the FAA. There can be no assurance that the Company or any of its key personnel will obtain the requisite licenses and approvals of the various regulatory agencies in a timely fashion, if at all.

     Persons who acquire beneficial ownership of U.S. Helicopter securities in excess of certain percentages may be subject to reporting and qualification procedures established by regulatory authorities.

     The securing of the requisite Federal, State and local licenses and permits is a prerequisite for conducting, operating or performing any regulated activity.

     U.S. Helicopter is also subject to certain Federal, State and local environmental protection, health and safety laws, regulations and ordinances that apply to non-helicopter business generally, such as the Clean Air Act, Clean Water Act, Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”). Occupational Safety and Health Act and similar state statutes, as well as laws and regulations which apply to businesses specifically engaging in the helicopter and aviation industries. To the best of its knowledge, U.S. Helicopter believes that it is in material compliance with all such statutes and the regulations or ordinances thereunder.

     In order to comply with the restrictions on ownership by foreign persons of a aircraft transporting passengers or merchandise in U.S. airspace under Federal law, as amended, persons who are not citizens of the United States as defined therein, may not hold in the aggregate more than 24.9% of U.S. Helicopter outstanding common stock (although subject to DOT approval, the percent of foreign economic ownership may be as high as 49%). U.S. Helicopter intends to present a proposal to its shareholders which would give the company authority to require divestiture of shares by foreign citizens where such ownership would cause one or more non-United States citizens to beneficially own more than this percentage of the company’s outstanding common stock.

     We must also obtain licenses from state, regional, and local regulatory agencies for each of our proposed operations in other target markets such as Washington, D.C., Chicago, and Los Angeles. Local building, health and fire codes and similar regulations could also impact our operations. Violations of any of such statutes, codes or regulations could have a material adverse impact on the financial condition or operations of the company.

Environmental Matters

     U.S. Helicopter is subject to certain Federal, state and local environmental protection, health and safety laws, regulations and ordinances that apply to non-helicopter business generally, such as the Clean Air Act, Clean Water Act, Resource Conservation and Recovery Act, CERCLA,

Occupational Safety and Health Act and similar state statutes, as well as other laws which apply to businesses specifically engaging in the helicopter and aviation industries. To the best of its knowledge, U.S. Helicopter believes that it is in material compliance with all such statutes and the regulations or ordinances thereunder.

Employees

     U.S. Helicopter currently has eight full-time employees as of July 20, 2005. We anticipate employing 85 full-time employees and 20 part-time employees at the end of first quarter 2006. We project we will employ on a ramped-up basis over 450 employees by year 5.

MANAGEMENT

     The following table sets forth information concerning U.S. Helicopter’s directors and executive officers as of July 20, 2005:

NAME	AGE	POSITION

Dean C. Borgman	63	Chairman

John G. Murphy	57	Chief Executive Officer,
		President and Director

Colonel Clinton Pagano	77	Director

John Capozzi	61	Director

Terence O. Dennison	69	Senior Vice President and
		Chief Operating Officer

George J. Mehm, Jr.	48	Senior Vice President,
		Chief Financial Officer and Treasurer

Donal F. McSullivan	58	Senior Vice President and
		Chief Marketing Officer

Gabriel Roberts	29	Vice President of Finance and
		Administration

     DEAN C. BORGMAN was appointed Chairman in September, 2004. Mr. Borgman is the former Chairman of Sikorsky Aircraft Corporation, a subsidiary of United Technologies Corporation, a position he retired from on July 1, 2004. Mr. Borgman joined Sikorsky as President in October 1998 and was appointed Chairman on July 1, 2003. Before joining Sikorsky, Mr. Borgman served as Senior Vice President in charge of the Boeing Company’s helicopter facility in Mesa, Arizona. He was named to the post after the merger of Boeing and McDonnell Douglas. Mr. Borgman held a number of posts with McDonnell Douglas Helicopter Company in Mesa, including that of President. He joined the Mesa unit in 1981 as Director of Research and Development. Mr. Borgman advanced to Director of the LHX Program, Vice President of Engineering, Vice President for Advanced Product Development and Technology, General Manager for the MD Explorer Program and Vice President for Commercial Programs. From 1975-81, Mr. Borgman served with the U.S. Army Aviation Command, where he served the last two years as Director-Advanced Systems. He worked at the Army Aviation Research and Development Lab at Moffett Field from 1967-75. Mr. Borgman also held engineering positions at Alpha Research Company and Northrop Corporation. Mr. Borgman holds a bachelor’s degree in aeronautical engineering from California State Polytechnic University and a master’s degree in the same discipline from Stanford University. In 1983, he completed the Stanford Business School’s Executive Program. Additionally, he serves on the advisory committees of the College of Engineering at California Polytechnic University, the Arizona State University College of Engineering and the Dean’s Council of 100 at the ASU College of Business. He also serves on the board of The King’s College, and is past Chairman of the Board of Trustees of Southwestern College, The American Helicopter Society, and Community Health Charities of Connecticut. Mr. Borgman also has been a member of the NASA Aeronautical Advisory Committee, the Flight Mechanics Panel of the NATO Advisory Group for Research and Development and the Army Science Board.

     JOHN G. MURPHY has served as our Chief Executive Officer, President and Director since March 7, 2003. Mr. Murphy has over 30 years of experience in general management and administration in the domestic/international airline industry. Mr. Murphy was President of JM Consulting and Associates from 1999 to 2004, his own transportation industry consulting firm. From 1995 to 1998, Mr. Murphy was President, Chief Executive Officer, and a Director of Kiwi International Airlines. From 1993 to 1995, Mr. Murphy was Senior Vice President of Marketing and Services for MGM Grand Air, a deluxe air carrier that catered to business and entertainment, executives, and affluent clientele. Prior to joining MGM, Mr. Murphy served as Vice President/GM Sales & Reservations at Pan American World Airways, with responsibility for all of Pan Am’s worldwide sales & reservations functions. Prior to this position at Pan Am, Mr. Murphy served as Vice President Sales & Advertising for all system wide advertising, sales planning, commission programs and forecasting, as well as Managing Director Northeast, with primary responsibility for Pan Am’s largest operation (including the Pan Am Shuttle, which provided scheduled helicopter service) in the New York area at JFK, LaGuardia, and Newark airports. While serving as Managing Director Northeast for Pan Am, Mr. Murphy directed all aspects of marketing/sales, customer service, operations, security, personnel-labor relations, and financial controls.

     COLONEL CLINTON PAGANO has served as a Director and member of our Security Advisory Board since September 1, 2004. Col. Pagano was the Superintendent of the New Jersey State Police from 1975 to 1990, during the tenures of two Governors. While in his role as Superintendant of State Police, Col. Pagano was instrumental in the creation of one of the largest state police helicopter fleets in the nation, including the institution of a 24 hour, 7 day a week air ambulance service that has become an example of the kind of emergency medical services capable with the use of helicopters. This New Jersey State Police aviation unit remains one of the largest in the United States. From 1990 to 1991, Col. Pagano was Director of New Jersey Division of Motor Vehicles, a position he was appointed to by a third New Jersey Governor. Col. Pagano has over 35 years of law enforcement experience, including the implementation in New Jersey of coordinated State and Federal organized crime control programs. He was appointed Director of Emergency Management and served on the national committee in developing the anti-terrorism plan for the United States. Colonel Pagano played a key role in developing the control plan for the New Jersey Casino Industry and the security operations of New Jersey Sports and Exposition Authority. Col. Pagano has studied military and civil aviation and related electronics and was one of the first graduates of the Teterboro School of Aeronautics in New Jersey. Col. Pagano also served as a member of the Board of Directors of Digital Products Corporation of Florida from 1992 to 1997. From November 1992 until mid-1999, he served as a Director and the Executive Vice President of Compliance for Capital Gaming International, Inc. Col. Pagano served as a director of Gary Player Golf.com, Inc. from 2000 to 2003. Col. Pagano also presently serves as Chairman of the Board and a consultant to Manex Entertainment, Inc.

     JOHN CAPOZZI has served as our Marketing and Business Development Advisor and Director since September 1, 2004. Mr. Capozzi is also President of JMC Marketing Services, LLC, JMC Publishing Services and JMC Investments, LLC, an investment banking firm that specializing in raising capital and assisting in the strategic growth plans of early stage companies. Mr. Capozzi is also Chairman and Founder of Wilton Publishing, owner of various guest magazines distributed in hotels such as Marriott and Hilton. Mr. Capozzi recently created a concept to generate unique funding for the Points of Light Foundation, which was started by President Bush, Richard Munro (former Co-Chairman of Time Warner) and Raymond Chambers (former Chairman Wesray). In 1991, Mr. Capozzi formed Communications Corporation of America, a company credited with creating the first “affinity credit card” for non-profit cause marketing. Since 1979, Mr. Capozzi has started 27 new businesses in a variety of industries. Mr. Capozzi began his corporate career at American Airlines where he advanced to an executive position in American’s headquarters marketing organization. From 1974 to 1979, Mr. Capozzi served as an officer for the Thomas Cook Company, a division of Midland Bank, where he was promoted to CEO and ran the company’s North American Division. Mr. Capozzi is currently on the Board of the Business School at Fairfield University and the Board of the Enterprise Center at Yale University. He was a member of General Colin Powell’s Organizing Committee and joined forces with former United States Surgeon General C. Everett Koop to found the World Organization for Science and Health. Mr. Capozzi is also an author whose work includes, among others, Why Climb the Corporate Ladder When You Can Take the Elevator, If You Want the Rainbow, You Gotta Put Up With the Rain and A Spirit of Greatness.

     TERENCE O. DENNISON was appointed our Senior Vice President and Chief Operating Officer effective September 1, 2004. Mr. Dennison has over 40 years of experience in the air transportation industry. Since 1999, Mr. Dennison has also served as President and Chief Executive Officer of North Atlantic Tours, Inc., a supplier of leisure and business travel services for domestic and international itineraries. Before joining U.S. Helicopter, Mr. Dennison served as Chief Operating Officer for Tower Air from 2000 to 2002 and was responsible for worldwide operations of a large fleet of Boeing 747 aircraft with offices and operations in Israel, France, Italy, the Dominican Republic, San Juan, Los Angeles, Miami and New York. Prior to his involvement with Tower Air, Mr. Dennison served as Chief Operating Officer for Kiwi Airlines from 1999 to 2000. From 1997 to 1998, Mr. Dennison served as President and Chief Operating Officer of WorldScapes, Inc., where he set up, staffed and certified a tour and travel agency with ARC and IATAN. From 1995 to 1997, Mr. Dennison was Chief Operating Officer for Sunworld International Airlines, where he was responsible for the selection of the company’s management team, the organization and coordination of FAA certification and DOT fitness filings and the certification of the company as a FAR 119/121 Flag Carrier operating Boeing 727 aircraft in scheduled service to the Cayman Islands and charter service.

     GEORGE J. MEHM, JR. has served as our Chief Financial Officer and Treasurer since August 2004. Since 2000, Mr. Mehm has been President of MEHMCO Financial Services, Inc., which provides a broad range of consulting services in the transportation, service and professional industries. Mr. Mehm has provided advice in restructuring, bankruptcy aircraft/engine/equipment financing, accounting, tax, legal, operations, contract negotiations and administration. From May 2000 to June 2001, Mr. Mehm was employed by Tower Air to advise the Trustee on its bankruptcy proceeding. Prior to his involvement with MEHMCO Financial Services, Inc., Mr. Mehm served as Senior Director, Corporate Finance at the first Pan American World Airways. During his career at Pan Am, his responsibilities included company-wide corporate finance, cash forecasting, aircraft/engine/equipment acquisition, restructuring, and pension plan and group insurance activities. Prior to joining Pan Am, Mr. Mehm held several financial positions with The Great Atlantic & Pacific Tea Co., Inc. including Manager, Corporate Finance and Pension Investments, Manager, Treasury Services and Manager Group Insurance Financing. While at A&P, he was responsible for company-wide bank relations, corporate finance, cash management, pension system and corporate investments. Mr. Mehm holds an MBA and BA degrees from Seton Hall University and is active in local charitable and civic activities.

     DONAL F. MCSULLIVAN has served as our Chief Marketing Officer since August 2004. Mr. McSullivan has over 30 years experience in airline & tourism general management. From 2001 to 2004, Mr. McSullivan worked as a consultant for the estate of Eastern Airlines. Mr. McSullivan built, managed and sold IntelGo, a travel industry technology company, on behalf of the estate of Eastern Airlines. From 1999 to 2000, Mr. McSullivan served as President and CEO of Air Tahiti Nui, the national long haul airline of French Polynesia, where he introduced management systems, recruited appropriate staff and oversaw all divisions for the airline. Mr. McSullivan also worked with large established carriers such as Air France, Qantas and American Airlines. Following the dissolution of Pan American Airlines, Mr. McSullivan was instrumental in founding and was responsible for managing all commercial aspects of Pan Am II, which bought the rights to the Pan Am trademarks and its route system. Prior to his work with Pan Am II, Mr. McSullivan led the European Travel Commission for North America (an organization of 24 European Tourist Offices collectively marketing in North America) and was General Manager North America for the Irish Government Tourist Board for ten years.

     GABRIEL ROBERTS has served as our Vice President of Finance and Administration since March 7, 2003. Mr. Roberts’s responsibilities include management of our financial operations, including treasury and controller functions. Mr. Roberts is also an active member of the FAA’s Vertical Flight Subcommittee/Terminal Area Operations Rulemaking Committee (TAOARC). Mr. Roberts began his career in the aerospace industry as a Manager at Pratt and Whitney. From 1996 to 2002, Mr. Roberts was a Senior Mechanical Engineer at Sikorsky Aircraft, a division of United Technologies, where he was responsible for operational cost projections for aircraft components and systems, design, test, and certification of all Hydraulic, Flight Control, Mission System, Rotor, and Airframe components and systems. At Sikorsky Aircraft, Mr. Roberts was the Manager of a team responsible for the certification and Type Initial Authorization (TIA) of the Sikorsky S92 (Helibus). Mr. Roberts is a graduate of Rensselaer Polytechnic Institute with a Bachelors Degree in Mechanical Engineering and a minor in Industrial Psychology.

AUDIT COMMITTEE

     We do not currently have a separate audit committee. Currently, our entire Board of Directors performs all the functions that may be delegated to an audit committee. We plan to establish an audit committee during fiscal 2005 and are currently assessing which members of our Board are best qualified, based on their accounting or related financial management expertise, independence, time availability, corporate experience and other relevant factors, to serve on our audit committee. Based on our small size, early development stage and limited financial and human resources, we did not believe that creating an audit committee separate and distinct from our full Board of Directors would have been cost-effective prior to fiscal 2005.

FAMILY RELATIONSHIPS

      No family relationships exist among the Company’s directors or officers.

CODE OF ETHICS

     We have not formally adopted a written Code of Ethics. Management of the Company has drafted a Code of Ethics designed to deter wrongdoing and promote honest and ethical conduct, full, fair and accurate disclosure, compliance with laws, prompt internal reporting and accountability to adherence to the Code of Ethics. Management of the Company is in the process of obtaining comments to its draft Code of Ethics from the Board of Directors. We have not adopted a written Code of Ethics prior to filing the accompanying registration statement because based on our small size, early development stage and limited financial and human resources, we did not believe that formally adopting a written Code of Ethics would have been necessary or cost-effective prior to the end of fiscal 2004.

EXECUTIVE COMPENSATION

     The following table shows all the cash compensation paid by U.S. Helicopter, as well as certain other compensation paid or accrued, during the fiscal years ended December 31, 2003 and December 31, 2004 to U.S. Helicopter’s Chief Executive Officer and the two highest paid executive officers other than U.S. Helicopter’s Chief Executive Officer during 2004. U.S. Helicopter did not have any employees during the fiscal year ended December 31, 2003. No restricted stock awards, long-term incentive plan payouts or other types of compensation, other than the compensation identified in the chart below, were paid or accrued to these executive officers during these fiscal years. Except as indicated below, no executive officer earned a total annual salary and bonus for any of these years in excess of $100,000.

				Long-Term
	Annual Compensation			Compensation

Name and Principal Position	Year	Salary ($)		Options/SARs (#)
John G. Murphy	2004	90,865	(1)	—
Chief Executive Officer	2003	—		—
and President

George Mehm	2004	52,500	(2)	231,000
Chief Financial Officer,	2003	—		—
Treasurer and Senior Vice President

Donal McSullivan	2004	52,500	(3)	—
Chief Marketing Officer	2003	—		—
and Senior Vice President

(1) Represents an annual salary of $225,000 and includes accrued salary of $2,596 and an amount equal to 40% of Mr. Murphy’s total paid and accrued salary, which he has agreed to defer until 60 days after the effectiveness of the accompanying registration statement (see Employment Agreements below).

(2) Represents an annual salary of $130,000 and includes accrued salary of $2,000 and an amount equal to 20% of Mr. Mehm’s total paid and accrued salary, which he has agreed to defer until 60 days after the effectiveness of the accompanying registration statement (see Employment Agreements below).

(3) Represents an annual salary of $130,000 and includes accrued salary of $1,500 and an amount equal to 40% of Mr. McSullivan’s total paid and accrued salary, which he has agreed to defer until 60 days after the effectiveness of the accompanying registration statement (see Employment Agreements below).

EMPLOYMENT AGREEMENTS

     Effective April 16, 2004, U.S. Helicopter entered into a five-year employment agreement with John G. Murphy. Mr. Murphy is employed as the President and Chief Executive Officer of U.S. Helicopter. Mr. Murphy’s annual salary is $225,000. Payment of Mr. Murphy’s salary commenced on August 9, 2004. Mr. Murphy is currently being paid at the annual rate of $135,000, which represents an annual salary of $225,000, with 40% of Mr. Murphy’s salary deferred until 60 days after the effectiveness of the accompanying registration statement. Mr. Murphy is also entitled to bonuses tied to the Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) which range from 50% of salary based on the Company’s achieving 95% of targeted EBITDA to 200% of salary based on the Company’s achieving 125% of targeted EBITDA.

     Effective July 14, 2004, U.S. Helicopter entered into a three-year employment agreement with George J. Mehm, Jr. Mr. Mehm is employed as the Senior Vice President, Treasurer and Chief Financial Officer of U.S. Helicopter. Payment of Mr. Mehm’s salary commenced on August 9, 2004. Mr. Mehm is currently being paid at the annual rate of $130,000, with 20% of Mr. Mehm’s salary deferred until 60 days after the effectiveness of the accompanying registration statement. Mr. Mehm is also entitled to bonuses to be determined pursuant to a bonus plan to be adopted by the Company’s Board of Directors.

     Effective July 14, 2004, U.S. Helicopter entered into a two-year employment agreement with Donal McSullivan. Mr. McSullivan is employed as the Senior Vice President and Chief Marketing Officer of U.S. Helicopter. Payment of Mr. McSullivan’s salary began on August 9, 2004. Mr. McSullivan is currently being paid at the annual rate of $130,000, with 40% of Mr. McSullivan’s salary being deferred until 60 days after the effectiveness of the accompanying registration statement. Mr. McSullivan is also entitled to bonuses to be determined pursuant to a bonus plan to be adopted by the Company’s Board of Directors.

     Effective July 18, 2004, U.S. Helicopter entered into a five-year employment agreement with Gabriel Roberts. Mr. Roberts is employed as the Vice President of Finance and

Administration of U.S. Helicopter. Mr. Roberts is currently being paid at the annual rate of $90,000, with 20% of Mr. Roberts’s salary being deferred until 60 days after effectiveness of the accompanying registration statement. Payment of Mr. Roberts’ salary commenced on August 9, 2004. Mr. Roberts’ base salary will be increased to $95,000 commencing on the six month anniversary of the Company’s start-up date provided that his work performance merits such as determined by the Board in its reasonable judgment. Mr. Roberts is also entitled to bonuses to be determined pursuant to a bonus plan to be adopted by the Company’s Board of Directors.

     Effective August 24, 2004, U.S. Helicopter entered into a two-year employment agreement with Terence O. Dennison. Mr. Dennison is employed as the Senior Vice President and Chief Operating Officer of U.S. Helicopter. Mr. Dennison is currently being paid at the annual rate of $90,000, with 20% of Mr. Dennison’s salary being deferred until 60 days after the effectiveness of the accompanying registration statement. Mr. Dennison’s annual salary will be increased to $130,000 upon commencement of the Company’s flight operations. Payment of Mr. Dennison’s salary began on September 1, 2004. Mr. Dennison is also entitled to bonuses to be determined pursuant to a bonus plan to be adopted by the Company’s Board of Directors.

     Effective October 4, 2004, U.S. Helicopter entered into an employment agreement with Sandy Goldstein. Payment of Mr. Goldstein’s salary began on October 6, 2004. Mr. Goldstein is employed as the Director of Operations of U.S. Helicopter. Mr. Goldstein’s annual salary is $75,000.

     Effective March 11, 2005, U.S. Helicopter entered into an employment agreement with John W. Galligan. Mr. Galligan is employed as the Director of Maintenance of U.S. Helicopter. Mr. Galligan is currently being paid a pre-startup base salary of $65,000. Upon commencement of the Company’s flight operations, Mr. Galligan’s salary will be increased to $78,000.

     As described above, we have agreed to defer a total of 40% of the base salaries of Mr. Murphy and Mr. McSullivan, and a total of 20% of the base salary of Mr. Mehm, Mr. Roberts and Mr. Dennison until 60 days after the effectiveness of the accompanying registration statement. We have also agreed to not declare or pay any bonuses during such time.

DESCRIPTION OF PROPERTY

     On December 1, 2004, U.S. Helicopter entered into a three year agreement for its executive offices at the 6 East River Piers, Suite 216, Downtown Manhattan Heliport, New York, New York. Prior to that date, U.S. Helicopter was allowed to use the facility at no cost. The agreement provides for a monthly payment of $781.33 for 294 square feet of office space. We had no office rent expense for the year ended December 31, 2003 and had office rent expense of $781 for the year ended December 31, 2004. As a part of the agreement, U.S. Helicopter was required to post a security deposit of $3,300.

     In September, 2004, U.S. Helicopter entered into a month-to-month lease for its Operations Base located at Sikorsky Memorial Airport in Stratford, Connecticut, which was extended in June, 2005. The basic monthly rent for the Company’s Operations headquarters is $500 per month, including utilities. The basic monthly rent decreased from $550 to $500 per month, including utilities, as of January 1, 2005.

LEGAL PROCEEDINGS

     As of July 20, 2005, the Company is not aware of any pending or threatened litigation, claims or assessments.

PRINCIPAL STOCKHOLDERS

     The following table sets forth as of July 20, 2005, the number and percentage of outstanding shares of our common stock beneficially owned by our executive officers, directors and stockholders owning more than 5% of our common stock and our executive officers and directors as a group:

Name of Owner	Shares Beneficially Owned		Percentage of Class(1)
Dean C. Borgman(2)	1,000,000	(3)	3.99%
John G. Murphy(2)	6,197,633		25.05%
Gabriel Roberts(2)	4,751,513		19.20%
John Capozzi(2)	3,780,595		15.28%
Donal McSullivan(2)	3,346,759		13.52%
Cornell Capital Partners, LP(4)	1,730,769	(5)	6.99%
George J. Mehm, Jr.(2)	870,000	(6)	3.48%
Terence O. Dennsion(2)	711,000	(7)	2.85%
Col. Clinton Pagano(2)	213,000		0.86%
All Executive Officers and Directors as a Group (8 persons)	20,870,500	(8)(9)	81.88%

(1)	The percentage of class calculation for each person or entity is based on 24,745,723 shares of U.S. Helicopter common stock outstanding as of July 20, 2005, inclusive of the number of shares of U.S. Helicopter common stock issuable to the person or entity upon conversion of convertible securities held by such person or entity. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of July 20, 2005 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. As of July 20, 2005, there were also a total of 316,000 shares of Series A Preferred Stock issued and outstanding, none of which was owned by our executive officers or directors.

(2)	Address: c/o U.S. Helicopter Corporation, 6 East River Piers, Suite 216, Downtown Manhattan Heliport, New York, NY 10004.

(3)	Includes options held by Dean Borgman to purchase up to 300,000 shares of U.S. Helicopter common stock exercisable within 60 days of July 20, 2005.

(4)	Address: 101 Hudson Street, Suite 3700, Jersey City, NJ 07302.

(5)	This figure does not include shares held by Amir Elbaz or Troy Rillo, who are employees of Cornell Capital but who do not control, are not controlled by and are not under common control with Cornell Capital. In addition, Cornell Capital holds an Amended and Restated Convertible Debenture in the principal amount of $1,335,424, of which up to 10%, including accrued intrest is convertible into shares of common stock at a price of $0.20 per share. The terms of the Convertible Debenture prohibit conversion if the number of shares held by Cornell Capital after giving effect to such conversion would equal in excess of 9.99% of all our outstanding shares of common stock. If such prohibition did not apply, Cornell Capital would be entitled to convert 10% of the Convertible Debenture along with accrued interest as of July 20, 2005 into a total of 677,224 shares. In the event of a default under the Convertible Debenture Cornell Capital would be entitled to convert 100% of all amounts due and payable which, as of July 20, 2005, would result in the issurance of 6,772,244 shares, without regard of the aforementioned prohibition. We are registering a total of 7,344,830 shares to cover such conversions.

(6)	Includes options held by George Mehm to purchase up to 231,000 shares of U.S. Helicopter common stock exercisable within 60 days of July 20, 2005.

(7)	Includes options held by Terence Dennison to purchase up to 211,000 shares of U.S. Helicopter common stock exercisable within 60 days of July 20, 2005.

(8)	Includes options held by Dean Borgman (300,000 shares), George Mehm (231,000 shares) and Terence Dennison (211,000 shares) to purchase up to a total of 742,000 shares of U.S. Helicopter common stock exercisable within 60 days of July 20, 2005.

(9)	A group consisting of John G. Murphy, Gabe Roberts, Donal McSullivan and John Capozzi have agreed to grant an option or transfer up to 250,000 shares of their currently held common stock to facilitate the hiring of a Chief Pilot and a Director of Maintenance, in addition to options to be granted by the Company in connection with these hires. The intrinsic value of the option grant is being recognized in fiscal 2005. In addition, these individuals and Mr. Murphy have agreed to transfer additional shares under certain circumstances, including in the event that other key hires are needed and the Company desires to limit the number of shares issued for these new key hires.

     Change in Control. The issuance of shares in this offering will not result in a change of control of us. Although this offering contemplates the issuance to Cornell Capital of up to 7,344,830 shares in addition to the 1,730,769 shares currently held by Cornell Capital (which would result in Cornell Capital holding approximately 28.28% of our issued and outstanding common stock after issuance), we are restricted from issuing shares under the Convertible Debenture to Cornell Capital which would result in its owning in excess of 9.9% of our issued and outstanding shares of common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In August, 2004, the Company entered into a Securities Purchase Agreement pursuant to which we agreed to issue $1,300,000 of 5% secured convertible debentures to Cornell Capital. On August 4, 2004, the Company received net proceeds of $772,500 after payment of expenses in the amount of $227,500, from the sale of $1,000,000 worth of debentures. On February 25, 2005, the Company received net proceeds of $270,000 after payment of expenses in the amount of $30,000, from the sale of $300,000 worth of debentures. On April 8, 2005, the Company entered into an Amended and Restated Secured Debenture in the amount of $1,335,424, representing the principal and interest due under the prior debentures as of such date. Until January 1, 2006, the Company is required to remit to the holder an amount equal to 10% of the gross proceeds received pursuant to the SEDA, to be applied against sums due under the Convertible Debenture. Beginning January 1, 2006, we are required to make monthly payments of $200,000 until all amounts due under the Convertible Debenture are repaid. The debenture bears interest at 5% per annum and is secured by a security agreement covering substantially all business assets of the Company. Up to 10% of all sums due under the Convertible Debenture may be converted at the holder’s option, into shares of the Company’s common stock at a price of $0.20 per share. In the event of a default under the Convertible Debenture, Cornell capital may convert all sums due and payable under the debenture, provided that the number of shares issuable upon such conversion would not result in Cornell Capital owning in excess of 9.99% of the Company’s outstanding common stock.

     On August 4, 2004, the Company entered into the SEDA with Cornell Capital, which was amended and restated on April 8, 2005. Pursuant to the SEDA the Company may, at its discretion, periodically issue and sell to Cornell Capital, up to $11,000,000 of the Company’s common stock. Upon the execution of the SEDA, the Company agreed to issue 2,472,527 shares of its common stock to Cornell Capital, plus an additional $10,000 worth of the Company’s common stock to Newbridge Securities Corporation (“Newbridge”), as a placement fee, per the Placement Agent Agreement between the Company and Newbridge, valued at the fair market value of the stock as of the date of the initial trading day of the Company’s common stock. As of July 20, 2005, the Company has issued 2,472,527 shares with an aggregate par value of $2,473 in connection with the SEDA.

     Donal McSullivan, Senior Vice President and Chief Marketing Officer, and John Capozzi, Marketing and Business Development Advisor and Director, have provided certain consulting services to the Company from its inception. In connection with the provision of such consulting services, they have an agreement with the Company to jointly receive 10% of the proceeds of any financings arranged with Cornell Capital. As of the date of this Prospectus, they have received $130,000 of the proceeds of the initial transaction with Cornell Capital. In addition, Mr. McSullivan and Mr. Capozzi are to receive 10% commissions relating to commuter flight pre-sell seats and scheduled service pre-sell seats pursuant to an agreement dated April 15, 2004. In addition, Mr. Capozzi also has an agreement to provide ongoing marketing consulting services to the Company at a cost of $5,000 per month.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY
AND OTHER SHAREHOLDER MATTERS

     There currently is no principal market where our securities are traded. We intend to submit an application for listing on the Over-the-Counter Bulletin Board maintained by the National Association of Securities Dealers in July, 2005. As of July 20, 2005, there were 16 holders of record of our common stock.

     We have not paid dividends in the past on any class of stock and we do not anticipate paying dividends in the foreseeable future.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLAN.

     The following table sets forth the securities that have been authorized under equity compensation plans as of July 20, 2005.

Number
	Number		of Securities
	of Securities	Weighted –Average	Remaining Available
	To Be Issued	Exercise Price	for Future Issuance
	Upon Exercise	of Outstanding	Under Equity
	of Outstanding	Options,	Compensation Plans
	Options, Warrants	Warrants and	(Excluding Securities
	and Rights	Rights	Reflected in Column(A))
	(A)	(B)	(C)

Equity compensation plans approved by security holders	882,000	$0.50	3,630,000

Equity compensation plans not approved by security holders	N/A	N/A	N/A

     The Company has adopted a 2004 Stock Incentive Plan and has reserved the right to issue and sell up to 3,700,000 shares of common stock under such plan. The Company has granted options to the following individuals named in the Executive Compensation Table above in connection with such plan during fiscal year 2004:

Name	Number of Options	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price
George J. Mehm Jr.	231,000	45.12	$0.50 per share

DESCRIPTION OF SECURITIES

CAPITAL STOCK.

     The authorized capital stock of U.S. Helicopter consists of 95,000,000 shares of common stock, par value $0.001 per share and 5,000,000 shares of preferred stock, par value $0.001 per share. As of July 20, 2005, we had 24,745,723 shares of our common stock outstanding and 316,000 shares of our preferred stock outstanding. In addition, there are 882,000 options to purchase common stock outstanding, and 406,000 warrants to purchase shares of our common stock outstanding. The following description is a summary of the capital stock of U.S. Helicopter and contains the material terms of the capital stock. Additional information can be found in U.S. Helicopter’s Certificate of Incorporation and Bylaws.

     Stock Split. Effective July 22, 2004, U.S. Helicopter implemented a twenty-one thousand three hundred-to-one (21,300:1) stock split of U.S. Helicopter common stock.

     Common Stock.     Each share of common stock entitles the holder to one vote on each matter submitted to a vote of our stockholders, including the election of directors. There is no cumulative voting. Subject to preferences that may be applicable to any outstanding preferred stock, stockholders are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors. Stockholders have no preemptive, conversion or other subscription rights. There are no redemption or sinking fund provisions related to the common stock. In the event of liquidation, dissolution or winding up of U.S. Helicopter, stockholders are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

     Preferred Stock.     We are authorized to issue up to 5,000,000 shares of preferred stock in one or more series as may be designated by our Board of Directors.

     The preferred stock may be entitled to such dividends, redemption rights, liquidation rights, exercise rights and voting rights as the Board of Directors, in its discretion, may determine, in a resolution or resolutions providing for the issuance of any such stock. Rights granted by the Board of Directors may be superior to those of existing shareholders (including the right to elect a controlling number of directors as a class). Preferred stock can be issued without the vote of the holders of common stock.

     On October 27, 2004, we authorized for issuance up to 1,500,000 shares of U.S. Helicopter Series A Preferred Stock. At July 20, 2005, 316,000 shares of preferred stock were outstanding. Our Series A Preferred Stock is the only class of preferred stock authorized for issuance by us as of July 20, 2005. The Series A Preferred Stock ranks prior to our common stock and is subordinate to and ranks junior to all indebtedness of U.S. Helicopter now or hereafter outstanding. Our Series A Preferred Stock is convertible into shares of our common stock at a price equal to 80% of the average closing price of our common stock on the OTC-BB for the 20 trading days immediately preceding the day upon which we receive a notice of conversion from a Series A Preferred Stockholder. In the event that our shares are not traded on the OTC-BB, the conversion price shall be equal to 80% of the average bid price of our common stock posted in the Pink Sheets for the 20 trading days immediately preceding the day upon which we receive a notice of conversion from a Series A Preferred Stockholder. In the event that our shares are not traded on the OTC-BB or on the Pink Sheets, the conversion price shall be equal to 80% of the fair market value of our common stock on the date upon which we receive a notice of conversion from the Series A Preferred Stockholder. Such fair market value shall be determined by an accounting firm selected by us which accounting firm is not then currently performing any accounting services for us. The registration rights for our Series A Preferred Stock will expire at such time as the common stock issuable upon conversion of the Series A Preferred Stock becomes tradable under Rule 144 without restriction as to number of shares.

     Holders of our Series A Preferred Stock will be entitled to receive, out of any funds legally available therefore, non-cumulative annual dividends at the rate of 6% at such times and as declared by our Board of Directors. In addition, Series A Preferred Stockholders have voting rights equivalent to common stockholders (i.e., one share of Series A Preferred Stock has the same voting rights as one share of common stock for voting purposes only).

LIMITATION OF LIABILITY: INDEMNIFICATION.

     Our Bylaws include an indemnification provision under which we have agreed to indemnify directors and officers of U.S. Helicopter to fullest extent possible from and against any and all claims of any type arising from or related to future acts or omissions as a director or officer of U.S. Helicopter.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of U.S. Helicopter pursuant to the foregoing, or otherwise, U.S. Helicopter has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE ARTICLES OF INCORPORATION.

     AUTHORIZED AND UNISSUED STOCK. The authorized but unissued shares of our common and preferred stock are available for future issuance without our shareholders’ approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of U.S. Helicopter that may otherwise be beneficial to shareholders by diluting the shares held by a potential suitor or issuing shares to a shareholder that will vote in accordance with U.S. Helicopter’s Board of Directors’ desires. A takeover may be beneficial to shareholders because, among other reasons, a potential suitor may offer shareholders a premium for their shares of stock compared to the then-existing market price.

EXPERTS

     The financial statements as of and for the year ended December 31, 2004 and for the period from March  4, 2003 (inception) to December 31, 2003, included in the Prospectus have been audited by Moore Stephens, P.C., independent registered public accountants to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

     Gallagher, Briody & Butler of Princeton, New Jersey will pass upon the validity of the shares of common stock offered hereby for us.

HOW TO GET MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. We currently are not subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission’s Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

U.S. HELICOPTER CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of
U.S. Helicopter Corporation

We have audited the accompanying balance sheet of U.S. Helicopter Corporation, a Development Stage Company, as of December 31, 2004, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the year ended December 31, 2004, and the period from inception (March 4, 2003) to December 31, 2003. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of U.S. Helicopter Corporation, a Development Stage Company, as of December 31, 2004, and the results of its operations and its cash flows for the year ended December 31, 2004, and the period from inception (March 4, 2003) to December 31, 2003, in conformity with U.S. generally accepted accounting principles.

MOORE STEPHENS, P. C.
Certified Public Accountants.

New York, New York
February 24, 2005, except for notes 4 and 5
as to which the date is April 8, 2005

U.S. HELICOPTER CORPORATION (A DEVELOPMENT STAGE COMPANY)

BALANCE SHEETS

	March 31,	December 31,
	2005	2004
	(Unaudited)
Assets:
Current Assets:
Cash	$478,874	$501,533
Prepaid Expenses	32,217	26,500
Other Current Assets	12,326	4,240

Total Current Assets	523,417	532,273

Property and Equipment:
Office Equipment	8,907	8,181
Less: Accumulated Depreciation	(1,137)	(549)

Property and Equipment — Net	7,770	7,632

Other Assets:
Deferred Financing Costs, Net of Accumulated Amortization of $70,973 and $42,288	199,027	167,712
Deferred Offering Costs	151,303	148,551

Total Other Assets	350,330	316,263

Total Assets	$881,517	$856,168

Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts Payable and Accrued Expenses	$199,881	$132,045
Deferred Salary and Taxes Payable	141,477	87,420
Accrued Salary and Taxes Payable	21,264	11,233

Total Current Liabilities	362,622	230,698

Long-Term Debt — Net of Discounts of $325,000 and $250,000	975,000	750,000

Commitments and Contingencies	—	—

Stockholders’ Equity:
Convertible Series A Preferred Stock, $0.001 Par Value; 1,500,000 Shares Authorized; 316,000 Shares Issued and Outstanding, Respectively	316	316
Common Stock, $0.001 Par Value; 95,000,000 Shares Authorized; 24,545,723 Issued and Outstanding, Respectively	24,546	24,546
Additional Paid In Capital	493,434	418,434
Deficit Accumulated During the Development Stage	(974,401)	(567,826)

Total Stockholders’ Equity	(456,105)	(124,530)

Total Liabilities and Stockholders’ Equity	$881,517	$856,168

U.S. HELICOPTER CORPORATION (A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF OPERATIONS

	Cumulative				Period
	from Inception				from Inception
	(March 4, 2003) to	Three months ended		Year ended	(March 4, 2003) to
	March 31,	March 31,		December 31,	December 31,
	2005	2005	2004	2004	2003
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$—	$—	$—	$—	$—

Expenses:
Payroll	463,263	182,423	—	280,840	—
Payroll Taxes	40,365	16,388	—	23,977	—
State Income Taxes	800	800	—	—	—
Professional Fees	254,542	108,155	4,828	128,522	17,865
Interest	34,883	13,766	—	21,117	—
Insurance	30,534	14,586	—	15,948	—
Office Expense	27,610	8,563	—	19,047	—
Travel	21,645	7,259	—	14,386	—
Rent	8,197	4,910	—	3,287	—
Reservation Expense	17,200	17,200	—	—	—
Licenses and fees	3,252	3,252	—	—
Depreciation	1,137	588	—	549	—
Amortization of Deferred Financing Costs	70,973	28,685	—	42,288	—

Total Expenses	(974,401)	(406,575)	(4,828)	(549,961)	(17,865)

Net (Loss)	(974,401)	(406,575)	(4,828)	(549,961)	(17,865)
Deduct: Preferred Stock Dividend	—	—	—	—	—

Net (Loss) Applicable to Common Shareholders	$(974,401)	$(406,575)	$(4,828)	$(549,961)	$(17,865)

Net (Loss) Per Common Share: Basic and Diluted		$(.02)	$—	$(.02)

Weighted Average Number of Shares		24,545,723	21,300,000	22,643,365

U.S. HELICOPTER CORPORATION (A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF STOCKHOLDERS’ EQUITY

					Additional	Stock	Deficit Accumulated	Total
	Preferred				Paid-in-	Subscription	During Development	Stockholders’
	Stock		Common Stock
	Shares	Amount	Shares	Amount	Capital	Receivable	Stage	Equity
Issuance of common stock at inception - March 4, 2003	—	$—	1,000	$1	$499	$(500)	$—	$—
Common Stock Split (21,300:1) — July 22, 2004	—	—	21,299,000	21,299	(21,299)	—	—	—

Net loss	—	—	—	—	—	—	(17,865)	(17,865)

Balance at December 31, 2003	—	—	21,300,000	21,300	(20,800)	(500)	(17,865)	(17,865)
Issuance of Common Shares for financing costs at par of $0.001 per share — August 4, 2004	—	—	3,245,723	3,246	—	—	—	3,246
Intrinsic value of beneficial conversion feature of debenture — August 4, 2004	—	—	—	—	250,000	—	—	250,000
Stock subscription payment received - October 15, 2004	—	—	—	—	—	500	—	500
Issuance of Preferred Shares from private placement at par of $0.001 per share - November 23, 2004	105,000	105	—	—	104,895	—	—	105,000
Offering costs associated with private placement of preferred shares — November 23, 2004	—	—	—	—	(76,675)	—	—	(76,675)
Issuance of Preferred Shares from private placement at par of $0.001 per share - December 14, 2004	191,000	191	—	—	190,809	—	—	191,000
Offering costs associated with private placement of preferred shares — December 14, 2004	—	—	—	—	(40,575)	—	—	(40,575)
Issuance of Preferred Shares from private placement at par of $0.001 per share - December 22, 2004	20,000	20	—	—	19,980	—	—	20,000
Offering costs associated with private placement of preferred shares — December 22, 2004	—	—	—	—	(9,200)	—	—	(9,200)
Net loss	—	—	—	—	—	—	(549,961)	(549,961)

Balance at December 31, 2004	316,000	316	24,545,723	24,546	418,434	—	(567,826)	(124,530)
Intrinsic value of beneficial conversion feature of debenture – February 25, 2005	—	—	—	—	75,000	—	—	75,000
Net loss							(406,575)	(406,575)

Balance at March 31, 2005 (Unaudited)	316,000	$316	24,545,723	$24,546	$493,434	$—	$(974,401)	$(456,105)

U.S. HELICOPTER CORPORATION (A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF CASH FLOWS

	Cumulative				Period
	from Inception				from Inception
	(March 4, 2003) to	Three months ende		Year ended	(March 4, 2003) to
	March 31,	March 31,		December 31,	December 31,
	2005	2005	2004	2004	2003
	(Unaudited)	(Unaudited)	(Unaudited)
Operating Activities:
Net (Loss)	$(974,401)	$(406,575)	$(4,828)	$(549,961)	$(17,865)
Adjustments to Reconcile Net Income to Net Cash Provided By (Used for) Operating Activities:
Depreciation Expense	1,137	588	—	549	—
Amortization of Deferred Financing	70,973	28,685	—	42,288	—
Changes in Assets and Liabilities:
Increase (Decrease) in Prepaid Expenses and Other Current Assets	(44,544)	(13,804)	—	(30,740)	—
Accounts Payable and Accrued Liabilities	362,622	131,924	4,828	212,833	17,865

Net Cash — Operating Activities	(584,213)	(259,182)	—	(325,031)	—

Investing Activities:
Acquisition of Property and Equipment	(8,906)	(725)	—	(8,181)	—

Financing Activities:
Proceeds From Long-Term Debt	1,300,000	300,000	—	1,000,000	—
Proceeds From Sale of Stock	316,500	—	—	316,500	—
Payment of Financing Costs	(544,507)	(62,752)	—	(481,755)	—

Net Cash — Financing Activities	1,071,993	237,248	—	834,745	—

Net Increase (Decrease) in Cash	478,874	(22,659)	—	501,533	—
Cash — Beginning of Periods	—	501,533	—	—	—

Cash — End of Periods	$478,874	$478,874	$—	$501,533	$—

Supplemental Disclosures of Cash Flow Information:
Cash paid during the periods for:
Interest	$747	$178	$—	$569	$—
Income Taxes	$—	$—	$—	$—	$—

Supplemental Disclosures of Non-Cash Investing and Financing Activities:

     During the three months ended March 31, 2005, the Company entered into certain agreements whereby it issued convertible debentures and amended the existing debentures and commitments to purchase its common stock [See Note 4].

     During the year ended December 31, 2004, the Company entered into certain agreements whereby it issued convertible debentures and obtained commitments to purchase its common stock to the same investor to whom it sold the convertible debenture described above. As a component of these agreements, the Company issued 3,245,723 shares of common stock which were valued at $3,246 (par value) and capitalized as a component of deferred financing costs [See Note 3]. The Company also recorded a $250,000 non-cash discount on a debenture issued [See Note 4].

     During the year ended December 31, 2004, the Company committed to issue warrants to purchase 279,600 shares of our common stock, of which 29,600 warrants have an exercise price equal to 80% of the fair market value of the Company’s common stock as of the date of exercise, and 250,000 have a per share exercise price of $0.75, as payment for financial advisory services and placement fees, respectively. No expense was recorded in conjunction with these warrants.

     During the period from inception (March 4, 2003) through December 31, 2003, the Company issued 21,300,000 shares of common stock to its officers and directors under a $500 subscription agreement.

The Accompanying Notes Are An Integral Part of These Financial Statements.

U. S. HELICOPTER CORPORATION
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

(1) Business

U.S. Helicopter Corporation, (“U.S. Helicopter” or the “Company”) is a development stage company that has devoted most of its efforts to activities such as financial planning, capital raising, and the development of a business plan. Its core business, once operations have begun, will be providing regularly scheduled helicopter shuttle service between many of the nation’s larger metropolitan airports and surrounding city-based heliports. We intend to introduce our service, which we call “Metro-hop Airport Shuttle Service” (“MASS”), in the New York City market with frequent service between Kennedy, Newark Liberty and LaGuardia airports and the New York metropolitan area heliports located at Wall Street, East 34 th Street, and West 30 th Street. U.S. Helicopter was incorporated in the State of Delaware on March 4, 2003.

(2) Summary of Significant Accounting Policies

Unaudited Interim Statements – The financial statements as of March 31, 2005 and for the period then ended are unaudited; however, in the opinion of management all adjustments (consisting solely of normal recurring adjustments) necessary to make the interim financial statements not misleading have been made.

Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentrations of Credit Risk – Financial instruments that potentially subject us to significant concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable.

We maintain our cash and cash equivalents in accounts with two major financial institutions in the United States in the form of demand deposits and money market accounts. Deposits in these banks may exceed the amounts of insurance provided on such deposits. As of March 31, 2005 and December 31, 2004, we had $185,402 and $402,396, respectively, in deposits subjected to such risk. We have not experienced any losses on our deposits of cash and cash equivalents.

We generally do not require collateral related to our financial instruments.

Fair Value of Financial Instruments – The fair value of our cash and cash equivalents, accounts payable and accrued expenses approximate carrying values due to their short maturities. The values of our debt instruments approximate their carrying values based on rates currently available to us.

Cash Equivalents – We consider all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents. We had no cash equivalents at March 31, 2005 and December 31, 2004.

Property and Equipment – We record our property and equipment at cost less accumulated depreciation. For financial reporting purposes, we use the straight-line method to compute depreciation based upon estimated useful lives of five to fifteen years for flight equipment and three to ten years for other equipment. We use a 30% residual value in the calculation of depreciation for our flight equipment. Leasehold improvements are amortized over the shorter of the related lease term or the estimated life of the improvements. Equipment under capital leases are amortized over the lease term and such amortization is included in the depreciation of property and equipment. Upon selling or otherwise disposing of property and equipment, we remove cost and accumulated depreciation from the accounts and reflect any resulting gain or loss in earnings. Depreciation expense totaled $1,136, $587, and $0 for the cumulative period from inception (March 4, 2003) to March 31, 2005, the three months ended March 31, 2005 and 2004, respectively. Depreciation expense totaled $549 and $-0- for the twelve months ended December 31, 2004 and the period from inception through December 31, 2003, respectively.

U. S. HELICOPTER CORPORATION
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

(2) Summary of Significant Accounting Policies (Continued)

Impairment of Long-Lived Assets – We review our long-lived assets and identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When such factors and circumstances exist, we compare the projected undiscounted future cash flows associated with the future use and disposal of the related asset or group of assets to their respective carrying amounts. Impairment, if any, is measured as the excess of the carrying amount over the fair value based on market value (when available) or discounted expected cash flows of those assets, and is recorded in the period in which the determination is made.

Deferred Salary and Taxes Payable – Effective April 16, 2004, U.S. Helicopter entered into a five-year employment agreement with John G. Murphy. Mr. Murphy is employed as the President and Chief Executive Officer of U.S. Helicopter. Mr. Murphy’s annual salary is $225,000. Payment of Mr. Murphy’s salary commenced on August 9, 2004. Mr. Murphy is currently being paid at the annual rate of $135,000, which represents an annual salary of $225,000, with 40% of Mr. Murphy’s salary deferred until 60 days after the effectiveness of the Registration Statement.

Effective July 14, 2004, U.S. Helicopter entered into a three-year employment agreement with George F. Mehm, Jr. Mr. Mehm is employed as the Senior Vice President, Treasurer and Chief Financial Officer of U.S. Helicopter. Payment of Mr. Mehm’s salary commenced on August 9, 2004. Mr. Mehm is currently being paid at the annual rate of $130,000, with 20% of Mr. Mehm’s salary deferred until 60 days after the effectiveness of the Registration Statement.

Effective July 14, 2004, U.S. Helicopter entered into a two-year employment agreement with Donal McSullivan. Mr. McSullivan is employed as the Senior Vice President and Chief Marketing Officer of U.S. Helicopter. Payment of Mr. McSullivan’s salary began on August 9, 2004. Mr. McSullivan is currently being paid at the annual rate of $130,000, with 40% of Mr. McSullivan’s salary being deferred until 60 days after the effectiveness of the Registration Statement.

Effective July 18, 2004, U.S. Helicopter entered into a five-year employment agreement with Gabriel Roberts. Mr. Roberts is employed as the Vice President of Finance and Administration of U.S. Helicopter. Mr. Roberts is currently being paid at the annual rate of $90,000, with 20% of Mr. Roberts’s salary being deferred until 60 days after effectiveness of the Registration Statement. Payment of Mr. Roberts’s salary commenced on August 9, 2004.

Effective August 24, 2004, U.S. Helicopter entered into a two-year employment agreement with Terence O. Dennison. Mr. Dennison is employed as the Senior Vice President and Chief Operating Officer of U.S. Helicopter. Mr. Dennison is currently being paid at the annual rate of $90,000, with 20% of Mr. Dennison’s salary being deferred until 60 days after the effectiveness of the Registration Statement. Payment of Mr. Dennison’s salary began on September 1, 2004.

Stock-Based Compensation – We account for stock-based compensation utilizing the intrinsic value method in accordance with the provisions of Accounting Principles Board Opinion No. 25 (APB 25), “Accounting for Stock Issued to Employees” and related Interpretations. Accordingly, no compensation expense is recognized because the exercise prices of these employee stock options equal or exceed the estimated fair market value of the underlying stock on the dates of grant.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-Based Payment”. SFAS No. 123R is a revision of SFAS No. 123, “Accounting for Stock Based Compensation”, and supersedes APB 25. Among other items, SFAS 123R eliminates the use of APB 25 and the intrinsic value method of accounting, and requires companies to recognize the cost of employee services received in exchange for awards of equity instruments, based on the grant date fair value of those awards, in the financial statements. The effective date of SFAS 123R is the first reporting period beginning after June 15, 2005, which is third quarter 2005 for calendar year companies, although early adoption is allowed. SFAS 123R requires companies to adopt its requirements using a “modified prospective” method. Under the “modified prospective” method, compensation cost is recognized in the financial statements beginning with the effective date, based on the requirements of SFAS 123R for all share-based payments granted after that date, and based on the requirements of SFAS 123 for all unvested awards granted prior to the effective date of SFAS 123R. The “modified retrospective” method also permits entities to restate financial statements of previous periods based on proforma disclosures made in accordance with SFAS 123.

We currently utilize a standard option pricing model (i.e., Black-Scholes) to measure the fair value of stock options granted to employees. While SFAS 123R permits entities to continue to use such a model, the standard also permits the use of a “lattice” model. We have not yet determined which model we will use to measure the fair value of employee stock options upon the adoption of SFAS 123R.

SFAS 123R also requires that the benefits associated with the tax deductions in excess of recognized compensation cost be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. We have not yet determined what effect, if any, this change will have on future periods.

We currently expect to adopt SFAS 123R effective January 1, 2006; however, we have not yet determined which of the aforementioned adoption methods we will use.

Stockholders’ Equity – During July 2004, the Board of Directors and Stockholders effectuated an amendment to our Certificate of Incorporation which provided for a 21,300 for 1 stock split. We also filed an amendment to the Certificate of Incorporation which increased the number of authorized shares of our common stock to 95,000,000 and authorized 5,000,000 shares of blank check Preferred Stock. During October 2004, the Company authorized the issuance of up to 1,500,000 shares of Series A Preferred Stock to investors in a private placement (See Note 5). Shares of Series A Preferred Stock are convertible into Common Stock in certain situations (See Note 5). All share and per share data has been retroactively adjusted to reflect the share split.

U. S. HELICOPTER CORPORATION
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

(2) Summary of Significant Accounting Policies (Continued)

Revenue Recognition – We recognize revenue when transportation has been provided, including scheduled passenger and charter services.

Income Taxes – We account for income taxes under the provisions of Statement 109, “Accounting for Income Taxes.” Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the years in which the differences are expected to affect taxable income. Valuation allowances will be established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Earnings (Loss) Per Share – Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted-average number of common shares outstanding for the period. Diluted earnings (loss) per share is computed giving effect to all potential dilutive common stock, including options and convertible debentures. Options, convertible shares of Series A Preferred Stock, and convertible debentures were not included in the computation of diluted loss per share because the effect would be antidilutive. For the year ended December 31, 2004, 812,000 employee stock options have been so excluded.

Deferred Offering Costs – Amounts paid or accrued for costs associated with an anticipated public offering will be expensed and not recorded as a reduction of the net proceeds, if the offering is not consummated. Upon successful completion of such an offering, these expenses will be recorded as a reduction of the net proceeds.

Advertising Costs – We expense advertising costs as incurred. Advertising expenses were not significant for any period presented.

Recent Accounting Pronouncements – In November 2004, the FASB issued SFAS No. 151, “Inventory Costs – an amendment to ARB No. 43.” This statement provides guidance to clarify the accounting for abnormal amounts of idle facility expense, freight handling costs, and wasted material (spoilage), among other production costs. Provisions of ARB No. 43 stated that under some circumstances, items such as idle facility expense, excessive spoilage and other costs may be so abnormal as to require treatment as current period charges. This statement requires that those items be recognized as current period charges regardless of whether they meet the criterion of “so abnormal.” In addition, SFAS No. 151 requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of this Statement will be applied prospectively during our fiscal year beginning after June 15, 2005. Adoption of the Statement is not expected to have a material impact on our financial statements.

In November 2004, the FASB issued SFAS No. 152 “Accounting for Real Estate time-Sharing Transactions – An amendment of SFAS No. 66 and 67. This Statement amends SFAS No. 66. “Accounting for Sales of Real Estate,” to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, Accounting for Real Estate Time-Sharing Transactions.” This Statement also amends SFAS No. 67, “Accounting for Costs and Initial Rental Operations of Real Estate Projects,” to state the guidance for (a) incidental costs and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to guidance in SOP 04-2. SFAS No. 152 is effective for financial statements for fiscal years beginning after June 15, 2005. Adoption of this Statement is not expected to have a material impact on our financial statements.

In November 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets – an amendment to APBO No. 29.” This Statement amends Accounting Principles Board Opinion (“APBO”) No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This is effective for fiscal periods beginning after June 15, 2005. Adoption of this statement is not expected to have a material impact on our financial statements.

U. S. HELICOPTER CORPORATION
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

(3) Deferred Offering Costs and Deferred Financing Costs

We incurred certain costs related to financing activities during the three months ended March 31, 2005 and during the year ended December 31, 2004. These costs consisted primarily of legal fees, placement agent fees and commissions which are related to the placement of debt securities (deferred financing costs) and equity securities (deferred offering costs).

At March 31, 2005 and December 31, 2004, we had net deferred financing costs of $199,027 and $167,212, respectively. These costs were related to the placement of a 5% convertible debenture [Note 4] and are being amortized on a straight-line basis over the life of the debenture. We recorded amortization expense related to deferred financing totaling $70,973, $28,685 and $42,288 for the cumulative period from inception (March 4, 2003) to March 31, 2005, the three months ended March 31, 2005 and for the year ended December 31, 2004, respectively.

At March 31, 2005 and December 31, 2004, we had net deferred offering costs of $151,303 and $148,551, respectively. These costs were primarily related to a Standby Equity Distribution Agreement [Note 5] and will be offset against the proceeds of the offering, when consummated.

During November and December, 2004, $126,450 of costs related to a completed offering were offset against the proceeds of the offering [Note 5].

(4) Long-Term Convertible Debt

On August 4, 2004, we issued a $1,000,000 5% interest convertible debenture to an investor in exchange for $1,000,000 in cash. The debenture and all accrued interest is payable in full on August 4, 2006 in either cash or equity at our discretion. Until the debenture is paid in full, the holder of the debenture may convert at will the entire amount or a portion of the debenture into our common stock.

The original terms of this debenture provided that all conversions under the debenture would take place at a rate equal to the lower of $2 per share or eighty percent of the volume weighted average price of the common stock for the five trading days prior to conversion. This beneficial conversion feature was recorded as a discount of $250,000 which will be fully expensed upon the effectiveness of the Registration Statement.

On February 24, 2005, we issued a $300,000 5% interest convertible debenture to the same investor to whom we sold the $1,000,000 debenture described in Note 4 in exchange for $300,000 in cash. The debenture and all accrued interest is payable in full on February 24, 2007 in either cash or equity at our discretion. Until the debenture is paid in full, the holder of the debenture may convert at its option the entire amount or a portion of the debenture into our common stock.

The original terms of this debenture provided that all conversions under the debenture would take place at a rate equal to the lower of $2 per share or eighty percent of the volume weighted average price of the common stock for the five trading days prior to conversion. This beneficial conversion feature of $75,000 will be fully expensed upon the effectiveness of the Registration Statement.

We issued these debentures with a collateral interest in all of our assets. We have committed to registering the potential debenture conversion shares under the Securities Act of 1933 (the “Registration Statement”).

On April 8, 2005, we entered into an Amended and Restated Secured Debenture (the “New Debenture”). The New Debenture was issued in the face amount of $1,335,424 in exchange for the previously issued debentures, which totaled $1,300,000, and accumulated interest through the date of the revision to the agreement. The New Debenture accrues interest at a rate of 5%. Up to 10% of the debenture’s principal, plus interest, may be converted at a price equal to $0.20 per share and we are committed to register shares equal to the amount of shares which may be converted under this agreement.

U. S. HELICOPTER CORPORATION
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

Under the terms of the New Debenture, until January 1, 2006, 10% of all proceeds from the placement of shares under the new SEDA will be remitted to the debenture holder as a reduction of the outstanding balance of the debenture. Commencing January 1, 2006, we are required to make payments of the remaining principal balance at the rate of $200,000 per month.

(5) Securities Offerings

Standby Equity Distribution Agreement – On August 4, 2004, we entered into a Standby Equity Distribution Agreement (“SEDA”) with an investor. Under the original terms of the SEDA, we could, at our discretion, periodically issue and sell to the investor shares of common stock for a total purchase price of $10.0 million. These placements could occur, as elected by us, in increments not to exceed $250,000 every seven business days. There is no minimum placement under the SEDA. These placements of common stock will be at a 1% discount to the volume weighted average price of our common stock for the 5 days immediately following the notice date.

Under the terms of the SEDA, the investor will receive a fee equal to 5% of the gross proceeds received by us pursuant to the SEDA. The SEDA has a term of 2 years. We committed to registering the SEDA shares under the Securities Act of 1933.

Proceeds of the SEDA will be used to offset deferred offering costs [Note 3] until those amounts are extinguished.

On April 8, 2005, we entered into an Amended and Restated Standby Equity Distribution Agreement (the “new SEDA”). The new SEDA increased the total amount of stock available for purchase from $10 million to $11 million and the maximum size of each advance was increased from $250,000 to $300,000. Under the new SEDA the maximum advances over each period of 30 days is $1,200,000.

Private Placement – We completed a private placement offering of our equity securities at the end of December, 2004. The private placement offering was to a maximum of $1,500,000 through the sale of equity units (the “Units”), each Unit consisting of five shares of our Series A Preferred Stock and two warrants, each warrant exercisable to purchase one share of our common stock. The purchase price per Unit was $5.00. The Series A Preferred Stock is convertible, at the election of the holder thereof, at any time from and after their date of issuance and for a period of three years thereafter into shares of our common stock at a price equal to 80% of the average closing price of our common stock on the OTC-BB for the 20 trading days immediately preceding the day upon which we receive a notice of conversion from the Preferred Stockholder. In the event that our shares are not traded on the OTC-BB, the conversion price would be equal to 80% of the average bid price of our common stock posted in the Pink Sheets for the 20 trading days immediately preceding the day upon which we receive a conversion notice from the Preferred Stockholder. In the event that our shares are not traded on the OTC-BB or on the Pink Sheets, the conversion price would be equal to 80% of the fair market value of our common stock on the date upon which we receive the notice of conversion from the Preferred Stockholder. Such fair market value would be determined by an accounting firm selected by us which accounting firm is not then currently performing any other accounting services for us. The warrants included in the Units contain exercise prices equal to 125% and 150%, respectively, of the conversion price of the Series A Preferred Stock. The warrants are subject to adjustment for anti-dilution purposes and include registration rights.

The private placement offering described above was closed at the end of December 2004. The sale of 63,200 units, for gross proceeds of $316,000, resulted in the issuance of 316,000 Series A Preferred Shares and 126,400 common stock purchase warrants. Additionally, we agreed to issue an aggregate of 279,600 warrants to a placement agent as a placement agent fee and in connection with a financial consulting and advisory agreement. A total of 250,000 of these placement agent warrants will be exercisable at $0.75 per share and have a five-year term. The remaining 29,600 warrants have an exercise price equal to 80% of the fair market value of the Company’s common stock on the date of exercise. No expense was recorded in connection with these warrants.

U. S. HELICOPTER CORPORATION
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

(6) Commitments and Contingencies

Operating Leases – We entered into an operating lease for real property which expires on November 30, 2007 at a rate of approximately $1,100 per month and lease additional space on a month-to-month basis. Total rental expense was $3,287 and $-0- for the periods ended December 31, 2004 and 2003. Minimum future lease payments as of December 31, 2004 were:

Year ending
December 31,
2005	$13,642
2006	13,642
2007	12,505
Thereafter	—

Total Minimum Future Rental Payments	$39,789

(7) Income Taxes

We had approximately $550,000 and $18,000 of unused operating loss carryforwards at December 31, 2004 and December 31, 2003, respectively. These carryforwards may be applied against future taxable income and expire at various dates through December 31, 2024.

These operating loss carryforwards were recorded by us as deferred tax assets totaling approximately $218,000 and $7,000 at December 31, 2004 and December 31, 2003. As the utilization of such assets is dependant on future taxable profits of the Company, a valuation allowance of approximately $218,000 and $7,000 was recorded at December 31, 2004 and December 31, 2003, respectively, leaving a net deferred tax asset of $-0- for all periods presented.

U. S. HELICOPTER CORPORATION
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

(8) Employee Stock Options

On July 23, 2004, we issued an option to acquire 231,000 shares of our common stock for $0.50 per share. On October 27, 2004, we issued options to acquire 581,000 shares of our common stock for $0.50 per share. We recorded no expense for these options under the intrinsic value approach of APBO No. 25. Had compensation cost for these options been determined on the basis of fair value pursuant to Statement 123, net (loss) and net (loss) per share would have been as follows:

	Cumulative				Period
	from Inception				from Inception
	(March 4, 2003) to	Three months ended		Year ended	(March 4, 2003) to
	March 31,	March 31,		December 31,	December 31,
	2005	2005	2004	2004	2003
	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
Net (Loss):
As Reported	$(974,401)	$(406,575)	$(4,828)	$(549,961)	$(17,865)

Pro Forma	$(974,401)	$(406,575)	$(4,828)	$(549,961)	$(17,865)

Basic and Diluted (Loss) Per Share:
As Reported		$(.02)	$—	$(.02)

Pro Forma		$(.02)	$—	$(.02)

The following is a summary of options outstanding at March 31, 2005 and December 31, 2004:

Weighted Average
	Number of Shares	Exercise Price
Outstanding at March 4, 2003	—	$—
Granted	—	—
Exercised	—	—
Forfeited	—	—

Outstanding at December 31, 2003	—	—
Granted	812,000	0.50
Exercised	—	—
Forfeited	—	—

Outstanding at December 31, 2004	812,000	$0.50
Granted	—	—
Exercised	—	—
Forfeited	—	—

Outstanding at March 31, 2005	812,000	$0.50

U. S. HELICOPTER CORPORATION
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

(8) Employee Stock Options (Continued)

	At	At
	March 31, 2005	December 31, 2004
Options Exercisable:	812,000	812,000

Year ended
	March 31, 2005	December 31, 2004
Weighted Average Fair Value of Options Granted During the Periods	—	—

The fair value of each option granted is estimated on the grant date using the Black-Scholes Model. The following assumptions were made in estimating fair value:

Period
From Inception
[March 4, 2003]
	through	Year ended
	December 31, 2003	December 31, 2004
Dividend Yield	—%	—%
Risk-Free Interest Rate	4.75%	4.75%
Expected Life	N/A	2.5 years
Expected Volatility	N/A	N/A

(9) Subsequent Events

Options Issuance – Subsequent to December 31, 2004, we issued options to purchase 70,000 shares of our common stock to the Director of Maintenance. The options have an exercise price of $0.50 per share.

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON
TO PROVIDE ANY INFORMATION OR MAKE ANY REPRESENTATIONS ABOUT
U.S. HELICOPTER, INC. EXCEPT THE INFORMATION OR REPRESENTATIONS
CONTAINED IN THIS PROSPECTUS. YOU SHOULD NOT RELY ON ANY
ADDITIONAL INFORMATION OR REPRESENTATIONS IF MADE.

     This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities:

•	except the common stock offered by this prospectus;

•	in any jurisdiction in which the offer or solicitation is not authorized;

•	in any jurisdiction where the dealer or other salesperson is not qualified to make the offer or solicitation;

•	to any person to whom it is unlawful to make the offer or solicitation; or

•	to any person who is not a United States resident or who is outside the jurisdiction of the United States.

     The delivery of this prospectus or any accompanying sale does not imply that:

•	there have been no changes in the affairs of U.S. Helicopter Corporation after the date of this prospectus; or

•	the information contained in this prospectus is correct after the date of this prospectus.

     Until ___, 2005, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.

PROSPECTUS

10,590,553 SHARES OF COMMON STOCK

U.S. HELICOPTER CORPORATION

____________ __, 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     U.S. Helicopter’s bylaws provide that we have the power to indemnify any officer or director against damages if such person acted in good faith and in a manner the person reasonably believed to be in the best interests of our Company. No indemnification may be made (i) if a person is adjudged liable unless a Court determines that such person is entitled to such indemnification, (ii) with respect to amounts paid in settlement without court approval or (iii) expenses incurred in defending any action without court approval.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. All expenses will be paid by U.S. Helicopter.

Securities and Exchange Commission Registration Fee	$934.88
Printing and Engraving Expenses	$10,000.00
Accounting Fees and Expenses	$25,000.00
Legal Fees and Expenses	$75,000.00
Miscellaneous	$10,000.00

TOTAL	$120,934.88

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     In November and December 2004, U.S. Helicopter issued a total of 63,200 of our Units to a limited number of accredited investors pursuant to the Private Placement in which we received $316,000 before payment of expenses associated with the offering. In connection with the Private Placement, 20 persons have received a total of 316,000 shares of our Series A Preferred Stock and 126,400 warrants to purchase our common stock, of which 63,200 warrants have an exercise price equal to 125% of the conversion price of the Series A Preferred Stock and the remaining 63,200 warrants have an exercise price equal to 150% of the conversion price of the Series A Preferred Stock.

     In connection with the Private Placement, the Company paid the following fees and expenses: (1) $35,520, representing a commission of 12% of the gross offering proceeds raised by the Placement Agent; (2) $8,880, representing a non-accountable expense allowance of 3% of the gross offering proceeds raised by the Placement Agent; (3) a due diligence and pre-marketing fee of $12,500 to cover the costs and expenses of due diligence investigation and pre-marketing activities; (4) warrants to purchase 29,600 shares of the Company’s common stock, with an exercise price equal to 80% of the fair market value of the Company’s common stock on the date of exercise, a term of five years and all other terms substantially the same as those of the warrants issued to investors in the Private Placement; (5) $49,800, representing legal fees paid to Gallagher, Briody & Butler; and (6) $3,000, representing escrow agent’s fees. In addition, the Company reimbursed the Placement Agent in the amount of $4,375.00 for its legal fees (including blue sky legal fees) in the Private Placement.

     In connection with the Private Placement, the Company agreed to enter into a separate Financial Consulting and Advisory Agreement with the Placement Agent, with compensation of Warrants issued to the Placement Agent or its designee to purchase 250,000 shares of the Company’s common stock with an exercise price equal to $0.75 per share, a term of five years and all other terms substantially the same as those of the warrants issued to investors in the Private Placement.

     In August, 2004, the Company entered into a Securities Purchase Agreement pursuant to which we agreed to issue $1,300,000 of 5% secured convertible debentures to Cornell Capital. On August 4, 2004, the Company received net proceeds of $772,500 after payment of expenses in the amount of $227,500, from the sale of $1,000,000 worth of debentures. On February 25, 2005, the Company received net proceeds of $270,000 after payment of expenses in the amount of $30,000, from the sale of $300,000 worth of debentures. On April 8, 2005, the Company entered into an Amended and Restated Secured Debenture in the amount of $1,335,424, representing the principal and interest due under the prior debentures as of such date. Until January 1, 2006, the Company is required to remit to the holder an amount equal to 10% of the gross proceeds received pursuant to the SEDA, to be applied against sums due under the Convertible Debenture. Beginning January 1, 2006, we are required to make monthly payments of $200,000 until all amounts due under the Convertible Debenture are repaid. The debenture bears interest at 5% per annum and is secured by a security agreement covering substantially all business assets of the Company. Up to 10% of all sums due under the Convertible Debenture may be converted at the holder’s option, into shares of the Company’s common stock at a price of $0.20 per share. In the event of a default under the Convertible Debenture, Cornell capital may convert all sums due and payable under the debenture, provided that the number of shares issuable upon such conversion would not result in Cornell Capital owning in excess of 9.99% of the Company’s outstanding common stock.

     On August 4, 2004, the Company entered into the SEDA with Cornell Capital, which was amended and restated on April 8, 2005. Pursuant to the SEDA the Company may, at its discretion, periodically issue and sell to Cornell Capital, up to $11,000,000 of the Company’s common stock. Upon the execution of the SEDA, the Company agreed to issue 2,472,527 shares of its common stock to Cornell Capital, plus an additional $10,000 worth of the Company’s common stock to Newbridge Securities Corporation (“Newbridge”), as a placement fee, per the Placement Agent Agreement between the Company and Newbridge, valued at the fair market value of the stock as of the date of the initial trading day of the Company’s common stock. As of July 20, 2005, the Company has issued 2,472,527 shares with an aggregate par value of $2,473 in connection with the SEDA.

     In August, 2004, U.S. Helicopter issued 773,196 shares to 3B Group, Inc. in consideration of its efforts to assist the Company in raising capital and to induce Cornell Capital to make an investment in the Company. Also in August, 2004, the Company agreed to pay Newbridge Securities Corporation a fee of $10,000 worth of our common stock, with the number of shares to be determined on the first day that our shares are publicly traded.

     The Company issued a total of 1,000 shares of common stock representing founders’ shares to eight persons in exchange for cash totaling $500 as of March, 2003. The eight stockholders included the following members of U.S. Helicopter management: John G. Murphy, George Mehm, Donal McSullivan, Gabriel Roberts, John Capozzi, Rue Reynolds and Clinton L. Pagano, Sr. In July, 2004 the Company effectuated a 21,300 to one stock split whereby each founding stockholder received 21,300 shares of post-split common stock in exchange for each pre-split share of the Company’s common stock.

     All of the above offerings and sales were deemed to be exempt under Rule 506 of Regulation D and Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of U.S. Helicopter or executive officers of U.S. Helicopter, and transfer was restricted by U.S. Helicopter in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment.

ITEM 27. EXHIBITS

(a)	The following exhibits are filed as part of this registration statement:

Exhibit No.	Description of Document	Location
3.1	Certificate of Incorporation	(1)
3.2	Certificate of Amendment to the Certificate of Incorporation	(1)
3.3	Certificate of Designation	(1)
3.4	By-laws	(1)
4.1	Specimen of Common Stock Certificate	(1)
4.2	Specimen of Series A Preferred Stock Certificate	(1)
4.3	Form of Common Stock Purchase Warrant	(1)
4.4	Form of Common Stock Purchase Warrant	(1)
5.1	Legal Opinion of Gallagher, Briody & Butler	(2)
10.1	Amended and Restated Standby Equity Distribution Agreement between U.S. Helicopter Corporation and Cornell Capital Partners, LP	(1)
10.2	Registration Rights Agreement between U.S. Helicopter Corporation and Cornell Capital Partners, LP	(1)
10.3	Escrow Agreement between U.S. Helicopter Corporation and Butler Gonzalez, LLP	(1)
10.4	Placement Agent Agreement between U.S. Helicopter and Newbridge Securities Corporation	(1)
10.5	Securities Purchase Agreement between U.S. Helicopter Corporation and Cornell Capital Partners, LP	(1)
10.6	Amended and Restated 5% Secured Convertible Debenture in the principal amount of $1,335,424	(1)
10.7	Security Agreement between U.S. Helicopter Corporation and Cornell Capital Partners, LP	(1)
10.8	Investor Registration Rights Agreement between U.S. Helicopter Corporation and Cornell Capital Partners, LP	(1)
10.9	Escrow Agreement between U.S. Helicopter Corporation and Butler, Gonzalez, LLP	(1)
10.10	Lock-Up Agreement between U.S. Helicopter Corporation and John G. Murphy	(1)
10.11	Lock-Up Agreement between U.S. Helicopter Corporation and Gabriel Roberts	(1)
10.12	Lock-Up Agreement between U.S. Helicopter Corporation and Rue Reynolds	(1)
10.13	Lock-Up Agreement between U.S. Helicopter Corporation and Clinton L. Pagano	(1)
10.14	Lock-Up Agreement between U.S. Helicopter Corporation and George J. Mehm, Jr.	(1)
10.15	Lock-Up Agreement between U.S. Helicopter Corporation and Donal McSullivan	(1)

Exhibit No.	Description of Document	Location
10.16	Stock Subscription Agreement between U.S. Helicopter Corporation and John G. Murphy	(1)
10.17	Stock Subscription Agreement between U.S. Helicopter Corporation and Gabriel Roberts	(1)
10.18	Stock Subscription Agreement between U.S. Helicopter Corporation and Rue Reynolds	(1)
10.19	Stock Subscription Agreement between U.S. Helicopter Corporation and John Capozzi	(1)
10.20	Stock Subscription Agreement between U.S. Helicopter Corporation and Donal McSullivan	(1)
10.21	Stock Subscription Agreement between U.S. Helicopter Corporation and George J. Mehm, Jr.	(1)
10.22	Stock Subscription Agreement between U.S. Helicopter Corporation and Gallagher, Briody & Butler	(1)
10.23	Stock Subscription Agreement between U.S. Helicopter Corporation and Clinton L. Pagano	(1)
10.24	Stock Subscription Agreement between U.S. Helicopter Corporation and 3B Group, Inc.	(1)
10.25	Employment Agreement between U.S. Helicopter Corporation and John G. Murphy	(1)
10.26	Employment Agreement between U.S. Helicopter Corporation and George J. Mehm, Jr.	(1)
10.27	Employment Agreement between U.S. Helicopter Corporation and Donal McSullivan	(1)
10.28	Employment Agreement between U.S. Helicopter Corporation and Gabriel Roberts	(1)
10.29	Employment Agreement between U.S. Helicopter Corporation and Terence O. Dennison	(1)
10.30	Employment Agreement between U.S. Helicopter Corporation and Sandy Goldstein	(1)
10.31	Consulting Agreement between U.S. Helicopter Corporation and Phoenix Ventures, LLC	(1)
10.32	Marketing Services Agreement among U.S. Helicopter Corporation, JMC Marketing Services LLC and Donal McSullivan	(1)
10.33	Lease between U.S. Helicopter Corporation and City of Bridgeport, Connecticut	(1)
10.34	Agreement between U.S. Helicopter Corporation and the Port Authority of New York and New Jersey	(1)
10.35	U.S. Helicopter Corporation Stockholders Agreement	(1)
10.36	U.S. Helicopter Corporation 2004 Stock Incentive Plan	(1)
10.37	Placement Agent Agreement between U.S. Helicopter Corporation and North Coast Securities Corporation	(1)
10.38	Employment Agreement between U.S. Helicopter Corporation and John W. Galligan	(1)
10.39	Financial Advisory and Investment Banking Agreement between U.S. Helicopter Corporation and North Coast Securities Corporation	(1)
23.1	Consent of Moore Stephens, PC	(2)

Exhibit No.	Description of Document	Location
23.2	Consent of Gallagher, Briody & Butler	Incorporated by reference to Exhibit 5.1 of this filing.

(1)	Previously filed.
(2)	Provided herewith.

ITEM 28. UNDERTAKINGS

The undersigned registrant will:

(1)	File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Sections 10(a)(3) of the Securities Act;

(ii)	Reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	Include any additional or changed material information on the plan of distribution;

(2)	For determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement of securities offered, and the offering of such securities at that time to be the initial bona fide offering.

(3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, in New York, New York on July 21, 2005.

U.S. HELICOPTER CORPORATION

By:	/s/ John G. Murphy

John G. Murphy
Chief Executive Officer and President (Principal Executive Officer)

By:	/s/ George J. Mehm, Jr.

George J. Mehm, Jr.
Chief Financial Officer (Principal Financial Officer And Principal Accounting Officer)

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE

/s/ John G. Murphy John G. Murphy	President and Chief Executive Officer (Principal Executive Officer) and Director	July 21, 2005

/s/ Dean C. Borgman	Chairman of the Board of Directors	July 21, 2005

Dean C. Borgman

/s/ Colonel Clinton L. Pagano, Sr.	Director	July 21, 2005

Col. Clinton Pagano

/s/ John Capozzi	Director	July 21, 2005

John Capozzi